Exhibit 2.1

Certain confidential information contained in this exhibit has been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT
by and between
MACOM Technology Solutions Holdings, Inc.
and
Wolfspeed, Inc.

Dated as of August 22, 2023

    The representations, warranties, and covenants contained in the Asset Purchase Agreement were made only for the purposes of the Asset Purchase Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Asset Purchase Agreement, and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Asset Purchase Agreement. In addition, such representations, warranties, and covenants may have been qualified by certain omitted disclosures not reflected in the text of the Asset Purchase Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by our shareholders. In reviewing the representations, warranties, and covenants contained in the Asset Purchase Agreement, it is important to bear in mind that such representations, warranties, and covenants were not intended by the parties to the Asset Purchase Agreement to be characterizations of the actual state of facts or condition of the registrant or the RF products line. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

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EXHIBITS

Exhibit A-1    Form of Closing Bills of Sale, Assignment and Assumption Agreements
Exhibit A-2    Form of RTP Fab Bill of Sale, Assignment and Assumption Agreement
Exhibit B    Form of IPALA
Exhibit C    Terms of LTA
Exhibit D    Terms of MSA
Exhibit E    Terms of R&D Agreement
Exhibit F    Form of RELA
Exhibit G    Terms of RTP Fab Lease Agreement
Exhibit H    Form of Transition Services Agreement

SCHEDULES

Schedule 1.1(a)    Closing Business Employees
Schedule 1.1(b)    Closing Net Working Capital Amount
Schedule 1.1(c)    Buyer Knowledge Group
Schedule 1.1(d)    Seller Knowledge Group
Schedule 1.1(e)    Permitted Liens
Schedule 1.1(f)    Seller Entities
Schedule 1.1(g)    Shared Contracts
Schedule 1.1(h)    Working Capital Accounting Principles
Schedule 1.1(i)    VP Severance
Schedule 1.2(m)    Documents Made Available to Buyer on an Untimely Basis
Schedule 2.1(a)(ii)    Excluded Closing Acquired Inventory
Schedule 2.1(a)(iii)    Excluded Closing Acquired Fixed Assets
Schedule 2.1(a)(iv)(A)    Closing Assumed Contracts
Schedule 2.1(a)(iv)(B)    Excluded Closing Assumed Contracts
Schedule 2.1(a)(vii)    Leased Real Property
Schedule 2.1(a)(ix)    Excluded Laboratory Engineering Assets
Schedule 2.1(a)(x)    Excluded Joint Labs
Schedule 2.1(a)(xi)    Other Closing Acquired Assets
Schedule 2.1(a)(xii)    Excluded Closing Acquired Seller Authorizations
Schedule 2.1(b)(i)    RTP Fab Acquired Inventory
Schedule 2.1(b)(iii)(A)    RTP Fab Assumed Contracts
Schedule 2.1(b)(iii)(B)    Excluded RTP Fab Assumed Contracts
Schedule 2.1(b)(vii)    Other RTP Fab Acquired Assets
Schedule 2.1(b)(viii)    Excluded RTP Fab Acquired Seller Authorizations
Schedule 2.2(s)    Other Excluded Assets
Schedule 2.3(a)(ix)    Other Closing Assumed Liabilities
Schedule 2.4(k)    Pending Actions
Schedule 2.4(m)    Retention Agreements
Schedule 2.4(p)    Specified Matters
Schedule 5.1(c)    Specified Consents
Schedule 5.8    IT Integration and Transition Activities
Schedule 7.1(a)(i)    Excluded Closing Business Employees
Schedule 7.1(a)    Business Employees on Employee Leave
Schedule 7.2    Seller Severance Plans
Schedule 7.8    International Employees
Schedule 8.2(h)     Additional Deliveries
Schedule 10.1(d)    Excluded Liabilities
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Schedule 10.1(e)    Specified Matters
Schedule 10.1(f)    Specified Regulatory Matter
Schedule 10.5(f)    Assumed Warranty Liabilities

SELLER DISCLOSURE SCHEDULE
BUYER DISCLOSURE SCHEDULE
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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of August 22, 2023 by and between MACOM Technology Solutions Holdings, Inc., a Delaware corporation (the “Buyer”), and Wolfspeed, Inc., a North Carolina corporation (the “Seller”). The Buyer and the Seller are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings ascribed to them in Article I or elsewhere in this Agreement.
RECITALS
WHEREAS, the Seller and certain of its direct and indirect Subsidiaries are engaged in, among other things, the Business; and
WHEREAS, the Seller desires to sell or cause to be sold to the Buyer or one or more of its designated Affiliates, and the Buyer or one or more of its designated Affiliates desire to purchase or cause to be purchased from the Seller Entities, all of the Acquired Assets, and the Buyer or its designated Affiliates desire to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement; and
NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
“401(k) Plan” has the meaning set forth in Section 7.5.
“8-K Financial Information” means (a) historical consolidated financial statements for the Business for the fiscal year ended June 25, 2023, and for the relevant interim periods of 2023 and 2022, as the case may be, in a form that complies with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including financial information with respect to the Business required to prepare the pro forma financial information required by Item 9.01 of Form 8-K and Article 11 of Regulation S-X, and (b) an unqualified report from the Seller’s independent accounting firm stating that such historical consolidated financial statements for the Business for the fiscal year ended June 25, 2023 present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, of the Business as of and for the fiscal year ended June 25, 2023, in conformity with GAAP.
“Accounting Firm” has the meaning set forth in Section 2.8(c)(iv).
“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Action” means any action, claim, suit, charge, complaint, hearing, arbitration, mediation, investigation, audit or other proceeding, whether civil, criminal, administrative or investigative, in each case by or before any Governmental Entity.
“Adjustment Amount” means an amount, which may be positive or negative, equal to (a) the Working Capital Surplus (if any) or (b) the Working Capital Deficit (if any).
“Adjustment Dispute Notice” has the meaning set forth in Section 2.8(c)(ii).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. As used herein, “controls,” “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of voting interests of such Person, through Contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Accounting Firm” has the meaning set forth in Section 2.9(c).
“Assigned Abandoned Patents” has the meaning given such term in the IPALA.
“Assigned Intellectual Property” has the meaning given such term in the IPALA.
“Assigned Registered Intellectual Property” means all Assigned Intellectual Property that is Registered Intellectual Property.
“Assigned Technology” has the meaning given such term in the IPALA.
“Assumed Contracts” has the meaning set forth in Section 2.1(b)(iii).
“Assumed Liabilities” has the meaning set forth in Section 2.3(b).
“Assumed Warranty Liabilities” has the meaning set forth in Section 2.3(a)(v).
“Assumed Warranty Liabilities Reserve” has the meaning set forth in Section 2.3(a)(v).
“Audit” means any audit, examination or assessment of Taxes by any Governmental Entity, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.
“Bankruptcy and Equity Principles” has the meaning set forth in Section 3.2
“Base Cash Purchase Price” means $75,000,000.
“Benefit Plan” has the meaning set forth in Section 3.13(a).
“Bills of Sale” mean the Closing Bills of Sale and the RTP Fab Bill of Sale.
“Business” means the business of designing, developing, fabricating, assembling, testing, making, having made, using, importing, exporting, distributing, marketing, selling, offering to sell, performing, providing, supporting, maintaining, commercializing, engaging in research regarding, providing services (including foundry services) with respect to, licensing or otherwise exploiting chips, packaged chips, monolithic microwave integrated circuits (MMICS), modules, devices, and other products, in each case based on silicon or III-V semiconductor materials, designed to generate, condition, or control radio-frequency or microwave-frequency radiation to transmit such radiation to (or receive such radiation from) a free space, but for the avoidance of doubt and notwithstanding any provision herein to the contrary, specifically excludes the business of designing, developing, fabricating, assembling, testing, making, having made, using, importing, exporting, distributing, marketing, selling, offering to sell, performing, providing, supporting, maintaining, commercializing, engaging in research regarding and otherwise exploiting, and providing services (including foundry services) with respect to materials, including conductive and semi-insulating SiC, conductive and semi-insulating GaN, sapphire, conductive and semi-insulating diamond, and silicon or wide bandgap semiconductor materials, in (1) bulk crystalline form, including an ingot or boule, (2) bare wafer form, including as-cut, wafer blank, single side polished, double side polished, patterned, or textured, (3) epi wafer form, comprising at least one heteroepitaxial layer or homoepitaxial layer on a bare wafer, (4) ion implanted wafer form, and (5) gemstone form, including gemstone precursors.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are permitted or required to close by Law.
“Business Employees” means the Closing Business Employees and the RTP Fab Business Employees.
“Business Federal Contract” means any Assumed Contract that is a Federal Contract.
    “Business Fixed Assets” has the meaning set forth in Section 2.1(a)(iii).
“Business Inventory” has the meaning set forth in Section 2.1(a)(ii).
“Business Laboratory Engineering Assets” has the meaning set forth in Section 2.1(a)(ix).
“Business Products” means products made, developed or sold solely within the scope of the Business but, for the avoidance of doubt, specifically excludes products made, sold or developed within the scope of the Wolfspeed Business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Clawback Shares” has the meaning set forth in Section 6.12(d).
“Buyer Common Stock” means the common stock of the Buyer, par value $0.001 per share.
“Buyer Confidential Information” has the meaning set forth in Section 6.11(b).
“Buyer Data” has the meaning set forth in Section 4.10.
“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Buyer to the Seller immediately prior to the execution and delivery of this Agreement.
“Buyer Fundamental Representations” has the meaning set forth in Section 10.4(a)(ii).
    “Buyer Indemnified Person” has the meaning set forth in Section 10.1.
“Buyer IT Systems” has the meaning set forth in Section 4.10.

“Buyer Material Adverse Effect” means any event, change, circumstance, development or effect that, individually or in the aggregate with all other events, changes, circumstances, developments or effects, (a) would or would reasonably be expected to materially impair, prevent or delay the Buyer or its applicable Affiliates in consummating or performing the Transactions or (b) has had a material adverse effect on the long-term financial condition, results of operations or assets of the Buyer and its direct and indirect Subsidiaries, taken as a whole; provided, however, that, no adverse event, change, circumstance, development or effect (whether individually or in the aggregate) shall constitute a Buyer Material Adverse Effect to the extent that such adverse event, change in circumstance, development or effect arises out of or results from: (i) a Party’s compliance with the terms of this Agreement or the public announcement of this Agreement, including any action taken in proximate response thereto by any Person, including any Person with which the Buyer or any of its direct or indirect Subsidiaries does business, (ii) changes after the date hereof in business, industry or economic conditions (A) related to the business or the industry in which the Buyer and its direct and indirect Subsidiaries operate or (B) in the United States or any foreign jurisdiction, including in each case any changes in currency exchange rates, interest rates, trade relations, tariff policy, monetary policy or inflation, (iii) changes after the date hereof in Laws or accounting rules or principles, including changes in GAAP, (iv) changes after the date hereof in national or international political, regulatory or social conditions, including any act of civil unrest, war, sabotage or terrorism, (v) changes after the date hereof resulting from any “act of God” or similar events, including weather, natural disasters, earthquakes or pandemics, or (vi) any failure, in and of itself, by the Buyer or any of its direct or indirect Subsidiaries to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Buyer Material Adverse Effect); provided that the foregoing exclusions in clauses (ii), (iii), (iv) or (v) shall not apply to the extent they affect the Buyer or any of its direct or indirect Subsidiaries, taken as a whole, in a disproportionate manner relative to other businesses in the same industry.
“Buyer Representative” means any director, officer, employee, manager, agent, consultant, distributor or other representative of the Buyer.
“Buyer SEC Filings” has the meaning set forth in Section 4.6(a).
“Buyer Share Clawback” has the meaning set forth in Section 6.12(d).
“Cap” has the meaning set forth in Section 10.5(b)(i)(1).
“Cash Purchase Price” means the Base Cash Purchase Price, as adjusted pursuant to Section 2.8(a).
“CERCLA” has the meaning set forth in the definition of Environmental Laws.
“Claim” has the meaning set forth in Section 10.3(a).
“Claim Notice” has the meaning set forth in Section 10.3(a).
“Claiming Party” has the meaning set forth in Section 10.3(a).
“Closing” has the meaning set forth in Section 2.6.
“Closing Accounts Payable” means all trade and other accounts payable of the Seller Entities incurred prior to the Closing to the extent relating to the Business, including accounts payable for purchases of inventory and property and equipment (in each case other than the RTP Fab Accounts Payable).

“Closing Acquired Assets” has the meaning set forth in Section 2.1(a).
“Closing Acquired Fixed Assets” has the meaning set forth in Section 2.1(a)(iii).
“Closing Acquired Inventory” has the meaning set forth in Section 2.1(a)(ii).
“Closing Assumed Contracts” has the meaning set forth in Section 2.1(a)(iv).
“Closing Assumed Liabilities” has the meaning set forth in Section 2.3(a).
“Closing Bills of Sale” means the Bills of Sale, Assignment and Assumption Agreements dated on or about the Closing Date, substantially in the form attached as Exhibit A-1.
“Closing Business Employees” means the employees of the Seller Entities (other than the RTP Fab Business Employees) who are primarily providing services related to the Business who are set forth on Schedule 1.1(a), which Schedule 1.1(a) shall be updated by the Seller and delivered to the Buyer not later than five (5) Business Days prior to the Closing Date solely to reflect any employees who, consistent with the Seller’s obligations under Section 5.3, are either hired (and are primarily providing services related to the Business) or cease to be employed by the applicable Seller Entity prior to the Closing Date.
“Closing Date” has the meaning set forth in Section 2.6.
“Closing Date Adjustment Amount Schedule” has the meaning set forth in Section 2.8(b).
“Closing Legal Impediment” has the meaning set forth in Section 8.1(a).
“Closing Net Working Capital Amount” means an amount determined as of 11:59 p.m. U.S. Eastern Time on the Closing Date equal to (a) the aggregate dollar amount of all Acquired Assets properly characterized as current assets in accordance with the Working Capital Accounting Principles, less (b) the aggregate dollar amount of all Assumed Liabilities properly characterized as current liabilities in accordance with the Working Capital Accounting Principles (but, for the avoidance of doubt, without giving effect to any changes that arise solely as a result of the Transactions, including any acquisition accounting adjustments, and excluding Closing Property Taxes allocated to the Seller under Section 6.4(b) and not yet paid by the Seller at or prior to the Closing). A representative example of the calculation of the Closing Net Working Capital Amount is attached hereto as Schedule 1.1(b). For the avoidance of doubt, the Closing Net Working Capital Amount shall be calculated assuming that all of the Acquired Assets (including the RTP Fab Acquired Assets) are being transferred as of 11:59 p.m. U.S. Eastern Time on the Closing Date and all of the Assumed Liabilities (including the RTP Fab Assumed Liabilities) are being assumed as of 11:59 p.m. U.S. Eastern Time on the Closing Date.
“Closing Payment” means an amount equal to (a) (i) the Base Cash Purchase Price plus (ii) the Estimated Adjustment Amount, (b) as adjusted to take into account the proration of Closing Property Taxes in accordance with Section 6.4(b) by (i) adding the amount of any Closing Property Taxes allocated to the Buyer and paid by the Seller at or prior to the Closing and (ii) subtracting the amount of any Closing Property Taxes allocated to the Seller and not yet paid by the Seller at or prior to the Closing.
“Closing Property Taxes” has the meaning set forth in Section 6.4(b).
“Closing Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date. For the avoidance of doubt, the “taxable period” for any Closing Property Taxes shall be the fiscal year of the applicable taxable authority that includes the Closing Date.

“Closing Transferred Employee” has the meaning set forth in Section 7.1.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” has the meaning set forth in Section 3.5(p).
“Competing Transaction” means a transaction whereby an acquirer proposes to acquire all or any material part of the Business or the Acquired Assets (in each case whether by merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, or sale of assets); provided that “Competing Transaction” shall not include any of the following transactions (directly or indirectly): (a) a transaction involving the Buyer or any Affiliate of the Buyer; (b) a merger, consolidation, share exchange, business combination or other similar transaction of or by the Seller or involving the Seller as a whole or any equity interest in the Seller as a whole; (c) the acquisition by any Person of some, a majority or all of the Seller’s issued and outstanding voting equity interests; (d) the sale, lease, transfer or other disposition of all or substantially all of the assets of (i) the Seller on a consolidated basis or (ii) any Retained Business; or (e) the sale of Business Products in the Ordinary Course of Business and subject to the terms of this Agreement.
“Competition Filings” has the meaning set forth in Section 5.2(b).
“Competition Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any country or jurisdiction, to the extent applicable to the purchase and sale of the Business or the Acquired Assets or the assumption of the Assumed Liabilities and the other Transactions, including the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and other similar competition or antitrust Laws of any jurisdiction other than the United States.
“Confidentiality Agreement” has the meaning set forth in Section 5.5(c).
“Confirmation of Interest” has the meaning set forth in Section 6.13(a).
“Contract” means any contract, lease, license or other commitment or agreement that is legally binding, but excluding any Federal Proposals.
“Counterparty” has the meaning set forth in Section 6.9(a).
“Damages” means any debts, losses, costs, damages, Liabilities, expenses, fines, fees, Taxes, penalties, deficiencies, obligations, Actions, demands, judgments and settlements, including reasonable legal fees and expenses, interest, court costs, costs of investigators, reasonable fees and expenses of accountants, financial advisors and other experts, and other expenses of investigation or litigation.
“Deductible” has the meaning set forth in Section 10.5(a)(i).
“Deferred Ancillary Agreements” means the MSA, the LTA, the R&D Agreement and the RTP Fab Lease Agreement.
“Dispute Notice” has the meaning set forth in Section 10.3(a).

“DOJ” means the U.S. Department of Justice.
“Dollars” or “$” means the lawful currency of the United States.
“DPA” means the Defense Production Act of 1950.
“Eligible Claims Threshold” has the meaning set forth in Section 10.5(a)(i).
“Employee Leave” means, with respect to Business Employees, an approved leave of absence for any of the following reasons: (a) approved leave pursuant to the Family and Medical Leave Act or otherwise provided in order to comply with applicable Law or (b) short-term or long-term disability leave.
“Employee Transfer Date” means (a) for any Closing Transferred Employee not on an Employee Leave at the time of the Closing, the Closing Date, (b) for any Closing Transferred Employee on an Employee Leave at the time of the Closing, the date the Closing Transferred Employee returns to work from the Employee Leave (provided such Closing Transferred Employee satisfies the requirements set forth in Section 7.1), (c) for any RTP Fab Transferred Employee not on an Employee Leave at the time of the RTP Fab Transfer Date, the RTP Fab Transfer Date, and (d) for any RTP Fab Transferred Employee on an Employee Leave at the time of the RTP Fab Transfer Date, the date the RTP Fab Transferred Employee returns to work from the Employee Leave (provided such RTP Fab Transferred Employee satisfies the requirements set forth in Section 7.1).
“Environmental Laws” means all Laws relating to pollution or protection of the environment, or human health and safety (as relates to exposure to Hazardous Materials), including preservation or reclamation of natural resources, or the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, release or threatened release of or exposure to Hazardous Materials as the foregoing are enacted and in effect as of or prior to the date hereof, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (as it relates to exposure to Hazardous Materials); the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.
“Environmental Liabilities” means all Liabilities arising from, in connection with, or with respect to Environmental Laws or relating to any environmental matter, including generation, use, storage, management, treatment, transportation, manufacture, distribution, disposal, arrangement for disposal or release of any Hazardous Materials.
“Equivalent Employment” means, (1) with respect to a Business Employee other than a Business Employee eligible for benefits under the Wolfspeed, Inc. Severance Plan – Vice President Level, a position of initial employment with the Buyer or one of its Affiliates (a) with a base salary or hourly rate that is at least 90% of the Business Employee’s base salary or hourly rate while employed by the Seller or one of its Affiliates immediately prior to the Closing; (b) at a grade level that is materially consistent with the grade level of the position held by the Business Employee while employed by the Seller or one of its Affiliates immediately prior to the Closing, or no more than the equivalent of one (1) job level below such level, as determined by the Buyer or its applicable Affiliate following consultation with the Seller; and (c) that is in a location that is at or within less than 50 miles from the Business Employee’s job location while employed by the Seller or one of its Affiliates immediately prior to the Closing, and (2) with respect to a Business Employee eligible for benefits under the Wolfspeed, Inc. Severance Plan – Vice President Level, a position of initial employment with the Buyer or one of its Affiliates that (i) does not or would not result in a material reduction in such Business Employee’s (A) authority, duties or responsibilities with the Seller or one of its Affiliates immediately prior to the Closing or (B) overall annual compensation, including base salary, target annual compensation (bonus), or long-term incentive compensation (including equity compensation) with the Seller or one of its Affiliates immediately prior to the Closing, and (ii) is in a location that is at or within less than 35 miles from such Business Employee’s principal place of employment with the Seller or one of its Affiliates immediately prior to the Closing. If each applicable prong of this definition is not met, then the employment shall not constitute “Equivalent Employment.”
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, trade or business that at any applicable time would be required to be treated Seller or any of its Affiliates as a “single employer” under Section 414 of the Code.
“Estimated Adjustment Amount” has the meaning set forth in Section 2.8(a).
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Benefits” has the meaning set forth in Section 7.1(a).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Federal Contract” means any contract (including a legally binding task, purchase or delivery order, basic ordering agreement, letter contract or other similar arrangement or commitment) or grant for which performance has not been completed (including any such contract or grant that remains open to audit or close-out) or for which final payment has not been received with (a) any U.S. federal Governmental Entity, (b) any prime contractor of a U.S. federal Governmental Entity in its capacity as a prime contractor, or (c) subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above. A task, purchase or delivery order, option, modification or amendment associated with a Federal Contract shall not constitute a separate Federal Contract for purposes of this definition, but shall be part of the Federal Contract to which it relates. For the avoidance of doubt, Federal Contracts shall not include Seller Authorizations or Seller Environmental Authorizations.
“Federal Proposal” means any quotation, application, bid or other proposal by or in respect of a Person which, if accepted or awarded, would result in a Federal Contract with such Person.
“Files and Records” means all files and other records, including all available customer lists, customer records, reports, drawings, specifications, files and records regarding product development or research, files and records regarding manufacturing processes, insurance records, files and records regarding other research or development, manufacturing data, facilities records, quality assurance records, test procedures and results, formulae, data, process instructions, purchasing and material specifications, statistics, personnel records (to the extent transferable under Law), Forms I-9, training materials, market research materials, advertising or promotional materials, maintenance and asset history records, and all other technical and financial information, whether in paper, electronic or other form.
“Financial Information” has the meaning set forth in Section 3.4(a).

“Fixed Assets” has the meaning set forth in Section 2.1(a)(iii).
“Foreign Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any government or department, agency or instrumentality thereof, or for or on behalf of any such public international organization, or any political party, party official or candidate thereof, other than officials related to any Governmental Entity in the United States.
“Foreign Plan” has the meaning set forth in Section 3.13(e).
“Fraud” means, with respect to a Party, any actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III (in the case of the Seller and as qualified by the Seller Disclosure Schedule) or Article IV (in the case of the Buyer and as qualified by the Buyer Disclosure Schedule); provided that such actual and intentional fraud of such Party shall only be deemed to exist if the individuals set forth on Schedule 1.1(c) (in the case of the Buyer) or Schedule 1.1(d) (in the case of the Seller) had actual knowledge (as opposed to imputed or constructive knowledge) that such representations and warranties were actually breached when made and were made with the actual intent to deceive and mislead and with the intention that the other Party or Parties rely thereon to its or their detriment.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any (a) government of any nation, province, state, municipality, county, city, district or other similar jurisdiction of any nature or political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government; (b) federal, provincial, state, municipal, regional, territorial, aboriginal, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, ministry branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); or (d) body or other Person entitled by Law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Tax authority, including any public or private mediator, arbitrator or arbitral body.
“Hazardous Materials” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, per- and polyfluoroakyl substances (PFAS), and all other materials, chemicals or substances which are regulated, listed or defined as hazardous, extremely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory meaning, under any Environmental Laws, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax” means any Tax based upon, measured by, or calculated with respect to (a) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Indebtedness” means, with respect to any Person at any date, without duplication, any (a) obligations of such Person for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (b) obligations of such Person in respect of letters of credit to the extent drawn, (c) obligations of such Person evidenced by bonds, debentures, notes or similar instruments or debt securities, (d) finance lease obligations of such Person, (e) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), (f) obligations under interest rate swap, hedging or similar agreements, and (g) accrued interest, penalties or fees related to any of the foregoing, including any prepayment premiums, penalties and any other fees or expenses paid or payable to satisfy such Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include any Liabilities under any Lease.
“Intellectual Property” means any and all intellectual property of every kind and nature however denominated, throughout the world, including the following: (a) all United States, international and foreign patents, utility models, industrial rights and applications therefor, and all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, registrations and filings claiming priority to or serving as a basis for priority thereof (collectively “Patents”); (b) all inventions, invention disclosures, developments and improvements, trade secrets, research data, confidential information, know how, business methods, formulae, technical data and customer lists, tangible or intangible proprietary information, whether or not patented or the subject of an application for patent and whether or not patentable (collectively “Trade Secrets”); (c) all copyrights and works of authorship, all Software, works of authorship, documentation, designs, and graphic works, including all copyrights and other rights corresponding thereto, whether published or unpublished, and whether or not registered or the subject of an application for registration and whether or not registrable (collectively, “Copyrights”); (d) all industrial designs and all variants of industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable (“Industrial Designs”); (e) all mask works, mask sets, photo masks, lithographic layouts, and any other rights in semiconductor layouts or associated therewith, whether or not registered or the subject of an application for registration and whether or not registrable (“Mask Works”); (f) all trademarks, design marks, logos, service marks, certification marks, official marks, trade names, business names, corporate names, trade dress, and other characters, brand elements or other distinguishing features used in connection with goods or services, whether or not registered or the subject of an application for registration and whether or not registrable, and all related goodwill (collectively, “Trademarks”); (g) all Web addresses, websites, domain names and numbers, and social media accounts and handles (collectively, “Internet Assets”); and (h) any and all similar or equivalent rights to any of the foregoing anywhere in the world, whether arising under Law, in equity, or by Contract, including any application, registration or renewal therefor.
“International Employees” has the meaning set forth in Section 7.8(a).
“Inventory” means the Closing Acquired Inventory and the RTP Fab Acquired Inventory.
“IPALA” means the Intellectual Property Assignment and License Agreement dated on or about the Closing Date, between the Buyer and the Seller, substantially in the form attached as Exhibit B.
“IRS” means the U.S. Internal Revenue Service.
“ITAR” means the International Traffic in Arms Regulations, 22 Code of Federal Regulations Sections 120-130.
“Knowledge of the Buyer” or “the Buyer’s Knowledge” or words of similar import means the knowledge of the individuals set forth on Schedule 1.1(c), in each case after reasonable inquiry.

“Knowledge of the Seller” or “the Seller’s Knowledge” or words of similar import means the knowledge of the individuals set forth on Schedule 1.1(d), in each case after reasonable inquiry.
“Laboratory Engineering Assets” has the meaning set forth in Section 2.1(a)(ix).
“Latest Seller Balance Sheet” has the meaning set forth in Section 3.4(b).
“Law” means any applicable constitution, treaty, law, statute, code, ordinance, decree, rule, regulation, by-law, statutory rule, treaty, judicial or arbitral or administrative or ministerial or departmental or regulatory Order, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity.
“Lease” has the meaning set forth in Section 3.14(b).
“Leased Real Property” has the meaning set forth in Section 2.1(a)(vii).
“Liability” means any and all Indebtedness, liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
“Licensed Intellectual Property” has the meaning given such term in the IPALA.
“Licensed Real Property” has the meaning set forth in Section 3.14(c).
“Licensed Registered Intellectual Property” means all Licensed Intellectual Property that is Registered Intellectual Property.
“Lien” means any mortgage, license, sublicense, claim, pledge, security interest, charge, lien (statutory or other), deed of trust, lease, hypothecation, option or other right to purchase, right of first refusal, right of first offer, attachment, easement, preference, priority, proxy, transfer restriction (other than restrictions arising under federal, state or foreign securities laws), restriction or reservation of any kind, including restriction on use, voting, receipt of income or exercise of any attribute of ownership, adverse possession claim, community property interest, equitable interest, encumbrance, real property license or sublicense, right of way, restrictive covenant or zoning restriction, encroachment, defect or irregularity of title, covenant, condition.
“Local Agreements” means any agreement or document entered into or delivered in connection with the Transactions and which is required in any applicable jurisdiction to transfer the Acquired Assets, or to assume the Assumed Liabilities, or as otherwise required to transfer or assume assets or Liabilities, respectively, pursuant to this Agreement.
“Lower Working Capital Collar” has the meaning set forth on Schedule 1.1(b).
“LTA” means the Long-Term Epi Supply Agreement dated on or about the Closing Date, between the Buyer and the Seller, on the terms set forth in Exhibit C.
“Mandatory Regulatory Approval” has the meaning set forth in Section 8.1(b).
“Material Business Contract” means any Contract listed or required to be listed in Section 3.9(f) or Section 3.17(a) (or any subsection thereof) of the Seller Disclosure Schedule or any Lease set forth on Schedule 2.1(a)(vii).

“Material Business Customers” has the meaning set forth in Section 3.21.
“Material Business Suppliers” has the meaning set forth in Section 3.21.
“Material Buyer Contracts” means all Contracts entered into by Buyer or any of its Subsidiaries on or prior to the Closing Date that are required to be filed as exhibits by Buyer in the Buyer SEC Filings pursuant to Items 601(b)(2), 601(b)(4), 601(b)(9) or 601(b)(10) of Regulation S-K promulgated by the SEC.
“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or nonoccurrence or possible occurrence or non-occurrence of a Seller Material Adverse Effect or a “materially adverse effect” or a “material and adverse effect” or any similar term.
“MSA” means the Master Supply Agreement dated on or about the Closing Date, between the Buyer and the Seller, on the terms set forth in Exhibit D.
“Nasdaq” has the meaning set forth in Section 4.4(b).
“Non-Fundamental Representations” has the meaning set forth in Section 10.4(a)(iii).
“Novation Agreement” has the meaning set forth in Section 6.9(a).
“Open Matters” has the meaning set forth in Section 5.7(b)
“Order” means any judgment, order, writ, injunction, decision, ruling, decree, stipulation, verdict, determination, or award issued or entered or writ by any Governmental Entity.
“Ordinary Course of Business” means, (a) with respect to the Seller Entities, the ordinary course of normal day-to-day operations of the Seller Entities with respect to the Business, consistent with past practice, and (b) with respect to the Buyer, the ordinary course of normal day-to-day operations of the Buyer, consistent with past practice.
“Outside Date” has the meaning set forth in Section 9.1(c).
“Party” and “Parties” have the meaning set forth in the preamble.
“Permitted Lien” means any (a) Lien for any Tax (i) that is not yet due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings; (b) mechanic’s, materialmen’s, landlord’s or similar Lien arising or incurred in the Ordinary Course of Business (i) that secures any amount that is not overdue or that is being contested in good faith by appropriate proceedings and (ii) that are not, individually or in the aggregate, material to the Business or the Acquired Assets; (c) pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (d) with respect to real estate, zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity that would not, individually or in the aggregate, reasonably be expected to materially interfere with the use, occupancy or activity conducted by the Business or conducted using any Acquired Assets in substantially the manner currently conducted having jurisdiction over any such Leased Real Property or Licensed Real Property that are not violated in any material respect by the current use, operation or occupancy of the Leased Real Property or Licensed Real Property or the Ordinary Course of Business of any Leased Real Property or Licensed Real Property; (e) Liens listed in Schedule 1.1(e); (f) Liens created by the Buyer or its successors and assigns; (g) non-exclusive licenses to Intellectual Property granted (A) pursuant to a Seller Entity IP Contract or (B) to customers in the Ordinary Course of Business; (h) those leases set forth on Schedule 2.1(a)(vii) and other Contractual obligations, to the extent made available to the Buyer; and (i) Liens to the extent released prior to or in connection with the Closing or the RTP Fab Transfer Date, as applicable; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other entity or association or any Governmental Entity.
“Personal Data” means any data or information that relates to an identified or identifiable individual, household, or device, and any other data or information that constitutes “personal data,” “personal information” or the equivalent under applicable Seller Data Security and Privacy Requirements.
“Post-Closing Protected Period” means, (a) for Transferred Employees who are located in the United States and were eligible immediately prior to the applicable Employee Transfer Date for benefits under the Wolfspeed, Inc. Severance Plan – Exempt Employees or the Wolfspeed, Inc. Severance Plan – Nonexempt Employees (in each case, as in effect as of the date of this Agreement and in the form provided to the Buyer), the period beginning on the applicable Employee Transfer Date and continuing through the [***] period following the applicable Employee Transfer Date, and (b) for the Transferred Employees set forth on Schedule 1.1(i), the [***] period following the Closing Date.
“Post-Closing Purchase Price Allocation” has the meaning set forth in Section 2.9(b).
“Pre-Closing Occurrences” has the meaning set forth in Section 6.8(a).
“Preliminary Purchase Price Allocation” has the meaning set forth in Section 2.9(a).
“Prepaids and Deposits” has the meaning set forth in Section 2.1(a)(viii).
“Privacy Notices” has the meaning set forth in Section 3.25(a).
“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, sale, rental, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.
“Property Taxes” means Closing Property Taxes and RTP Fab Property Taxes.
“PTO” means accrued and unused vacation, sick and personal time.
“Purchase Price” means the (a) the Cash Purchase Price, (b) the Shares, and (c) the Buyer’s assumption of the Assumed Liabilities. For the avoidance of doubt, the Purchase Price is exclusive of any Transfer Taxes required to be borne or paid by the Buyer pursuant to Section 6.4(a).
“Qualifying Termination” has the meaning set forth in Section 7.2(a).
“R&D Agreement” means the Epi Research and Development Agreement dated on or about the Closing Date, between the Buyer and the Seller, on the terms set forth in Exhibit E.

“Real Estate Transition End Date” means the date upon which the RELA expires or, if earlier, the date as of which the RELA is terminated in accordance with its terms.
“Registered Intellectual Property” means all (i) Patents, (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications and trademark renewals, (iii) Copyright registrations and applications for Copyrights, including renewals thereof, (iv) Internet Assets filed or issued under the authority of a registrar or similar entity, including Internet protocol addresses or autonomous system numbers and (v) any other Intellectual Property that is registered, filed or issued under the authority of any Governmental Entity.
“Regulatory Approvals” means all necessary actions or nonactions, waivers, consents, permits and approvals from Governmental Entities.
“RELA” means the Real Estate License Agreement dated on or about the Closing Date, between the Buyer and the Seller, substantially in the form attached as Exhibit F.
“Resolved Matters” has the meaning set forth in Section 5.7(b).
“Responding Party” has the meaning set forth in Section 10.3(a).
“Restricted Period” has the meaning set forth in Section 6.1(b).
“Retained Businesses” means all businesses, including the Wolfspeed Business, now, previously or hereafter conducted by the Seller or any of its controlled Affiliates, other than the Business.
“Review Period” has the meaning set forth in Section 2.8(c)(ii).
“Right of First Offer” has the meaning set forth in Section 6.13(a).
“ROFO Period” has the meaning set forth in Section 6.13(a).
“RTP Fab” means the Seller’s Research Triangle Park fabrication facility located at 3028 Cornwallis Drive, Durham, NC 27709.
“RTP Fab Accounts Payable” means all trade and other accounts payable of the Seller Entities incurred prior to the RTP Fab Transfer Date to the extent relating to the operation of the Business at the RTP Fab, including accounts payable for purchases of inventory and property and equipment (in each case other than the RTP Fab Accounts Payable).
“RTP Fab Acquired Assets” has the meaning set forth in Section 2.1(b).
“RTP Fab Acquired Fixed Assets” has the meaning set forth in Section 2.1(b)(ii).
“RTP Fab Acquired Inventory” has the meaning set forth in Section 2.1(b)(i).
“RTP Fab Assumed Contracts” has the meaning set forth in Section 2.1(b)(iii).
“RTP Fab Assumed Liabilities” has the meaning set forth in Section 2.3(b).
“RTP Fab Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement dated on or about the RTP Fab Transfer Date, between the Seller and the Buyer or its designated Affiliates,

contemplating the transfer of the RTP Fab Acquired Assets and substantially in the form attached as Exhibit A-2.
“RTP Fab Business Employees” means the employees of the Seller Entities who are primarily providing services related to the Business at the RTP Fab as set forth in, and as of the date of, the RTP Fab Transfer Notice, which list of RTP Fab Business Employees shall be updated by the Seller and delivered not later than five (5) Business Days prior to the RTP Fab Transfer Date to reflect any employees who are either hired (and are primarily providing services related to the Business at the RTP Fab) or cease to be employed by the applicable Seller Entity at the RTP Fab prior to the RTP Fab Transfer Date.
“RTP Fab Lease Agreement” means the Lease Agreement to be entered into on or about the RTP Fab Transfer Date, between the Buyer and the Seller, on the terms set forth in Exhibit G.
“RTP Fab Leased Premises” has the meaning set forth in Section 6.13(a).
“RTP Fab Property Taxes” has the meaning set forth in Section 6.4(c).
“RTP Fab Replacement Contract” has the meaning set forth in Section 6.12(c).
“RTP Fab Shared Contracts” means the Shared Contracts related to or necessary for the operation of the RTP Fab.
“RTP Fab Straddle Period” means any taxable period that begins on or before the RTP Fab Transfer Date and ends after the RTP Fab Transfer Date. For the avoidance of doubt, the “taxable period” for any RTP Fab Property Taxes shall be the fiscal year of the applicable taxable authority that includes the RTP Fab Transfer Date.
“RTP Fab Transfer” means the transfer by the Seller of the rights to occupy, operate and otherwise use the RTP Fab to the Buyer, which shall be accomplished by, and be deemed effective upon, the occurrence of each of the following: (a) delivery by the Seller to the Buyer of the RTP Fab Bill of Sale, duly executed by the Seller; and (b) delivery by the Seller to the Buyer of the RTP Fab Lease Agreement, duly executed by the Seller.
“RTP Fab Transfer Date” means the date on which the RTP Fab Transfer is completed.
“RTP Fab Transfer Failure” has the meaning set forth in Section 6.12(d).
“RTP Fab Transfer Notice” means the notice to be delivered by the Seller to the Buyer, notifying the Buyer of the Seller’s proposed RTP Fab Transfer Date and setting forth a list of the RTP Fab Business Employees.
“RTP Fab Transfer Outside Date” means the fourth (4th) anniversary of the Closing Date.
“RTP Fab Transferred Employee” has the meaning set forth in Section 7.1.
“Sale Notice” has the meaning set forth in Section 6.13(a).
“SEC” means the United States Securities and Exchange Commission.
“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Seller Sensitive Data maintained by the Seller Entities or by any third party service provider on behalf of the Seller Entities; (b) unauthorized or unlawful Processing of Seller Sensitive Data;

(c) a phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a business disruption; or (d) other act or omission that compromises the security, integrity, availability or confidentiality of Seller Sensitive Data.
“Seller” has the meaning set forth in the preamble.
“Seller Authorizations” has the meaning set forth in Section 3.7.
“Seller Benefit Plan” has the meaning set forth in Section 3.13(a).
“Seller Confidential Information” has the meaning set forth in Section 6.11(a).
“Seller-Covered Qualifying Termination” has the meaning set forth in Section 7.2(b).
“Seller-Covered Qualifying Termination Period” has the meaning set forth in Section 7.2(b).
“Seller Data Security and Privacy Requirements” means, collectively, all of the following to the extent applicable to the operation of the Seller Entities’ Business and relating to privacy, information security, data protection or the Processing of Personal Data: (a) the Seller Entities’ own policies and procedures; (b) all Laws, including the General Data Protection Regulation 2016/679 (the “GDPR”), the UK Data Protection Act 2018 (the “UK DPA”) and the “UK GDPR” (as defined in the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable implementing laws), China’s Personal Information Protection Law, Canada’s Personal Information Protection and Electronic Documents Act, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act, the California Consumer Privacy Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, and any and all data protection, privacy, marketing, consumer protection, cookies and anti-spam laws and related regulations, directives and orders; (c) industry standards applicable to the industry in which the Business operates; and (d) Contracts into which any of the Seller Entities has entered or by which any of them is otherwise bound.
“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Seller to the Buyer immediately prior to the execution and delivery of this Agreement.
“Seller Entity” or “Seller Entities” means the Seller and the Subsidiaries of the Seller set forth on Schedule 1.1(f).
“Seller Entity IP Contracts” has the meaning set forth in Section 3.9(f).
“Seller Environmental Authorizations” has the meaning set forth in Section 3.19(d).
“Seller Fundamental Representations” has the meaning set forth in Section 10.4(a).
“Seller Indemnified Person” has the meaning set forth in Section 10.2.
“Seller IT Systems” means the Software, firmware, middleware, data, databases, data communication lines, Internet-related information technology infrastructure, servers, systems, networks, workstations and other information technology equipment owned, leased or licensed by any Seller Entity and used in the conduct of the Business.

“Seller Material Adverse Effect” means any event, change, circumstance, development or effect that, individually or in the aggregate with all other events, changes, circumstances, developments or effects, (a) would or would reasonably be expected to materially impair, prevent or delay a Seller Entity or its applicable Affiliates in (i) consummating or performing the Transactions or (ii) performing in all material respects its or their obligations under the Transaction Documents, or (b) has had a material adverse effect on the long-term financial condition, results of operations or assets of the Business, or the Acquired Assets, taken as a whole; provided, however, that, no adverse event, change, circumstance, development or effect (whether individually or in the aggregate) shall constitute a Seller Material Adverse Effect to the extent that such adverse event, change in circumstance, development or effect arises out of or results from (i) a Party’s compliance with the terms of this Agreement or the public announcement of this Agreement, including any action taken in proximate response thereto by any Person, including any Person with which the Seller or any of its direct or indirect Subsidiaries does business, (ii) changes after the date hereof in business, industry or economic conditions (A) related to the Business or the industry in which it operates or (B) in the United States or any foreign jurisdiction, including in each case any changes in currency exchange rates, interest rates, trade relations, tariff policy, monetary policy or inflation, (iii) changes after the date hereof in Laws or accounting rules or principles, including changes in GAAP, (iv) changes after the date hereof in national or international political, regulatory or social conditions, including any act of civil unrest, war, sabotage or terrorism, (v) changes after the date hereof resulting from any “act of God” or similar event, including weather, natural disasters, earthquakes or pandemics, or (vi) any failure, in and of itself, by the Business to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for the Business for any period (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Seller Material Adverse Effect); provided that the foregoing exclusions in clauses (ii), (iii), (iv) or (v) shall not apply to the extent they affect the Seller or any of its direct or indirect Subsidiaries, taken as a whole, in a disproportionate manner relative to other businesses in the same industry.
“Seller Pre-Closing Environmental Liabilities” means any Environmental Liabilities related to, arising from, or in connection with any conditions, including any violations of or noncompliance with Environmental Law, in any case which existed prior to the Closing with respect to the Business and the Acquired Assets, and any Environmental Liabilities related to, arising from, or in connection with any conditions, including any violations of or noncompliance with Environmental Law, in any case which existed prior to the RTP Fab Transfer Date with respect to the operation of the RTP Fab following the Closing.
“Seller Reimbursement Amount” has the meaning set forth in Section 7.2(b).
“Seller Representative” means any director, officer, employee, manager, agent, consultant, distributor or other representative of any Seller Entity with respect to the Business.
“Seller Restricted Parties” has the meaning set forth in Section 6.1(a).
“Seller Sensitive Data” means (a) all Personal Data and (b) other confidential or proprietary business information, know-how, or Trade Secrets.
“Seller Severance Plan” has the meaning set forth in Section 7.2(a).
“Shared Contracts” means all Contracts that are used in or otherwise necessary to operate the Business but are not Assumed Contracts, including those set forth on Schedule 1.1(g).
“Shares” means 711,528 shares of Buyer Common Stock; provided, however, that in the event of any stock dividend, stock split, combination of shares or recapitalization with respect to the Buyer

Common Stock after the date hereof and on or prior to the Closing, the number of shares of Buyer Common Stock shall be adjusted proportionately.
“SiC” has the meaning set forth in the definition of Wolfspeed Business.
“Software” means firmware, middleware, and computer software and code, including object code, source code, scripts and related documentation.
“Specified Consents” has the meaning set forth in Section 5.1(c).
“Specified Severance Benefits” has the meaning set forth in Section 7.2(a).
“Subcontract Agreement” has the meaning set forth in Section 6.9(b).
“Subsidiary” of any Person means another Person (a) for which the first Person holds or controls, directly or indirectly, an amount of the voting securities or other voting rights sufficient to elect at least a majority of its board of directors or other governing body or manager or (b) in which the first Person holds or controls, directly or indirectly, 50% or more of the share capital, equity interests or other economic.
“Tax” means all U.S. federal, state, local and non-U.S. taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Entity, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, business, alternative or add-on minimum, estimated or other tax of any kind whatsoever.
“Tax Return” means any return, election, declaration, report, filing, estimate, statement, claim for refund, information return or other document relating to any Tax, including any schedule or attachment thereto and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity.
“Third Party Claim” has the meaning set forth in Section 10.3(a).
“Transaction Documents” means this Agreement, the Bills of Sale, the IPALA, the LTA, the MSA, the R&D Agreement, the RELA, the RTP Fab Lease Agreement, the Subcontract Agreement (if applicable), the Transition Services Agreement, the Local Agreements and the exhibits and schedules hereto and thereto, and each other document, instrument, certificate or agreement contemplated hereby or thereby.
“Transaction Expenses” has the meaning set forth in Section 11.7.
“Transactions” means the transactions (or any of them, as the context requires) contemplated by this Agreement and the other Transaction Documents.
“Transfer” has the meaning set forth in Section 6.12(e).
“Transfer Taxes” means transfer (including real estate transfer and personal property transfer), documentary, excise, consumption, sales, use, value added, stamp, conveyance, registration, filing, recordation and other similar Taxes and fees (including any penalties and interest).

“Transferred Employees” means the Closing Transferred Employees and the RTP Fab Transferred Employees.
“Transition Services Agreement” means the Transition Services Agreement dated on or about the Closing Date, between the Buyer and the Seller, substantially in the form attached as Exhibit H.
“Unassignable Rights” has the meaning set forth in Section 2.5(a).
“Union” means any labor union, works council, trade union, or other employee representative body.
“Upper Working Capital Collar” has the meaning set forth on Schedule 1.1(b).
“Visa Sponsored Employees” has the meaning set forth in Section 7.8(c).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state, or local Law.
“Wolfspeed Business” means, individually and collectively, the businesses of designing, developing, fabricating, assembling, testing, making, having made, using, importing, exporting, distributing, marketing, selling, offering to sell, performing, providing, supporting, maintaining, commercializing, engaging in research regarding and otherwise exploiting, and providing services (including foundry services) with respect to, (a) chips, packaged chips, modules, devices, and other products based on silicon carbide (“SiC”) or any other semiconductor materials (other than those described in sub-section (b) below), as well as systems and other assemblies incorporating the same, in each case, used for power conversion, power control, power conditioning, power switching, or power management, (b) chips, packaged chips, modules, devices, and other products, in each case based on silicon or III-V semiconductor materials, not designed to generate, condition, or control radio-frequency or microwave-frequency radiation to transmit such radiation to (or receive such radiation from) a free space, but shall include for avoidance of doubt the foregoing as well as systems and other assemblies incorporating the same, in each case, used for power conversion, power control, power conditioning, power switching, or power management including power supplies, motor drives, photovoltaic inverters, UPS inverters, EV chargers and EV/HEC converter/inverter/drives, and (c) materials, including conductive and semi-insulating SiC, conductive and semi-insulating GaN, sapphire, conductive and semi-insulating diamond, and silicon or wide bandgap semiconductor materials in (1) bulk crystalline form, including an ingot or boule, (2) bare wafer form, including as-cut, wafer blank, single side polished, double side polished, patterned, or textured, (3) epi wafer form, comprising at least one heteroepitaxial layer or homoepitaxial layer on a bare wafer, (4) ion implanted wafer form, and (5) gemstone form, including gemstone precursors.
“Wolfspeed Name” means the name or mark “Wolfspeed” or the wolf head design, in each case owned by the Seller, either alone or in combination with other words and all Trademarks confusingly similar to or dilutive of the foregoing or embodying any of the foregoing alone or in combination with other words, including any goodwill associated therein or therewith.
“Working Capital Accounting Principles” has the meaning set forth in Schedule 1.1(h).
“Working Capital Deficit” means the amount, if any, by which the Lower Working Capital Collar exceeds the Closing Net Working Capital Amount.
“Working Capital Surplus” means the amount, if any, by which the Closing Net Working Capital Amount exceeds the Upper Working Capital Collar.

Section 1.2    Interpretation. In this Agreement (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (e) unless expressly stated herein to the contrary, reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement; (j) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded; (k) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (l) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; (m) “delivered to the Buyer,” “provided to the Buyer” or “made available to the Buyer” as used in Article III with respect to any documents or information means that such documents or information were made available in the virtual data room hosted by the Seller on or before 5:00 p.m. U.S. Eastern Time on the second (2nd) Business Day immediately preceding the date of this Agreement or as otherwise set forth in Schedule 1.2(m); and (n) “delivered to the Seller,” “provided to the Seller” or “made available to the Seller” as used in Article IV with respect to any documents or information means that such documents or information were made available in the virtual data room hosted by the Buyer on or before 5:00 p.m. U.S. Eastern Time on the second (2nd) Business Day immediately preceding the date of this Agreement. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more representations, warranties, covenants or agreements contained in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.
ARTICLE II

PURCHASE AND SALE OF ASSETS
Section 2.1    Acquired Assets.
(a)    At the Closing. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall (or shall cause the other Seller Entities to) sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller Entities, all of the Seller Entities’ right, title and interest as of the Closing in the Closing Acquired Assets, free and clear of all Liens, except Permitted Liens. “Closing Acquired Assets” means all assets exclusively related to the Business and each of the following assets as of the Closing, other than the RTP Fab Acquired Assets (the Closing Acquired Assets, together with the RTP Fab Acquired Assets, the “Acquired Assets”):
(i)    the Assigned Intellectual Property, Assigned Technology and all other rights provided for in the IPALA;

(ii)    (1) all inventory exclusively related to the operation of the Business and (2) with respect to inventory not exclusively related to the operation of the Business but otherwise necessary to operate the Business post-Closing as it is presently conducted, the portion of such inventory that corresponds to the use of such inventory in the Business, as compared to the use of such inventory in the Wolfspeed Business, but in any event excluding the inventory described on Schedule 2.1(a)(ii) (the “Business Inventory”), and provided that Business Inventory used or held for use at the RTP Fab will convey only pursuant to Section 2.1(b)(i) (the “Closing Acquired Inventory”);
(iii)    (1) the equipment, hardware, computers, machinery, tools and tooling, spare parts, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property (collectively, “Fixed Assets”) exclusively related to the Business and (2) with respect to any Fixed Assets that are not exclusively related to the Business but are otherwise necessary to operate the Business post-Closing as it is presently conducted, an allocation of such Fixed Assets such that the Buyer can operate the Business post-Closing as it is presently conducted and the Seller Entities can operate the Wolfspeed Business post-Closing as it is presently conducted, but in any event excluding the Fixed Assets described on Schedule 2.1(a)(iii) (which schedule may be updated by the mutual agreement of the Parties between the date hereof and the Closing to reflect changes in such assets in the Ordinary Course of Business at no additional cost to the Buyer or reduction in Purchase Price to the Seller) (the “Business Fixed Assets”), and provided that any such Business Fixed Assets that are used or held for use at the RTP Fab will convey only pursuant to Section 2.1(b)(ii) (the “Closing Acquired Fixed Assets”);
(iv)    subject to Section 2.5, all Contracts set forth on Schedule 2.1(a)(iv)(A) and any other Contracts exclusively related to the Business, other than (A) the RTP Fab Assumed Contracts, (B) the Contracts set forth on Schedule 2.1(a)(iv)(B), or (C) any Tax sharing agreements, arrangements, or understandings entered into between a Seller Entity and any of its Affiliates (collectively, the “Closing Assumed Contracts”);
(v)    all Files and Records in the possession or control of any Seller Entity to the extent related to the Business (including all such Files and Records with respect to any Closing Transferred Employee, to the extent permitted by applicable Law) or any Closing Acquired Asset or Closing Assumed Liability, but specifically excluding any Files and Records that are excluded under Section 2.2(f) and Section 2.2(l); provided that the Seller may retain copies of all such Files and Records and may instead provide the Buyer copies instead of originals;
(vi)    (A) all rights, counterclaims, rights of set-off, claims and Actions (including under indemnification agreements in favor of any Seller Entity) (whether known or unknown, matured or unmatured, accrued or contingent) that any Seller Entity may have against any Person as of the Closing Date to the extent related to the Business (except to the extent not severable from the Retained Business, the Excluded Assets or the Excluded Liabilities) or any Acquired Asset or Assumed Liability, other than under or with respect to claims made or related to any matters arising at or prior to Closing under insurance policies and (B) all such rights under insurance policies on account of the damage or complete destruction between the date of this Agreement and the Closing Date of any assets that would have been included in the Acquired Assets but for such damage or destruction;
(vii)    all interests in the leased real property listed on Schedule 2.1(a)(vii) and in any structures, improvements, buildings and facilities located on such leased property (the “Leased Real Property”);

(viii)    all prepayments, prepaid expenses, advance payments, overpayments, credits, security deposits and other deposits to the extent related to the Business (collectively, “Prepaids and Deposits”), other than Prepaids and Deposits that are not included within the definition of the Closing Net Working Capital Amount pursuant to the Working Capital Accounting Principles;
(ix)    (1) all tangible laboratory engineering assets (the “Laboratory Engineering Assets”) exclusively related to the Business, and (2) with respect to any Laboratory Engineering Assets that are not exclusively related to the Business but are otherwise necessary to operate the Business post-Closing as it is presently conducted, an allocation of such Laboratory Engineering Assets such that the Buyer can operate the Business post-Closing as it is presently conducted and the Seller Entities can operate the Wolfspeed Business post-Closing as it is presently conducted, but in any event excluding the Laboratory Engineering Assets described on Schedule 2.1(a)(ix) (the “Business Laboratory Engineering Assets”);
(x)    any joint customer labs and associated equipment listed on Schedule 2.1(a)(x);
(xi)    any other assets listed on Schedule 2.1(a)(xi), which schedule may be updated by the mutual agreement of the Parties between the date hereof and the Closing to reflect changes in such assets in the Ordinary Course of Business, at no additional cost to the Buyer;
(xii)    any Seller Authorizations or Seller Environmental Authorizations to the extent used in or related to the Business or any Acquired Assets or the operation or use thereof, to the extent transferable under Law to the Buyer, other than those used in or necessary for the ownership or operation of the RTP Fab, but excluding any such Seller Authorizations or Seller Environmental Authorizations listed on Schedule 2.1(a)(xii); and
(xiii)    all goodwill and going concern value to the extent related to the Business or the other Acquired Assets.
(b)    At Completion of the RTP Fab Transfer. On the terms and subject to the conditions set forth in this Agreement, on the RTP Fab Transfer Date, the Seller shall (or shall cause the other Seller Entities to) sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller Entities, all of the Seller Entities’ right, title and interest as of the RTP Fab Transfer Date to the RTP Fab Acquired Assets, free and clear of all Liens, except Permitted Liens. “RTP Fab Acquired Assets” means the following assets:
(i)    the Business Inventory used or held for use at the RTP Fab (including any production-related consumable materials such as gases and precious metals) on the RTP Fab Transfer Date, but excluding such assets as described on Schedule 2.1(b)(i) (the “RTP Fab Acquired Inventory”);
(ii)    the Business Fixed Assets used or held for use at the RTP Fab on the RTP Fab Transfer Date (the “RTP Fab Acquired Fixed Assets”);
(iii)    subject to Section 2.5, all Contracts set forth on Schedule 2.1(b)(iii)(A) and any other Contract exclusively related to the operation of the Business at the RTP Fab, other than those set forth on Schedule 2.1(b)(iii)(B) (collectively, the “RTP Fab Assumed Contracts” and, together with the Closing Assumed Contracts, the “Assumed Contracts”);
(iv)    all Files and Records in the possession or control of any Seller Entity to the extent related to the operation of the Business at the RTP Fab or the RTP Fab Acquired Assets

(including all such Files and Records with respect to the RTP Fab Transferred Employees), but specifically excluding any Files and Records that are described in Section 2.2(e) or Section 2.2(f); provided that the Seller may retain copies of all such Files and Records and may instead provide the Buyer copies instead of originals;
(v)    (A) all rights, counterclaims, rights of set-off, claims and Actions (including under indemnification agreements in favor of any Seller Entity) (whether known or unknown, matured or unmatured, accrued or contingent) that any Seller Entity may have against any Person as of the RTP Fab Transfer Date to the extent related to any RTP Fab Acquired Asset or RTP Fab Assumed Liability, other than under or with respect to claims made or related to any matters arising at or prior to the RTP Fab Transfer Date under insurance policies, and (B) all such rights under insurance policies on account of the damage or complete destruction between the date of this Agreement and the RTP Fab Transfer Date of any assets that would have been included in the RTP Fab Acquired Assets but for such damage or destruction;
(vi)    any other tangible assets used by the Seller Entities in the operation of the RTP Fab at or following the Closing that are necessary for the Buyer to operate the RTP Fab in a manner consistent, in all material respects (and taking into account normal wear and tear), with the operation of the RTP Fab by Wolfspeed at the Closing;
(vii)    any other assets listed on Schedule 2.1(b)(vii); and
(viii)    any Seller Authorizations or Seller Environmental Authorizations to the extent used in or related to the operation of the Business at the RTP Fab or any RTP Fab Acquired Assets, to the extent transferable under Law to the Buyer but excluding any such Seller Authorizations or Seller Environmental Authorizations listed on Schedule 2.1(b)(viii).
Section 2.2    Excluded Assets.
The Buyer expressly acknowledges and agrees that it is not purchasing or acquiring, and the Seller Entities are not selling, transferring or assigning, any assets or properties other than the Acquired Assets, and all such other assets and properties of the Seller Entities shall be excluded from the Acquired Assets (the “Excluded Assets”). Notwithstanding anything to the contrary in Section 2.1, the Excluded Assets include (and the Acquired Assets shall not include) the following assets and properties of the Seller Entities or any of their respective Affiliates:
(a)    except to the extent expressly provided for under Section 2.1(a)(viii), any cash, cash equivalents, bank deposits, similar cash items and securities, or any bank accounts;
(b)    any equity interests in any Person and any intercompany receivables among any Seller Entity and any of its respective Affiliates;
(c)    all trade and other accounts and notes receivable to the extent attributable to sales of Business Products or the operation of the Business through the Closing Date, including those originated at or prior to the Closing from external sales of Business Products or pursuant to Assumed Contracts, and all rights to invoice and receive payments for Business Products shipped to customers prior to the Closing;
(d)    rights, claims and interests under the Confidentiality Agreement, this Agreement and the other Transaction Documents;

(e)    all Files and Records of any bids and other information received from third parties contemplating an acquisition of the Business, and all communications among any Seller Entity, any Affiliate of any Seller Entity or any Seller Representative and any of its or their respective advisors or agents (including financial advisors, legal counsel and accountants), in each case to the extent such communications are related to the Transactions, including communications subject to the attorney-client privilege or any other privilege or protection against disclosure, or in which any Seller Entity, any Seller Representative or any Affiliate of any of them otherwise had a reasonable expectation of confidentiality with respect thereto;
(f)    (i) all Files and Records required by Law to be retained by any Seller Entity, provided that complete copies of any such Files and Records will (to the extent permitted by applicable Law) be provided to the Buyer to the extent such Files and Records are related to the Business, (ii) all personnel Files and Records relating to employees other than the Transferred Employees and (iii) all personnel Files and Records with respect to the Transferred Employees that are not transferable under applicable Law;
(g)    all Contracts that are not Assumed Contracts (including, for the avoidance of doubt, the Shared Contracts);
(h)    all raw materials and work in process inventories used in Business Products under the MSA, other than the RTP Fab Acquired Inventory to be delivered to the Buyer on the RTP Fab Transfer Date;
(i)    all Seller Benefit Plans (including all severance and equity- and equity-related plans of Seller and its Affiliates), including the funding arrangements (accounts, trusts, insurance agreements and policies, and stop-loss policies) and administrative or other service agreements with third-party providers, trusts or other assets attributable thereto;
(j)    (i) all Tax refunds, Tax deposits and overpayments of Tax, and Tax assets, in each case, in respect of a pre-Closing Tax period and (ii) and Tax Files and Records of the Seller Entities;
(k)    all Intellectual Property other than the Assigned Intellectual Property, Assigned Technology, and all other rights provided for in the IPALA;
(l)    all tax identification numbers of any Seller Entity;
(m)    all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of any Seller Entity as a legal entity;
(n)    all Seller Authorizations or Seller Environmental Authorizations to the extent not transferable under Law or not related to the Business;
(o)    subject to Section 6.3, the Wolfspeed Name, including any right title or interest in the Seller’s corporate name, corporate service mark or corporate logo;
(p)    (i) all rights, counterclaims, rights of set off, claims and Actions (including under indemnification agreements) (whether known or unknown, matured or unmatured, accrued or contingent) with or against any Person to the extent related to any Excluded Asset or Excluded Liability, including under or with respect to insurance policies of a Seller Entity or with respect to any obligation arising under any Assumed Contract at or prior to Closing; and (ii) insurance policies and all such rights under or with respect to insurance policies other than solely those rights under insurance policies included in the Acquired Assets pursuant to Section 2.1(a)(vi);

(q)    all real property other than the Leased Real Property, in each case other than solely to the extent of the rights granted pursuant to the RTP Fab Lease Agreement and the RELA;
(r)    all intangible assets primarily related to or otherwise used in the Retained Businesses, except as set forth in Schedule 2.1(b)(vii); and
(s)    any assets (including Fixed Assets) listed on Schedule 2.2(s).
Section 2.3    Assumed Liabilities.
(a)    At the Closing. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall (or shall cause the other Seller Entities to) assign, transfer, convey and deliver to the Buyer, and the Buyer shall (or shall cause its designated Affiliates to) assume and accept and shall pay, perform and discharge fully as and when required only the following Liabilities of the Seller Entities (collectively, the “Closing Assumed Liabilities”):
(i)    all Liabilities of the Seller Entities (other than Closing Accounts Payable) arising under or relating to the Closing Assumed Contracts (other than any Liabilities arising under or relating to any breach, violation or default under any Assumed Contract prior to the Closing);
(ii)    A) all Liabilities that are required to be assumed or satisfied by the Buyer or their respective Affiliates pursuant to Article VII with respect to Closing Transferred Employees and (B) all Liabilities relating to the employment of any Closing Transferred Employee (excluding, for the avoidance of doubt, any such Liabilities under any Seller Benefit Plans);
(iii)    all Liabilities for Taxes (other than Transfer Taxes required to be paid by the Seller pursuant to Section 6.4(a) and Property Taxes for which the Seller is responsible pursuant to Section 6.4(b) and Section 6.4(c)) relating to the Business, the Acquired Assets or the Assumed Liabilities to the extent that such Taxes are imposed with respect to or attributable to any taxable period (or portion thereof) beginning after the Closing Date;
(iv)    any Liability for Transfer Taxes required to be paid by the Buyer pursuant to Section 6.4(a);
(v)    all Liabilities under any Seller warranty provided with respect to any Business Product or otherwise with respect to the Business, to the extent such Liabilities were included in the warranty liability reserve (the “Assumed Warranty Liabilities Reserve”) in the final Closing Net Working Capital Amount (the “Assumed Warranty Liabilities”);
(vi)    any Liability for Property Taxes for which the Buyer is responsible pursuant to Section 6.4(b) and Section 6.4(c);
(vii)    the PTO balance, consistent with the applicable Seller Entity’s paid time off policy, for each Closing Transferred Employee determined as of the Closing Date, up to a maximum of [***] hours per Closing Transferred Employee;
(viii)    all Liabilities arising from infringement, misappropriation, or violation of any Intellectual Property of any Person to the extent related to the Business and occurring following the Closing; and
(ix)    any other Liability listed on Schedules 2.3(a)(ix).

(b)    At Completion of the RTP Fab Transfer. On the terms and subject to the conditions set forth in this Agreement, on the RTP Fab Transfer Date, the Seller shall (or shall cause the other Seller Entities to) assign, transfer, convey and deliver to the Buyer, and the Buyer shall (or shall cause its designated Affiliates to) assume and accept and shall pay, perform and discharge fully as and when required only the following Liabilities of the Seller Entities (collectively, the “RTP Fab Assumed Liabilities” and, together with the Closing Assumed Liabilities, the “Assumed Liabilities”):
(i)    all Liabilities of the Seller Entities (other than the RTP Fab Accounts Payable) arising under or relating to the RTP Fab Assumed Contracts (other than any Liabilities arising under or relating to any breach, violation or default under any RTP Fab Assumed Contract prior to the RTP Fab Transfer Date);
(ii)    (A) all Liabilities that are required to be assumed or satisfied by the Buyer or their respective Affiliates pursuant to Article VII with respect to RTP Fab Transferred Employees and (B) all Liabilities relating to the employment of any RTP Fab Transferred Employee (excluding, for the avoidance of doubt, any such Liabilities under any Seller Benefit Plans);
(iii)    the PTO balance, consistent with the applicable Seller Entity’s paid time off policy, for each RTP Fab Transferred Employee determined as of the Closing Date, up to a maximum of [***] hours per RTP Fab Transferred Employee;
(iv)    all Liabilities of the types described in Section 2.3(a)(iii), (iv), (v) and (vi) arising between the Closing and the RTP Fab Transfer Date.
Section 2.4    Excluded Liabilities. Notwithstanding Section 2.3, the Assumed Liabilities shall not include, and neither the Buyer nor any of its Affiliates will assume, nor will any of them be liable for, nor shall the Buyer or any of its designated Affiliates be deemed to have assumed or agreed to pay, and the Seller Entities shall retain and, as and when required, pay, perform and discharge, all of their Liabilities other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following Liabilities of the Seller Entities:
(a)    any Liability of any nature to the extent primarily related to the Excluded Assets;
(b)    any Indebtedness;
(c)    all accounts payable of the Seller Entities to third parties to the extent arising out of, related to, or in connection with the Business, including accounts payable for inventory purchases, property and equipment purchases, and other direct Liabilities, including uninvoiced receipts and manual accruals in the Ordinary Course of Business;
(d)    (i) any Taxes of any Seller Entity, including Transfer Taxes required to be paid by the Seller pursuant to Section 6.4(a) and Property Taxes for which the Seller is responsible pursuant to Section 6.4(b) and Section 6.4(c), but excluding Transfer Taxes required to be paid by the Buyer pursuant to Section 6.4(a) and Property Taxes for which the Buyer is responsible pursuant to Section 6.4(b) and Section 6.4(c), (ii) any Taxes of another Person for which any Seller Entity is liable, including Taxes for which any Seller Entity is liable by reason of Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, under any contractual obligation or otherwise (other than Taxes of other Persons for which any Seller Entity is liable pursuant to Assumed Contracts), and (iii) any Taxes resulting from the sale of the Acquired Assets pursuant to this Agreement (other than Transfer Taxes for which the Buyer is responsible pursuant to Section 6.4(a));

(e)    (i) any Taxes arising out of, related to, or in connection with the Acquired Assets or the Business that were incurred in or are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date other than Transfer Taxes required to be paid by the Buyer pursuant to Section 6.4(a) and Property Taxes for which the Buyer is responsible pursuant to Section 6.4(b) and Section 6.4(c), and (ii) Taxes imposed on or with respect to the Excluded Assets or Excluded Liabilities for a taxable period;
(f)    all claims by and all Liabilities or obligations to or with respect to (i) any Business Employees (and any other employees or service providers of Seller or its Affiliates) who are not Transferred Employees or are otherwise not hired by the Buyer or any Affiliate of the Buyer, (ii) the Seller Benefit Plans (for the avoidance, including any equity-based awards granted by Seller or its Affiliates that are held by Business Employees as of the Closing), and all related agreements, including the funding arrangements (accounts, trusts, insurance agreements and policies, and stop loss policies) and administrative or other service agreements with third party providers, trusts or other assets attributable thereto; (iii) any other employee benefit or compensatory plan, program, contract or arrangement sponsored or maintained by Seller or its Affiliates, and (iv) the employer portion of any Taxes arising from the payments described in subsections (i) through (iii) above, but, in each case, subject to the compliance by the Buyer and their respective Affiliates with their respective obligations under Section 7.1;
(g)    any Transaction Expenses, including any Liabilities relating to legal, accounting, financial advisory, investment banking or other professional services performed in connection with the Transactions (which, for the avoidance of doubt, shall not include any Transaction Expenses of the Buyer or any of its Affiliates, all of which shall be the sole obligation of the Buyer or its respective Affiliate);
(h)    all Liabilities of the Seller Entities arising out of, related to, or in connection with this Agreement and the other Transaction Documents;
(i)    intercompany payables among any Seller Entity and any of its Affiliates;
(j)    any Seller Pre-Closing Environmental Liabilities;
(k)    any Liabilities relating to or in connection with any Action pending as of the Closing Date (including the Actions described on Schedule 2.4(k) but excluding any matters described in Section 2.4(l)),
(l)    any Liabilities arising from any infringement, misappropriation or violation by any Seller Entity of any Intellectual Property of any Person to the extent related to the Business and occurring prior to the Closing (excluding, for avoidance of doubt, any infringement, misappropriation or other violation occurring during the period after the Closing, any Liabilities for which shall be the responsibility of the Buyer and constitute Assumed Liabilities), subject to the provisions set forth in Schedule 10.1(d);
(m)    subject to the Buyer’s obligations under Section 7.1, any Liabilities (i) relating to any transaction, change in control, or retention arrangements and agreements between the Seller Entities or their respective Affiliates and any Business Employee (including any Transferred Employee), including the retention agreements scheduled on Schedule 2.4(m) (collectively the “Retention Agreements”); (ii) for severance amounts paid, payable or otherwise owing to any employee or other service provider of the Seller Entities who does not become a Transferred Employee or, except as set forth in Section 7.1, that is otherwise triggered in connection with the Transactions, including, for the avoidance of doubt, severance in respect of the persons set forth on Schedule 2.4(m); and (iii) for the employer portion of any Taxes arising from the payments described in subsections (i) and (ii) above;

(n)    the PTO balance, if any, consistent with the applicable Seller Entity’s paid time off policy of each Transferred Employee in excess of [***] hours as of the applicable Employee Transfer Date;
(o)    all Liabilities associated with cash incentive or commission opportunities with respect to each Transferred Employee with respect to any performance period (or portion thereof) prior to or as of the applicable Employee Transfer Date, including the employer portion of any Taxes arising therefrom; and
(p)    any Liabilities associated with the matter set forth on Schedule 2.4(p).
Section 2.5    Unassignable Rights.
(a)    Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, to the extent that the assignment or attempted assignment to the Buyer or its designated Affiliate of any Acquired Asset (including any Contract or Seller Authorization) or any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law or Contract, or would require any consent, approval, waiver, authorization, or novation by a Governmental Entity or another Person and such consent, approval, waiver, authorization, or novation has not been obtained or made prior to the Closing (with respect to the applicable Closing Acquired Assets) or the RTP Fab Transfer Date (with respect to the applicable RTP Fab Acquired Assets), or with respect to which any attempted assignment would be ineffective or would materially and adversely affect the rights of any Seller Entity or the Buyer or its designated Affiliate thereunder (collectively, the “Unassignable Rights”), then neither this Agreement nor any other Transaction Document will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing or on the RTP Fab Transfer Date, as applicable; provided, however, that the Closing and the RTP Fab Transfer shall occur notwithstanding the foregoing without any adjustment to the Purchase Price as a result thereof, and notwithstanding anything to the contrary in this Agreement, no Seller Entity or any of their respective Affiliates shall have any Liability whatsoever arising out of or relating to, and neither the Buyer nor any Buyer Indemnified Person shall be entitled to indemnification under Article X based on, the Seller’s or the Buyer’s failure to obtain any consent, approval, waiver, authorization, or novation that may be required in connection with the Transactions or because of any circumstances resulting therefrom (including any default under or acceleration or termination of any Contract as a result thereof, or because of any termination for convenience) other than to the extent such failure constitutes a breach of the obligations set forth in this Section 2.5 or the representations and warranties contained in Section 3.3.
(b)    After the Closing and the RTP Fab Transfer, as applicable, the Buyer and the Seller will each use commercially reasonable efforts to promptly obtain, or to cause their respective Affiliates to promptly obtain, all consents, approvals, waivers, authorizations or novations that have not been obtained prior to the Closing or the RTP Fab Transfer, as applicable, in connection with the Unassignable Rights.
(c)    Until such consent, approval, waiver, authorization, or novation that is necessary for the effective assignment to the Buyer or any designated Affiliate of the Buyer of any Unassignable Right is obtained, provided and to the extent that the Seller can (or can cause the applicable Seller Entity to) do so without breaching the terms of such Unassignable Right, the Seller shall (or shall cause the applicable Seller Entity to) use commercially reasonable efforts to provide the Buyer or its designated Affiliate, in all material respects, with, and the Seller shall (or shall cause the applicable Seller Entity to) hold in trust for the exclusive benefit of the Buyer or its designated Affiliate, all the economic (taking into account all burdens to the Seller and its Affiliates) operational and other benefits of such Unassignable Right, to the extent permitted, of obtaining or making such consent, approval, waiver, authorization, notice or novation, as the case may be. Without limitation of and subject to the foregoing, at the Buyer’s request the Seller shall (or shall cause the applicable Seller Entity to) (i) cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement proposed by the Buyer under which the Buyer or its designated Affiliate would obtain the economic, operational and other benefits thereunder and would assume any related economic burden thereunder, (ii) enforce for the benefit of the Buyer or its designated Affiliate and as directed by the Buyer such Seller Entity’s rights under such Unassignable Right as if such Unassignable Right had been sold, conveyed, assigned and delivered to the Buyer or its designated Affiliate, including in the name of the Seller Entity party to such Unassignable Right or otherwise as the Buyer shall specify, including the right to terminate in accordance with the terms thereof, and (iii) permit the Buyer or its designated Affiliate to enforce any rights arising with respect thereto; provided, however, that, (1) the Buyer hereby agrees to promptly reimburse the Seller expenses incurred by each Seller Entity in complying with the Buyer’s or its designated Affiliate’s requests described above and agrees to indemnify and hold harmless the Seller Entities to the full extent permitted by applicable Laws from and against any Liabilities arising from, or in connection with, such Unassignable Rights, and (2) the Buyer or its designated Affiliate shall assume the related economic burden with respect to such Unassignable Rights and the Buyer or its designated Affiliate shall, as agent or subcontractor for the applicable Seller Entity pay, perform and discharge fully as and when required the Liabilities of such Seller Entity with respect to such Unassignable Rights from and after the Closing or the RTP Fab Transfer, as applicable. Subject to the Buyer’s or its designated Affiliate’s compliance in all material respects with its obligations under this Section 2.5(c), the Seller Entity party to such Unassignable Right will promptly pay to the Buyer or its designated Affiliate all income, proceeds and other monies received by such Seller Entity from third parties to the extent related to the Buyer’s or its designated Affiliate’s intended rights under such Unassignable Right, as contemplated by this Section 2.5(c) and net of any applicable expenses of such Seller Entity. Once any such consent, approval, waiver, authorization or novation is obtained or notice is properly made, the applicable Seller Entity shall assign such Unassignable Right to the Buyer or its designated Affiliate at no additional cost to the Buyer. The Parties will cooperate in good faith to eliminate or otherwise minimize any Taxes that may be imposed on any Seller Entity with respect to the Unassignable Rights.
(d)    This Section 2.5 shall not apply to Business Federal Contracts, which are the subject of Section 6.9.
(e)    Notwithstanding anything in this Agreement to the contrary, none of the Seller or any of its Affiliates shall be required to pay compensation to any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any third party in connection with the Seller’s and its Affiliates’ obligations under this Section 2.5. Without limiting the generality of the foregoing, (i) at any time upon the Buyer’s request, the Seller agrees to assign (or cause the applicable Seller Entity to assign) any Unassignable Right to the Buyer or its designated Affiliate for no additional consideration and (ii) once any consent, approval, waiver, authorization or novation referenced in this Section 2.5 is obtained or notice is properly made, the Seller or its applicable Affiliate shall assign the applicable Unassignable Right to the Buyer or its designated Affiliate for no additional consideration and, for the avoidance of doubt, such Unassignable Right shall thereafter be treated as an Acquired Asset for all purposes hereunder.
Section 2.6    Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the second Business Day after the satisfaction or, to the extent permitted, waiver of all conditions to the obligations of the Parties to complete the Transactions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date or time or in such other manner as the Parties may mutually determine (the actual date on which the Closing occurs being the “Closing Date”). The Closing will be effective as of 11:59 p.m. U.S. Eastern Time on the Closing Date. Documents may be delivered at the Closing by facsimile or other electronic means, provided that executed documents with original signatures to the extent required for any regulatory filings contemplated by this Agreement will be delivered as soon as reasonably practicable after the Closing. All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously upon mutual release by the Parties, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any other Transaction Document.
Section 2.7    Purchase Price. In consideration for the Acquired Assets, at the Closing, the Buyer shall (a) pay to the Seller an aggregate amount equal to the Closing Payment by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller no later than three (3) Business Days prior to the Closing Date, (b) assume the Assumed Liabilities, and (c) issue the Shares to the Seller. The Closing Payment is exclusive of any Transfer Taxes arising from the Transactions that are required to be paid or borne by the Buyer pursuant to this Agreement.
Section 2.8    Cash Purchase Price Adjustment.
(a)    Estimated Cash Purchase Price. No later than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a certificate of the Seller reasonably acceptable to the Buyer and executed on the Seller’s behalf by an authorized officer of the Seller that sets forth in reasonable detail the Seller’s reasonable good faith estimate of the Adjustment Amount (the “Estimated Adjustment Amount”) and each component thereof for purposes of calculating the Closing Payment to be paid in connection with the Closing (which such calculations shall include reasonable supporting schedules); provided that if the Buyer objects in good faith to the Seller’s calculation of the Estimated Adjustment Amount by written notice to the Seller delivered at least two (2) Business Days prior to the Closing Date, the Seller shall consider such objections in good faith, but the Seller’s determination of the Estimated Adjustment Amount shall be final and binding for purposes of calculating the Closing Payment.
(b)    Calculation. No later than sixty (60) days following the Closing Date, the Buyer shall, at its expense, (i) cause to be prepared a statement (the “Closing Date Adjustment Amount Schedule”) setting forth in reasonable detail the Buyer’s calculation of the Adjustment Amount (and each component thereof) and (ii) deliver the Closing Date Adjustment Amount Schedule (together with reasonable supporting schedules) to the Seller.
(c)    Review; Disputes.
(i)    From and after the delivery of the Closing Date Adjustment Amount Schedule, the Buyer shall provide the Seller and any accountants or advisors retained by the Seller with reasonable access, during normal business hours, to the relevant books and records of the Buyer and its Affiliates used by the Buyer in the preparation of, or otherwise reasonably relevant to, the Closing Date Adjustment Amount Schedule for the purposes of (A) enabling the Seller and its accountants and advisors to calculate, and to review the Buyer’s calculation of, the Adjustment Amount, and (B) identifying any dispute related to the calculation of the Adjustment Amount. The fees and expenses of any such accountants and advisors retained by the Seller shall be paid by the Seller.
(ii)    If the Seller disputes the calculation of the Adjustment Amount set forth in the Closing Date Adjustment Amount Schedule, then the Seller shall deliver a written notice (an “Adjustment Dispute Notice”) to the Buyer at any time during the thirty (30)-day period commencing upon receipt by the Seller of the Closing Date Adjustment Amount Schedule (the “Review Period”). The Adjustment Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii)    If the Seller does not deliver an Adjustment Dispute Notice to the Buyer prior to the expiration of the Review Period, the Buyer’s calculation of the Adjustment Amount set forth in the Closing Date Adjustment Amount Schedule shall be deemed final and binding on the Parties for all purposes of this Agreement.
(iv)    If the Seller delivers an Adjustment Dispute Notice to the Buyer prior to the expiration of the Review Period, then the Seller and the Buyer shall negotiate in good faith to reach agreement on the Adjustment Amount. If the Seller and the Buyer are unable to reach agreement on the Adjustment Amount within thirty (30) days after delivery of the Adjustment Dispute Notice (or such longer period as shall be mutually agreed to by the Buyer and the Seller), either Party shall have the right to refer such dispute to a nationally recognized independent accounting firm jointly selected by the Seller and the Buyer (or if they cannot agree on such an accounting firm, a nationally recognized accounting firm without a business relationship with the Buyer or the Seller that is selected by an accounting firm designated by the Seller and an accounting firm designated by the Buyer) (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) after such thirtieth (30th) day for resolution. In connection with the resolution of any such dispute by the Accounting Firm: (A) each of the Buyer and the Seller shall have a reasonable opportunity to meet with the Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Adjustment Amount, provided that (1) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Accounting Firm and (2) no Party will engage in any ex parte communication with the Accounting Firm at any time with respect to the Adjustment Amount, (B) the Accounting Firm shall determine the Adjustment Amount, including resolution of any issues relating to the application or requirements of the Working Capital Accounting Principles in connection therewith, in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a written copy of its determination to the Seller and the Buyer, and (C) the determination made by the Accounting Firm of the Adjustment Amount shall be conclusive, final and binding on the Parties for all purposes of this Agreement, absent fraud or manifest error. In calculating the Adjustment Amount, the Accounting Firm shall be limited to (x) addressing any particular disputes referred to in the Adjustment Dispute Notice and (y) choosing with respect to any particular item in dispute the Buyer’s position, the Seller’s position or a position in between the Seller’s position and the Buyer’s position. If the Accounting Firm’s final determination is in full agreement with the Buyer, then the Seller shall bear the fees and expenses of the Accounting Firm. If the Accounting Firm’s final determination is in full agreement with the Seller, then the Buyer shall bear the fees and expenses of the Accounting Firm. Otherwise, each of the Seller and the Buyer shall pay one-half of the fees and expenses of the Accounting Firm; provided that if the Accounting Firm determines that one Party has adopted one or more positions with respect to the Closing Date Adjustment Amount Schedule or the calculation of the Adjustment Amount that are frivolous or clearly without merit, the Accounting Firm may, in its discretion, assign a greater portion of any such fees and expenses to such Party. Notwithstanding the foregoing, the Accounting Firm’s authority to resolve any dispute shall be limited to the correct nature and amount of each item remaining in dispute. Any dispute among the Parties regarding the interpretation of this Agreement and the terms hereof shall be resolved, including through appropriate judicial resolution if necessary, prior to the selection of, and submission of the dispute to, the Accounting Firm.
(d)    Payment Upon Final Determination of Adjustments.
(i)    If the Adjustment Amount, as finally determined in accordance with Section 2.8(c), is less than the Estimated Adjustment Amount, then the Seller shall pay to the Buyer the amount of such difference (i.e., (A) the Estimated Adjustment Amount minus (B) the Adjustment

Amount, as finally determined) by wire transfer of immediately available funds to an account designated by the Buyer, no later than five (5) Business Days after such determination.
(ii)    If the Adjustment Amount, as finally determined in accordance with Section 2.8(c), is greater than the Estimated Adjustment Amount, then the Buyer shall pay to the Seller the amount of such difference (i.e., (A) the Adjustment Amount, as finally determined, minus (B) the Estimated Adjustment Amount) by wire transfer of immediately available funds to an account designated by the Seller, no later than five (5) Business Days after such determination.
Section 2.9    Allocation of Purchase Price.
(a)    At least thirty (30) days prior to the Closing, the Seller shall provide to the Buyer an allocation of the Purchase Price as estimated by the Seller among the Acquired Assets and the non-competition and non-solicitation provisions in Section 6.1 (such allocation, the “Preliminary Purchase Price Allocation”). The Preliminary Purchase Price Allocation shall be used to make all necessary preliminary determinations for Transfer Tax purposes pursuant to Section 6.4(a). The Buyer shall have twenty (20) days after the Buyer’s receipt of the Seller’s proposed schedule setting forth the Preliminary Purchase Price Allocation in which to deliver comments to the Seller in respect of the Preliminary Purchase Price Allocation. The Buyer and the Seller agree to use commercially reasonable efforts to resolve in good faith any differences with respect to the Preliminary Purchase Price Allocation.
(b)    Not later than forty-five (45) days after the Adjustment Amount has been finally determined pursuant to Section 2.8, the Buyer shall prepare and deliver to the Seller a proposed schedule allocating the Purchase Price among the Acquired Assets and the non-competition and non-solicitation provisions in Section 6.1, which allocation shall be made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Post-Closing Purchase Price Allocation”). For purposes of preparing the Post-Closing Purchase Price Allocation, the Purchase Price will be calculated as the sum of the Cash Purchase Price and the fair market value of the Shares determined as of the Closing Date.
(c)    The Seller shall have thirty (30) days after the Seller’s receipt of the Buyer’s proposed schedule setting forth the Post-Closing Purchase Price Allocation in which to deliver comments to the Buyer with respect to the Post-Closing Purchase Price Allocation. The Buyer and the Seller agree to use commercially reasonable efforts to resolve in good faith any differences with respect to the Post-Closing Purchase Price Allocation. If the Buyer and the Seller are unable to reach such agreement within thirty (30) days following the delivery of comments to the Post-Closing Purchase Price Allocation by the Seller to the Buyer (or such longer period as shall be mutually agreed to by the Buyer and the Seller), each of the Buyer and the Seller shall have the right to refer any disputed elements of the Post-Closing Purchase Price Allocation to an internationally recognized independent accounting firm, with sufficient international merger and acquisition experience, jointly selected by the Seller and the Buyer (or if they cannot agree on such an accounting firm, an internationally recognized accounting firm without a business relationship with the Buyer or the Seller that is selected by an accounting firm designated by the Seller and an accounting firm designated by the Buyer) (such firm, or any successor thereto, being referred to herein as the “Allocation Accounting Firm”) for resolution. In connection with the resolution of any such dispute by the Allocation Accounting Firm, (i) the Allocation Accounting Firm shall determine the disputed elements of the Post-Closing Purchase Price Allocation in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days of such referral and upon reaching such determination shall deliver a written copy of its determination to the Seller and the Buyer; and (ii) the determination made by the Allocation Accounting Firm of the disputed elements of the Post-Closing Purchase Price Allocation shall be conclusive, final and binding on the Parties for all purposes of this Agreement, absent Fraud or manifest error. In determining the Post-

Closing Purchase Price Allocation, the Allocation Accounting Firm shall be limited to (x) addressing any particular disputes referred to the Allocation Accounting Firm by the Buyer or the Seller and will not make any other determination, including any determination as to whether any undisputed items in the Post-Closing Purchase Price Allocation are correct, and (y) choosing with respect to any particular item in dispute the Buyer’s position, the Seller’s position or a position in between the Seller’s position and the Buyer’s position. Each of the Seller and the Buyer shall pay one-half of the fees and expenses of the Allocation Accounting Firm for such determination.
(d)    The Buyer and the Seller agree to, and to cause their Affiliates to, (i) prepare and file each of their respective Tax Returns, and make all necessary final determinations for Transfer Tax purposes pursuant to Section 6.4(a), on a basis consistent with the Post-Closing Purchase Price Allocation as finally determined pursuant to this Section 2.9 and (ii) take no position inconsistent with the Post-Closing Purchase Price Allocation on any applicable Tax Return or in any Audit before any Governmental Entity, in each case except to the extent otherwise required by Law.
(e)    If the Purchase Price is adjusted pursuant to this Agreement, the Post-Closing Purchase Price Allocation shall be adjusted as appropriate, and the Buyer and the Seller shall reasonably cooperate in making any such adjustments.
(f)    For the avoidance of doubt, the Post-Closing Purchase Price Allocation will allocate the Purchase Price among the Closing Acquired Assets and the RTP Fab Acquired Assets, and will not be subject to adjustment or true-up merely as a result of any assumptions regarding the RTP Fab Acquired Assets to be transferred as reflected in the Post-Closing Purchase Price Allocation being incorrect. Unless the Purchase Price is adjusted pursuant to Section 2.9(e), the Buyer and the Seller will not change the Post-Closing Purchase Price Allocation once it has been finally determined pursuant to this Section 2.9.
Section 2.10    Withholding. Notwithstanding anything to the contrary contained herein, the Buyer and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code or any other Tax Law with respect to the making of such payment. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the applicable Seller Entity or such other Person in respect of whom such withholding was made. If the Buyer believes it is required under the Code or any provision of any other Tax Law to deduct and withhold any Taxes with respect to any payment pursuant to this Agreement, the Buyer shall notify the applicable Seller Entity or other applicable Person at least three (3) days prior to making such payment and shall use commercially reasonable efforts to cooperate with such Seller Entity or other applicable Person in taking such actions as may be reasonably requested by such Seller Entity or other applicable Person and permissible under applicable Tax Law for purposes of reducing or eliminating the amount required to be deducted and withheld.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date, except as disclosed in the Seller Disclosure Schedule.

Section 3.1    Organization, Standing and Power.
(a)    Each Seller Entity is an entity duly organized and in good standing or existence, as the case may be, under the Laws of its respective jurisdiction of organization. Each Seller Entity has the requisite organizational power and authority to own, license or use the Acquired Assets and to carry on the Business as it has been and is now owned and being and is proposed to be conducted by such Seller Entity. Each Seller Entity is duly qualified to do business and is in good standing or existence, as the case may be, in each jurisdiction (other than its jurisdiction of organization) in which the ownership or leasing of the Acquired Assets or the conduct of the Business by such Seller Entity requires such qualification, except where the failure to be so qualified or in good standing or in existence would not have a Seller Material Adverse Effect.
(b)    The Seller has made available to the Buyer correct and complete copies of the articles of incorporation or bylaws or other governing documents of each Seller Entity (each as amended to date).
(c)    The Acquired Assets do not include any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.
Section 3.2    Authority. Each Seller Entity has all requisite organizational power to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to complete the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the applicable Seller Entity is a party and the completion of the Transactions have been duly authorized by all requisite organizational action, and no other action on the part of any Seller Entity is necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents to which such Seller Entity is a party or to complete the Transactions. This Agreement has been duly executed and delivered by the Seller, and assuming the due authorization, execution and delivery thereof by the Buyer, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws involving fraudulent conveyances and preferential transfers, and (b) the limitations imposed by general equitable principles, regardless of whether such enforceability is considered in any Action, whether at Law or in equity (collectively, the “Bankruptcy and Equity Principles”). Upon the execution and delivery by the applicable Seller Entity of the other Transaction Documents to which it is a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of such Seller Entity, enforceable against such Seller Entity in accordance with their terms except as enforceability may be limited by the Bankruptcy and Equity Principles.
Section 3.3    Consents and Approvals; No Violation. The execution and delivery by the Seller of this Agreement and by each Seller Entity of the other Transaction Documents to which such Seller Entity is a party and the performance of each such Seller Entity’s obligations hereunder and thereunder will not (a) violate any provision of the articles of incorporation or bylaws or similar governing documents of such Seller Entity; (b) violate any Law applicable to such Seller Entity; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Business Contract, (d) result in the imposition of any Lien (other than Permitted Liens) on any Acquired Asset, (e) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity, other than (i) the Mandatory Regulatory Approval and (ii) the requirement to enter into a Novation Agreement with the U.S. Government in respect of each Business Federal Contract with respect to which the U.S. Government is the counterparty, except in the case of each of clauses (b)–(e), as would not reasonably be expected to be material to the Business or the Acquired Assets, taken as a whole.
Section 3.4    Financial Statements; Undisclosed Liabilities.
(a)    The financial information set forth in Section 3.4(a) of the Seller Disclosure Schedule as of and for the periods set forth therein (the “Financial Information”) (i) is derived from the Files and Records of the Seller Entities, (ii) was prepared in good faith, and (iii) fairly presents in all material respects the financial condition or results of operations of the Business as of such respective times and for such respective time periods referred to therein, in each case as set forth in Section 3.4(a) of the Seller Disclosure Schedule; provided, however, that (x) the Seller Entities do not maintain separate financial statements of the Business, (y) the assets and liabilities included in the Financial Information may differ from those that are within the scope of the Acquired Assets and the Assumed Liabilities or otherwise used or incurred in the operation of the Business and (z) the Financial Information is presented on a carve-out basis and as set forth in Section 3.4(a) of the Seller Disclosure Schedule and may differ materially from financial statements presented in accordance with GAAP, including in that it does not include all year-end adjustments, audit adjustments, carve-out adjustments or footnote disclosures and other presentation items required for the presentation of financial statements in conformity with GAAP.
(b)    The Closing Assumed Liabilities do not, and as of the RTP Fab Transfer Date the RTP Fab Assumed Liabilities will not, include any Liabilities that would be required by GAAP to be presented on the face of a balance sheet, other than (i) Liabilities that are reflected on the unaudited consolidated balance sheet as of March 26, 2023 included in the Financial Information, if any, the “Latest Seller Balance Sheet”), (ii) Liabilities of the type reflected on the Latest Seller Balance Sheet that have arisen after the date of the Latest Seller Balance Sheet in the Ordinary Course of Business, (iii) Liabilities resulting from the obligations of a Seller Entity under this Agreement or the other Transaction Documents, (iv) Liabilities pursuant to any Contract to which a Seller Entity is a party which did not result from any default, tort or breach of contract, (v) Liabilities that are included as current liabilities in the final Closing Net Working Capital Amount, and (vi) other Liabilities that would not reasonably be expected to be material to the Business.
(c)    The Files and Records of each Seller Entity (to the extent related to the Business) have been maintained in all material respects in accordance with the Files and Records and policies of the Seller Entities. Each Seller Entity (to the extent related to the Business) maintains materially accurate books of account and other financial records reflecting its assets and liabilities and maintains proper and effective internal control over financial reporting that is designed to provide reasonable assurance (i) that transactions are executed with management’s authorization, (ii) that transactions are recorded as necessary to permit preparation of the financial statements of the Business and to maintain accountability for the assets of the Business in accordance with GAAP, (iii) that access to the assets of the Business is permitted only in accordance with management’s authorization and (iv) regarding unauthorized acquisition, use or disposition of assets of the Business. Each Seller Entity maintains effective controls and procedures that are designed to ensure that all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of the Financial Information.
(d)    This Section 3.4 is qualified by the fact that the Business has not operated as a separate “stand alone” entity within the Seller; in certain operational areas, the Business is dependent upon centralized functional activities of the Seller, the costs of which have not been historically allocated to the Business; and the Financial Information are presented on a carve-out basis and may differ materially from financial statements presented in accordance with GAAP, in that they do not include all year-end adjustments, audit adjustments, carve-out adjustments, or footnote disclosures and other presentation items required for the presentation of financial statement in conformity with GAAP. As a result, the

Business has been allocated certain internal charges and credits for purposes of the preparation of the Financial Information. Such allocations of charges and credits have been made in good faith with the intent of accurately presenting to the extent practicable the financial condition and results of operations of the Business for the time periods covered by the Financial Information, but may not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.
Section 3.5    Absence of Certain Changes. From the date of the Latest Seller Balance Sheet through the date hereof, the (i) Business has been conducted in the Ordinary Course of Business in all material respects and (ii) there has not been any Seller Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Latest Seller Balance Sheet through the date hereof, no Seller Entity (with respect to the Business) has:
(a)    amended its charter, bylaws or other organizational documents in a manner that reasonably would be expected to have an adverse effect on the Transactions;
(b)    permitted or allowed any of the Closing Acquired Assets to be subjected to any Liens other than Permitted Liens or Liens that will be released prior to or in connection with Closing;
(c)    changed its accounting methods, principles or practices, except insofar as required by a generally applicable change in GAAP or any other local accounting standards applicable to any Seller Entity;
(d)    hired or engaged any Business Employee or independent contractor whose base compensation is at least $[***] annually or terminated the employment or engagement of any person who, if employed or engaged on the date hereof, would constitute a Business Employee or independent contractor whose base compensation is at least $[***] annually;
(e)    amended in any material respect, terminated or canceled, or waived any material right under, any Material Business Contract other than in the Ordinary Course of Business;
(f)    made capital expenditures or commitments or acquired any property, plant and equipment constituting Acquired Assets in each case for an aggregate cost in excess of $[***];
(g)    instituted or settled any material Actions, other than in the Ordinary Course of Business;
(h)    changed the nature or scope of the Business in any material respect;
(i)    made or changed any Tax election, changed an annual accounting period, filed any amended Tax Return, entered into any closing agreement, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings relating to Taxes, waived or extended any statute of limitations with respect to Taxes, settled or compromised any Tax claim or assessment (other than paying Taxes in the Ordinary Course of Business), or surrendered any right to claim a refund of Taxes, in each case, to the extent such action could reasonably be expected to result in any Liability to the Buyer or its Affiliates for Taxes or give rise to a Lien (other than a Permitted Lien) on the Acquired Assets;
(j)    adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against Seller;

(k)    changed in any material respect the policies or practices regarding the assets or liabilities included with the scope of the Closing Net Working Capital Amount in accordance with the Working Capital Accounting Principles;
(l)    incurred, assumed or guaranteed any Indebtedness of any other Person in connection with the Business;
(m)    terminated, let lapse or materially amended or modified any insurance policy maintained by Seller or any of its Affiliates in connection with the Business unless such policy has been replaced by a reasonably comparable policy;
(n)    entered into a Contract to take any action described in this Section 3.5;
(o)    increased any benefits under any Seller Benefit Plan or increased the compensation payable or paid, whether conditionally or otherwise, to any Business Employee or independent contractor, other than (i) any increase adopted in the Ordinary Course of Business in respect of the compensation of any non-officer Business Employee whose annual base compensation does not exceed $[***] after giving effect to such increase, to the extent such increase is part of a broad-based increase to employees of the Seller Entities generally, (ii) any increase in benefits or other compensation required by applicable Law or required pursuant to the terms of an existing Seller Benefit Plan, so long as such Seller Benefit Plan has been disclosed as of the date of this Agreement to the Buyer in the Seller Disclosure Schedule;
(p)    except as otherwise required by Law, negotiated, entered into, amended or extended any Contract with a Union (each, a “Collective Bargaining Agreement”);
(q)    taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements or liability under, the WARN Act;
(r)    except as required by Law, or as reasonably necessary to avoid a violation of Law, not transfer internally (including in response to a request for transfer by a Business Employee), or otherwise materially alter the duties and responsibilities of, any Business Employee in a manner that would affect whether such individual is or is not classified as a Business Employee, other than such actions that are taken in order to fill a vacancy in the Ordinary Course of Business; or
(s)    sold, assigned, transferred, leased, licensed, encumbered, abandoned or permitted to lapse (i) any Assigned Registered Intellectual Property or (ii) except in the Ordinary Course of Business, or as would be permitted under the IPALA (as if the IPALA were in effect as of the date hereof), any Licensed Registered Intellectual Property; in each case (i) and (ii) other than Permitted Liens.
Section 3.6    Litigation. There are no, and from [***] until the date hereof have been no, material Actions by any Person pending or, to the Knowledge of the Seller, threatened against any Seller Entity or any of its officers or directors (in each case with respect to the Business and, with respect to its officers or directors, in their capacity as such), at Law or in equity or before or by any Governmental Entity, or which challenge or seek to prevent, enjoin, alter or materially delay the Transactions. There are no, and from [***] until the date hereof have been no, material Orders (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) that are outstanding against or involve any Seller Entity (with respect to the Business). There are no, and from [***] until the date hereof there have been no, material Actions by any Seller Entity (with respect to the Business) or which any Seller Entity (with respect to the Business) has commenced preparations to initiate, against any other Person, other than in the Ordinary Course of Business.

Section 3.7    Governmental Authorization. Each Seller Entity possesses, and since [***] has possessed, all material consents, licenses, permits, grants, or other authorizations of, and has made all material filings with, Governmental Entities that are required for its respective operation of the Business or the holding of any interest it holds in the Acquired Assets (the “Seller Authorizations”). Each Seller Entity is and, since [***], has been in compliance in all material respects with all Seller Authorizations it possesses; all such Seller Authorizations are, as of the date hereof, in full force and effect; and, to the Knowledge of the Seller, no Governmental Entity intends to modify in any material respect, cancel, terminate, revoke or not renew any Seller Authorization. Section 3.7 of the Seller Disclosure Schedule sets forth a correct and complete list of all Seller Authorizations held by each Seller Entity and material to the Business and such Seller Authorizations constitute all Seller Authorizations necessary for the operation of the Business as currently conducted and for the use of the Acquired Assets.
Section 3.8    Title to Property; Sufficiency.
(a)    The Seller Entities have (or at Closing will have) good and marketable title to all of the Closing Acquired Assets owned or purported to be owned by the Seller Entities, and a valid leasehold interest in or license to all Closing Acquired Assets owned by any other Person, free and clear of all Liens other than Permitted Liens. As of the date hereof (to the extent applicable) and as of the RTP Fab Transfer Date the Seller Entities will have good and marketable title to all of the RTP Fab Acquired Assets owned or purported to be owned by the Seller Entities, and a valid leasehold interest in or license to all RTP Fab Acquired Assets owned by any other Person, free and clear of all Liens other than Permitted Liens. Upon the sale, transfer, assignment and delivery of the Acquired Assets pursuant to the terms of the Transaction Documents, and assuming receipt of all necessary approvals, authorizations and consents and the filing of all notices and granting and issuances of all licenses, Orders, waivers and permits by any necessary Persons or Governmental Entities, the Buyer or its designated Affiliate will receive good and marketable title to the Acquired Assets that were previously owned or purported to be owned by the Seller Entities, and a valid leasehold interest in or license to the Acquired Assets owned by any other Person, free and clear of all Liens (other than Permitted Liens).
(b)    Assuming receipt of all necessary approvals, authorizations and consents and the filing of all notices and granting and issuances of all licenses, Orders, waivers and permits by any necessary Persons or Governmental Entities and the replacement of the Shared Contracts:
(i)    the Closing Acquired Assets, together with the services, assets, Intellectual Property and rights granted to the Buyer and its Affiliates under the Transaction Documents at the Closing, will, as of the Closing, be sufficient, and constitute all of the assets (tangible and intangible) or rights necessary and sufficient, to conduct the Business as conducted by the Seller Entities as of the date hereof and as of the Closing Date, except as set forth on Section 3.8(b)(i) of the Seller Disclosure Schedule; and
(ii)    the RTP Fab Acquired Assets, together with the services, assets, Intellectual Property and rights granted to the Buyer and its Affiliates under the Transaction Documents at the RTP Fab Transfer Date, will, as of the RTP Fab Transfer Date, be sufficient, and constitute all of the assets (tangible and intangible) or rights necessary and sufficient, to conduct the Business as conducted by the Seller Entities at the RTP Fab as of the RTP Fab Transfer Date, except as set forth on Section 3.8(b)(ii) of the Seller Disclosure Schedule.
(c)    The Closing Acquired Fixed Assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used. As of the RTP Fab Transfer Date, the RTP Fab Acquired Fixed Assets will have been maintained in accordance with normal industry practice, will be in good operating condition and repair (subject to normal wear and tear) and will be suitable for the purposes for which they presently are used and will be used immediately following the Closing.
Section 3.9    Intellectual Property.
(a)    Section 3.9(a) of the Seller Disclosure Schedule contains a complete and accurate list of all (i) Assigned Registered Intellectual Property (setting forth, for each item, the title, full legal name of the applicant(s) and owner(s) of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable) and (ii) Software that is material to the conduct of the Business and included in the Assigned Technology. Except with respect to Assigned Abandoned Patents (as defined in the IPALA), the Assigned Registered Intellectual Property and Licensed Registered Intellectual Property are subsisting, have not been determined by any Governmental Entity to be invalid or unenforceable, and, to the Knowledge of the Seller, are not invalid or unenforceable. A Seller Entity is the sole and exclusive owner of all rights, title and interests in and to each item of Assigned Intellectual Property, including each of the items set forth in Section 3.9(a) of the Seller Disclosure Schedule, in each case, free and clear of any Liens other than Permitted Liens.
(b)    Except with respect to Assigned Abandoned Patents, each Seller Entity has complied in all material respects with all the requirements of all United States and foreign patent, trademark and copyright offices and all other applicable Governmental Entities and registrars with respect to maintenance of the Assigned Registered Intellectual Property and Licensed Registered Intellectual Property, in each case owned by such Seller Entity, including payment of all required fees when due to such offices or agencies and the filing of all necessary documents.
(c)    The Assigned Intellectual Property constitutes all Intellectual Property that is owned by any Seller Entity as of the Closing Date and solely used in or held for use in the Business or Business Products. The Assigned Intellectual Property, Licensed Intellectual Property, and rights to Intellectual Property under the Assumed Contracts and Transaction Documents (including the Transition Services Agreement) collectively constitutes all Intellectual Property that is used in or held for use in the Business as currently conducted by the Seller Entities, and the Seller Entities solely own, are licensed or otherwise have the valid and enforceable right to use all such Intellectual Property free and clear of any Liens other than Permitted Liens. The Seller Entities have all necessary rights, licenses, consents and authority to grant to Buyer the rights to the Licensed Intellectual Property provided in the IPALA and rights to Intellectual Property provided under the Transaction Documents. Upon the Closing and immediately thereafter, all Assigned Intellectual Property, Licensed Intellectual Property and rights to Intellectual Property under the Assumed Contracts and the Transaction Documents will, in each case, be owned by, or licensed or sublicensed by or to, or held by Buyer in the same manner and on the same terms as such Intellectual Property was owned by, or licensed or sublicensed by or to, or held by the Seller Entities immediately prior to the Closing.
(d)    Except as set forth in Section 3.9(d) of the Seller Disclosure Schedule, no claims (i) challenging the validity, enforceability, effectiveness, use or ownership of any of the Assigned Intellectual Property or (ii) alleging that the operation of the Business by the Seller Entities, including the use, manufacture or sale of the Business Products infringe, misappropriate or violate, or have infringed, misappropriated or violated, any Intellectual Property of any Person, have, from [***] until the date hereof, been asserted in writing against any Seller Entity or, to the Seller’s Knowledge, are, as of the date hereof, threatened by any Person. There are no interference, re-examination, reissue, opposition, nullity or cancellation proceedings pending that relate to any of the Assigned Registered Intellectual Property. Notwithstanding anything in this Agreement to the contrary, the foregoing representations and warranties in this Section 3.9(d) are the only representations and warranties of the Seller regarding infringement, misappropriation or violation of Intellectual Property of any Person, and no other representations or warranties in this Article III shall be deemed to apply to any such matters.
(e)    From [***] until the date hereof, no claim has been made by any Seller Entity in writing that remains, as of the date hereof, pending against any Person alleging any infringement, violation or misappropriation of any Assigned Intellectual Property.
(f)    Section 3.9(f) of the Seller Disclosure Schedule sets forth a complete and accurate listing of (i) all licenses granted by any Seller Entity under Assigned Intellectual Property (except for non-exclusive licenses granted to customers in the Ordinary Course of Business in connection with the sale of the Business Products) and (ii) licenses under which a Seller Entity is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person that is necessary for, or otherwise used in, the operation of the Business (except for licenses of commercially available off-the-shelf software) (collectively, the “Seller Entity IP Contracts”).
(g)    Each Seller Entity has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all Trade Secrets included in the (x) Assigned Intellectual Property and (y) the Licensed Intellectual Property, including by: (i) requiring all Persons having access to any such Trade Secrets to execute binding, enforceable and written confidentiality Contracts that include terms sufficient to protect and preserve the confidentiality of any and all such Trade Secrets, and the Seller Entity’s proprietary interests therein; and (ii) using reasonable efforts to prevent disclosure of any and all such Trade Secrets to any employee, independent contractor, consultant, or other Person who has not executed a Contract described in the foregoing clause (i). To the Knowledge of the Seller, there has been no disclosure of any such Trade Secrets to any employee, independent contractor, consultant, or other Person who has not executed a Contract described in the foregoing clause (i). All current and former employees and contractors who have developed or contributed to material Assigned Intellectual Property or Licensed Intellectual Property have executed enforceable Contracts that irrevocably assign to the applicable Seller Entity all of such Person’s rights relating to such Intellectual Property. There is not, and has not been from [***] until the date hereof, any material violation of any confidentiality or assignment Contract relating to the Assigned Intellectual Property or Licensed Intellectual Property, nor, to the Seller’s Knowledge, any material unauthorized disclosure of any Trade Secret included in the Assigned Intellectual Property or Licensed Intellectual Property.
(h)    Neither the execution, delivery or performance by the Seller of this Agreement nor the consummation of the Transactions will result in the loss or impairment of ownership rights or any other rights to or under any Assigned Intellectual Property, except in each case as set forth on Section 3.9(h) of the Seller Disclosure Schedule.
(i)    The Seller Entities own, lease, license or otherwise have the legal right to use all Seller IT Systems, and the Seller IT Systems are reasonably sufficient for the conduct of the Business as currently conducted. Except as disclosed on Section 3.9(i) of the Seller Disclosure Schedule, from [***] until the date hereof, there has been no failure or other substandard performance of any Seller IT System that caused a material disruption to the Business. The Seller Entities maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities and test such plans and procedures on a regular basis consistent with industry standards, and such plans and procedures have been proven effective in all material respects upon such testing. To the Knowledge of the Seller, the Seller IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable or erase Software, hardware, or data. The Seller Entities are not in material breach of any of their Contracts relating to the Seller IT Systems.

(j)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.9 are the sole and exclusive representations and warranties made by the Seller with respect to Intellectual Property or Intellectual Property matters, except as expressly set forth in Section 3.5(s), Section 3.8(b), Section 3.17(a)(xv) and Section 3.17(b) with respect to the Seller Entity IP Contracts, and Section 3.25.
Section 3.10    Business Products.
(a)    The commercially released Business Products that are offered or sold to third parties as of the date of this Agreement conform in all material respects with the Business’s applicable published product specifications and all applicable standards for quality and workmanship prescribed by Law. From [***] until the date hereof, no Seller Entity has received any written warranty claims, contractual terminations or requests for settlement or refund due to the failure of such Business Products to meet their specifications or requirements except in the Ordinary Course of Business in an amount substantially consistent with financial statement reserves for such Business Products.
(b)    Section 3.10(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Business Products that are, as of the date of this Agreement, sold, offered for sale, or provided to third parties by the Seller Entities.
(c)    Each Business Product sold by any of the Seller Entities prior to the date of this Agreement, at the time of such sale, was materially in conformity with all warranties made by the Seller Entities or any of their Affiliates with respect to such Business Product. None of the Seller Entities has provided any warranty in respect of any Business Product other than as may be set forth in any of the Assumed Contracts.
(d)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.10 are the sole and exclusive representations and warranties made by the Seller with respect to the conformance of the Business Products with product specifications and all applicable standards for quality and workmanship prescribed by Law and any warranty and product liabilities related to the Business Products.
Section 3.11    Taxes.
(a)    Each Seller Entity has timely filed with each appropriate Governmental Entity all Tax Returns relating to the Acquired Assets or the Business required to have been filed by it (taking into account any valid extensions of time to file), and all such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid or remitted by the Seller Entities with respect to the Acquired Assets or the Business have been timely paid or remitted.
(b)    All Taxes required by Law to have been withheld or collected by the Seller Entities with respect to the Acquired Assets or the Business have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each Seller Entity has complied in all material respects with all information reporting and backup withholding requirements with respect to the Acquired Assets or the Business, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.
(c)    None of the Seller Entities are party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement with respect to the Acquired Assets or the Business other than commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not indemnification for Taxes.

(d)    Except as set forth on Section 3.11(d) of the Seller Disclosure Schedule, as of the date hereof, no Audit or other similar Action of or relating to any Tax Return of any of the Seller Entities with respect to the Acquired Assets or the Business is currently in progress or, to the Knowledge of the Seller, threatened or contemplated. No adjustments, deficiencies, or underpayments for Taxes of any of the Seller Entities with respect to the Acquired Assets or the Business have been claimed, proposed or assessed by any Governmental Entity.
(e)    As of the date hereof, no claim has been made or threatened in writing by a Tax authority in a jurisdiction in which a Seller Entity has not filed a specific Tax Return or paid a specific Tax asserting that the Seller Entity is or may be required to file such Tax Return or is subject to such Tax imposed by that jurisdiction, in respect of the Acquired Assets or the Business.
(f)    None of the Assumed Liabilities is an obligation to make a payment the deduction of which is prohibited under Section 280G of the Code.
(g)    There are no Liens with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.
(h)    As of the date hereof, no Seller Entity has been granted any waiver of any statute of limitations that is currently in effect in respect of Taxes or Tax Returns with respect to the Acquired Assets or the Business, or entered into any agreement to extend any period of time with respect to the filing of a Tax Return or an assessment or deficiency for Taxes or adjustment to Tax items with respect to the Acquired Assets or the Business (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).
(i)    As of the date hereof, no closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings with respect to Taxes or Tax Returns related to the Acquired Assets or the Business have been entered into, issued by, or requested from any Tax authority.
(j)    No Acquired Asset will result in Buyer or any of its Affiliates having any liability or obligation to pay, reimburse, or indemnify any Person for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract (other than in connection with commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or otherwise.
(k)    No Seller Entity has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 in respect of the Business or the Acquired Assets.
(l)    None of the Acquired Assets include any interest in any joint venture, partnership or other arrangement that is treated as a partnership for federal Income Tax purposes.
(m)    None of the Acquired Assets is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code, (ii) a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, or (iii) a “United States real property interest” within the meaning of Section 897 of the Code.
Section 3.12    Employee Matters.
(a)    From [***] until the date hereof, there have not been any material, pending or the Knowledge of the Seller, threatened (i) Actions by or before any Governmental Entity against or affecting any Seller Entity with respect to the Business concerning employment-related matters or brought by or on behalf of any current or former applicant, employee or independent contractor of any Seller Entity (with respect to the Business) or (ii) (A) acts, allegations or breaches of any policy of any Seller Entity or (B) settlements or similar out-of-court or pre-litigation arrangements, in the case of (A) and (B) relating to sexual or other type of discrimination, harassment or similar misconduct involving any Seller Entity or any of its current or former employees, directors, managers, officers or independent contractors in relation to their work for the Business.
(b)    No Seller Entity is a party, or otherwise subject, to any Collective Bargaining Agreement, or work rules or practices agreed to with any Union applicable to the Business Employees, and no such Collective Bargaining Agreement, work rules or practices are being negotiated by any Seller Entity. None of the Business Employees are represented by any Union and, to the Seller’s Knowledge, there are no, and from [***] until the date hereof there have been no, Union organizing activities or proceedings among any such employees, nor does any question concerning representation exist concerning such employees and, to the Knowledge of the Seller, no such activities or proceedings have been threatened in writing. No notice, consent, or consultation obligations with respect to any employees of the Seller Entities, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.
(c)    There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout, demand or petition for recognition, handbilling, picketing or other similar action pending, and, to the Knowledge of the Seller, there has been no such action pending or threatened against or affecting any Seller Entity (with respect to the Business, the Business Employees or the Acquired Assets) from [***] until the date hereof.
(d)    Section 3.12(d) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of the names of all Business Employees, along with their current (i) job title (including whether full or part time), (ii) employing entity, (iii) hire date, (iv) work location, (v) annual base compensation or hourly wage rate (as applicable), (vi) other terms of compensation, including any target annual commission, bonus or other incentive-based compensation, (vii) eligibility for severance (and, if so, indication of the Seller Severance Plan under which such Business Employee is eligible), (viii) leave status (and, if on leave, the anticipated return date, if known), (ix) immigration status if not a United States citizen (including type of visa and expiration date, if applicable), and (x) classification as a Closing Business Employee or an RTP Fab Business Employee. The Seller has made available to the Buyer any applicable forms of agreements regarding confidentiality or assignment of inventions for such individuals.
(e)    To the Knowledge of the Seller, no Business Employee is subject to any Contract with any Seller Entity or any Affiliate thereof which would reasonably be expected to materially and adversely affect or interfere with such Business Employee’s ability to perform such person’s duties as an employee of the Buyer following consummation of the Transactions.
(f)    All necessary visa or work authorization petitions have been timely and properly filed on behalf of any Business Employees requiring a visa stamp, I-94 status document, employment authorization document or other immigration document to legally work in the United States, and all paperwork retention requirements with respect to such applications and petitions have been met.
(g)    To the Knowledge of the Seller, as of the date hereof, no Business Employee who is an executive or key employee and no group of Business Employees, to the Seller’s Knowledge, has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Seller Entities within the [***] period following the Closing Date.

(h)    With respect to the Business Employees, the Seller Entities are, and since [***] have been, in compliance in all material respects with applicable Laws respecting employment and employment practices and terms and conditions of employment, including any such Laws respecting wages and hours (including minimum wage, overtime, meal and rest breaks, vacation time, sick leave and work-related expense reimbursement), child labor, background checks and drug testing, employment discrimination, harassment and retaliation, employee classification (whether for overtime or for determination of independent contractors), workers’ compensation, family and medical leave and other leaves of absence, the WARN Act, the Immigration Reform and Control Act, occupational safety and health requirements (including any guidance published by any Governmental Entity related to the COVID-19 pandemic), and the similar Laws of foreign jurisdictions.
Section 3.13    Seller Benefit Plans.
(a)    The execution and delivery of this Agreement and the other Transaction Documents by the Seller Entities and the consummation of the Transactions will not result in any obligation or Liability (with respect to accrued benefits or otherwise) of the Buyer or its Affiliates under any Seller Benefit Plan other than as an Assumed Liability. For purposes of this Agreement, “Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any other equity or equity-based incentive, equity purchase, equity ownership, equity bonus, retirement, pension, profit sharing, health or welfare, severance, employee loan, transaction, change in control, retention, vacation or paid time off, employment or independent contractor (including offer letters), deferred compensation, fringe benefit or other compensatory or employee benefit plan, agreement, policy or arrangement (whether written or unwritten, formal or informal), and for the purposes of this Agreement, a “Seller Benefit Plan” is a Benefit Plan sponsored, maintained or contributed (or required to be contributed) to by the Seller Entities or their respective ERISA Affiliates or to which the Seller Entities or their respective ERISA Affiliates have or could reasonably be expected to have any Liability, in each case, for the benefit of any Business Employee (or their respective beneficiaries or dependents). Section 3.13(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Seller Benefit Plans.
(b)    With respect to each equity-based incentive award of the Seller or its Affiliates held by a Business Employee as of the date hereof, Section 3.13(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the (i) name of the award holder, (ii) number and type of equity interests underlying the award, (iii) incentive equity plan under which such award was granted, (iv) grant date, (v) exercise price or base price (if applicable), (vi) vesting schedule, (vii) expiration date and (viii) expected treatment in connection with the Transactions.
(c)    Each Seller Benefit Plan has been established, maintained, operated, funded and administered in all material respects in compliance with its terms and with the requirements prescribed by applicable Law, including ERISA and the Code. With respect to the Seller Benefit Plans, no event has occurred in connection with which the Buyer reasonably would be expected to be subject to any material Liability under ERISA, the Code or any other applicable Law. To the Seller’s Knowledge, there are no pending Actions (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) that have been asserted or instituted by, against or relating to, any Seller Benefit Plan (including any such Action against any fiduciary of any such Seller Benefit Plan) by or on behalf of any Business Employee.
(d)    All the Seller Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination (or opinion or advisory) letters from the IRS to the effect that such plans are qualified and the plans and trusts related thereto are exempt from U.S. federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and such letters remain applicable to the plans, and to the Seller’s Knowledge, no event has occurred that would adversely affect such qualified status.

(e)    With respect to each Seller Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (a “Foreign Plan”), the Foreign Plan (i) has been maintained in all material respects in accordance with its terms and with all applicable Laws, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded or has been fully accrued for on the financial statements of the Seller Entities, and (iv) if required to be registered, has been registered with the appropriate Governmental Entities and has been maintained in good standing with the appropriate Governmental Entities.
(f)    Each Seller Benefit Plan or other compensatory arrangement that covers any Business Employee that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has at all times been established, maintained, operated, funded, administered and documented in compliance in all material respects with applicable guidance under Code Section 409A.
(g)    Neither the execution and delivery of this Agreement and the other Transaction Documents by the Seller Entities nor the consummation of the Transactions (whether alone or together with any other event) will (i) result in the payment to, or forgiveness of Indebtedness with respect to any Business Employee, (ii) increase any compensation or benefits to any Business Employee (or the dependents or beneficiaries thereof under any Seller Benefit Plan or otherwise), (iii) will result in any acceleration of the time of payment, funding or vesting of any compensation or benefits to any Business Employee (or the dependents or beneficiaries thereof under any Seller Benefit Plan or otherwise), or (iv) will result in any “excess parachute payment” within the meaning of Section 280G(b) of the Code or the imposition of any Tax under Section 4999 of the Code. Neither Seller nor its Affiliates has any obligation to gross up any Tax payments, including under Section 4999 or Section 409A of the Code.
Section 3.14    Real Property.
(a)    The Acquired Assets do not include any real property owned by the Seller Entities.
(b)    Schedule 2.1(a)(vii) or Section 3.14(b) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of each lease, sublease, license or occupancy agreement together with all amendments thereto for the Leased Real Property, including a street address applicable to each such Leased Real Property (each a “Lease”).
(c)    With respect to each parcel of real property that contains the portions of the buildings and facilities to be licensed to the Buyer pursuant to the RELA (the “Licensed Real Property”):
(i)    A Seller Entity has good and marketable fee simple title to such parcel free and clear of all Liens other than Permitted Liens;
(ii)    The RELA does not require the consent, approval, or notice from or to any landlord or third party in connection with the execution and delivery of the RELA;
(iii)    No Seller Entity is in default under any financing arrangement, and no written notice of a breach has been received by it, which could have the result of terminating the RELA or forfeiture of the Licensed Real Property (or any portion thereof);
(iv)    To the Knowledge of the Seller, the Seller has operated and maintained the applicable Licensed Real Property materially in accordance with applicable laws and there exist no material violations which could prevent such Licensed Real Property to be used as contemplated under the RELA;

(v)    As of the date hereof, no Seller Entity has received written notice of any condemnation or eminent domain proceedings, and to the Knowledge of the Seller, there are no threatened condemnation or eminent domain proceedings with respect to such Licensed Real Property; and
(vi)    As of the date hereof, no Seller Entity has received written notice of, and to the Knowledge of the Seller, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Licensed Real Property in a manner that would materially and adversely affect the ability to operate such Licensed Real Property as operated as of the date hereof or for the purposes set forth in the RELA.
(d)    With respect to each Lease:
(i)    The Seller has provided to the Buyer true, correct and complete copies of all Leased Real Property Leases together with all material amendments and modifications with respect to the Leased Real Property;
(ii)    Except as set forth in Section 3.14(d)(ii) of the Seller Disclosure Schedule, the Leases do not require the consent, approval, or notice from or to any landlord or third party in connection with the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the Transactions;
(iii)    To the Knowledge of the Seller, each Lease is in full force and effect and is enforceable in accordance with its respective terms. To the Knowledge of the Seller, no Seller Entity is in default under any Lease beyond any applicable notice or grace period, and, as of the date hereof and as of the Closing, no written notice of a breach has been received by it, and to the Knowledge of the Seller, as of the date hereof and as of the Closing, no landlord is in material default or breach under any Lease beyond any applicable notice or grace period, and as of the date hereof and as of the Closing, no written notice of a breach has been sent by the Seller;
(iv)    To the Knowledge of the Seller, no event has occurred which would allow the other party thereto to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any Lease;
(v)    No Seller Entity has assigned, transferred, conveyed, mortgaged, subleased, licensed, deeded in trust or encumbered (except for Permitted Liens) any interest in the leasehold or subleasehold.
(vi)    No construction, alteration or other leasehold improvement work with respect to such Lease (A) remains to be paid and is past due or (B) is required and has yet to be performed by any Seller Entity, or to the Knowledge of the Seller, by any landlord;
(vii)    The use, occupancy and operation of the Leased Real Property and the buildings, structures, fixtures and other improvements located thereon as used, occupied and operated in the conduct of the Business of the Leased Real Property complies with (i) applicable zoning by-laws and ordinances, (ii) applicable building, life, access, safety, health and fire codes and ordinances and (iii) covenants, restrictions, or other contractual obligations, including the requirements of any Liens thereto, applicable to any Leased Real Property;

(viii)     There has not occurred any material casualty or damage to the Leased Real Property that has not been repaired in all material respects, other than casualty or damage that the Seller commits to have repaired in all material respects following the Closing; and
(ix)    No Seller Entity is obligated to pay any leasing or brokerage commission relating to such Lease or will have any obligation to pay any leasing or brokerage commission upon the renewal or expansion of such Lease.
Section 3.15    Compliance With Laws.
(a)    The Business is being, and since [***] has been, conducted in compliance in all material respects with all applicable Laws, and from such date until the date hereof, no written notice, assertion or Action that remains uncured or unresolved has been received by any Seller Entity or has been filed, commenced or, to the Seller’s Knowledge, threatened in writing against any Seller Entity alleging any violation in any material respect of the foregoing. To the Knowledge of the Seller, as of the date hereof, no Seller Entity (with respect to the Business) is the subject of any investigation by any Governmental Entity.
(b)    Neither the Seller, its Affiliates nor, to the Knowledge of the Seller, any Seller Representative has, directly or indirectly with respect to the Business, in violation of applicable criminal Laws, (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Government Official, for the purpose of (A) influencing any act or decision of such Foreign Government Official, candidate, party or campaign; (B) inducing such Foreign Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty; (C) obtaining or retaining business for or with any Person; (D) expediting or securing the performance of official acts of a routine nature; or (E) otherwise securing any improper advantage; (ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (iii) created or caused the creation of any false or inaccurate Files and Records of the Business related to any of the foregoing; or (iv) otherwise violated any applicable anti-corruption or anti-bribery Laws.
Section 3.16    Brokers’ and Finders’ Fees. No Seller Entity has incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any of the Transactions for which the Buyer or any Affiliate of the Buyer is or may become liable.
Section 3.17    Material Business Contracts.
(a)    Section 3.17(a) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of each of the following Contracts to which any Seller Entity is a party or by which it or its properties or assets are subject or bound, in each case, with respect to the Business, the Acquired Assets or the Assumed Liabilities:
(i)    any Contract relating to Indebtedness;
(ii)    any Contract (or group of related Contracts) for the lease of personal property from or to third parties involving aggregate remaining payments in excess of $[***];
(iii)    any Contract that by its express terms (A) purports to limit or restrict or limits or restricts, in each case, in any material respect, the ability of any Seller Entity to solicit customers or to conduct business in any markets or territories or (B) limits or purports to limit, in either case, in any material respect, the ability of any Seller Entity to own, operate, source, manufacture, sell, transfer, pledge or otherwise dispose of any material assets or business;
(iv)    any joint venture or partnership agreement;
(v)    any Contract providing for any material payments that are conditioned, in whole or in part, on a change of control or sale of the Business or the Acquired Assets (other than Contracts that reflect payments required by Law);
(vi)    any Collective Bargaining Agreement;
(vii)    any Contract providing for the employment or engagement of any Business Employee or any other Person on a full-time, part-time, independent contractor, temporary or other basis or otherwise providing compensation or other benefits to any Business Employee or independent contractor, other than (A) any employment agreement (x) providing for annual base compensation of $[***] or less and (y) terminable at will or (B) any employment agreement providing for severance, retention or change in control benefits that do not exceed the severance, retention or change in control benefits (as applicable) required by Law, provided that forms of any such agreements have been disclosed in the Seller Disclosure Schedule;
(viii)    any Federal Contract or Federal Proposal;
(ix)    any Contract with respect to the acquisition or divestiture of all or any portion of a business under which, after Closing, a Seller Entity (with respect to the Business) will have an obligation with respect to an earnout, contingent purchase price or other similar contingent payment obligation;
(x)    any Contract with a Material Business Customer or Material Business Supplier;
(xi)    any Contract pursuant to which any Seller Entity may be entitled to receive or obligated to pay more than $[***] in any calendar year;
(xii)    any Contract that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;
(xiii)    any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;
(xiv)    any Contract to which the only counterparties are a Seller Entities or a Seller Entity and an Affiliate of any Seller Entity; or
(xv)    any Seller Entity IP Contract.
(b)    Each Material Business Contract is a valid, binding and enforceable obligation of the applicable Seller Entity that is a party thereto and, to the Knowledge of the Seller, of each other party thereto, and each Material Business Contract is in full force and effect, except as enforceability may be limited by the Bankruptcy and Equity Principles. No Seller Entity or, to the Knowledge of the Seller, as of the date hereof, any other party is in breach or violation of, or default under, any such Material Business Contract except as would not reasonably be expected to be material to the Business. As of the date hereof no Seller Entity has received any written notice of breach or default that remains uncured or unresolved or of the intention of any party to any Material Business Contract to terminate any Material

Business Contract. Complete and correct copies of all Material Business Contracts, as of the date hereof, have been provided to the Buyer. No Seller Entity has assigned, delegated or otherwise transferred to any third party any of its rights, title or interest under any Material Business Contract.
Section 3.18    Federal Contracts.
(a)    With respect to each Federal Contract or Federal Proposal, from [***] until the date hereof, (i) the Seller Entity that is party thereto has complied and is in compliance in all material respects with all terms and conditions of such Federal Contract or Federal Proposal and all material requirements of Law; (ii) such Seller Entity has not received any written notification, or to the Knowledge of the Seller, any oral notification, that it or any other Seller Entity has, or is alleged to have, in any material respect, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Federal Contract or Federal Proposal; (iii) such Seller Entity has not received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice with respect to such Federal Contract; (iv) all Cost or Pricing Data (as defined in Federal Acquisition Regulation Section 15.401) and other information submitted by such Seller Entity or such Seller Entity’s subcontractors, if any, in support of such Federal Contract or Federal Proposal, or modification thereto, was, as of the date of the price agreement or payment submission, current, accurate and complete in all material respects; (v) as of the date of this Agreement, other than in the Ordinary Course of Business, no cost incurred by such Seller Entity pertaining to any such Federal Contract has been questioned or challenged, is the subject of an audit or investigation, or has been disallowed by any Governmental Entity; (vi) no money due to any Seller Entity pertaining to any such Federal Contract has been withheld or set off, nor has any claim been made to withhold or set off money, and, to the Knowledge of the Seller, the Seller Entity party to such Federal Contract or Federal Proposal is entitled to all payments received to date with respect thereto; and (vii) as of the date originally made, the Seller’s EACs, indirect rates and margin estimates were based on and consistent with the Seller’s historical practices and procedures, were based on reasonable assumptions, and were true and correct in all material respects. No Seller Entity (with respect to the Business) is being or from [***] to the date hereof has been audited or investigated by any Governmental Entity, or the inspector general, auditor general or similar functionary of any Governmental Entity or, to the Knowledge of the Seller, has any such audit or investigation been threatened.
(b)    No Governmental Entity nor any prime contractor, subcontractor, vendor or other third party has asserted in writing, from [***] until the date hereof, any claim or any other action for relief nor has a Governmental Entity, prime contractor, subcontractor, vendor or other third party initiated any dispute or protest proceeding or asserted any right of set-off, recoupment or refund, material disallowance of claimed costs, or penalty for expressly unallowable costs against any Seller Entity (with respect to the Business) concerning any Federal Contract that is an Assumed Contract. No Seller Entity (with respect to Business) from [***] until the date hereof, has asserted in writing any claim or any other action for relief, nor has it initiated any dispute or protest proceeding, directly or indirectly, against any Governmental Entity, prime contractor, subcontractor, vendor or other third party concerning any Federal Contract or Federal Proposal.
(c)    (i) From [***] until the date hereof, no Seller Entity (with respect to the Business) has received any written, or to the Knowledge of the Seller, oral, notice of, and to the Knowledge of the Seller, no current or former Seller Representative is under, or at any time from [***] until the date hereof has been under, any administrative, civil or criminal investigation, indictment or information by any Governmental Entity or under any audit or investigation by the Seller relating to any alleged material irregularity, misstatement, act or omission arising under or relating to any Federal Contract or Federal Proposal, nor from [***] until the date hereof have any of the foregoing actions been threatened in writing; (ii) no Seller Entity has, from [***] until the date hereof, made a voluntary disclosure with respect to any alleged mischarging, material irregularity, misstatement, act or omission arising under or relating to any Federal Contract or Federal Proposal that has led or would be reasonably likely to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (i) or (ii) above or any other damage, penalty assessment, recoupment or payment or disallowance of cost.
(d)    No Seller Entity (with respect to the Business), nor any officer of a Seller Entity, and, to the Knowledge of the Seller, no current or former Seller Representatives is, or from [***] until the date hereof has been, suspended or debarred from participation in the award of any Federal Contract, offer or bid with the United States government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain Federal Contracts due to generally applicable bidding requirements) or declared excluded, non-responsible or ineligible for Federal contracting; and, from [***] until the date hereof, no suspension or debarment action has been commenced, proposed, indicated or threatened against any Seller Entity (with respect to the Business) and, to the Knowledge of the Seller, any Seller Representatives. To the Knowledge of the Seller, there exist no facts or circumstances that would be reasonably likely to result in the institution of suspension or debarment proceedings or the finding of non-responsibility ineligibility on the part of any Seller Entity or any of its officers or directors. Since [***], no Seller Entity (with respect to the Business) has, with respect to any Federal Contract or Federal Proposal, made a mandatory or voluntary disclosure, or failed to make any mandatory disclosure, to any Governmental Entity regarding conduct that could lead to the imposition against such Seller Entity or any Seller Representative of criminal, civil, administrative or contractual Liability for fraud, false claims or false certifications that would warrant an investigation or disclosure.
(e)    Section 3.18(e) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all property belonging to any Governmental Entity in the possession of or used by any Seller Entity.
(f)    Section 3.18(f) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all facility security clearances held by any Seller Entity. Any such Seller Entity, as applicable, has the required procedures and facility and personnel security clearances in place, or has applied for all such security clearances, to perform classified work required by the terms of the Business arising under or relating to any Federal Contracts. The Seller Entities have taken and are taking all actions necessary to maintain and protect such facility and personnel security clearances, including those facility security clearances listed in Section 3.18(f) of the Seller Disclosure Schedule. From [***] until the date hereof, (i) no termination of any facility or personnel security clearance of any Seller Representative or of any Seller Entity in connection with the Business, has occurred or been threatened in writing or, to the Knowledge of the Seller, orally, and (ii) each Seller Entity (with respect to the Business) and, to the Knowledge of the Seller, each of its employees who hold or have held security clearances, are and have been in compliance in all material respects, or with respect to former employees, complied in all material respects until the time that such Persons were no longer employees, with all applicable obligations relating to the receipt, possession, and disclosure of national security or other sensitive information, including applicable requirements of 32 CFR Part 117 (the National Industrial Security Program Operating Manual (NISPOM) Rule), and any supplements, amendments or revised editions thereof, and any Forms DD-254 that are incorporated into Business Federal Contracts. No Seller Entity has been notified by the Defense Counterintelligence and Security Agency or by any other Governmental Entity of any investigation, inquiry or review relating to the facility and personnel security clearances granted by any Governmental Entity to a Seller Entity in connection with any Federal Contract, other than any review in the Ordinary Course of Business. No Seller Entity (with respect to the Business) has been subject to any security audit or inspection by the U.S. government for which it has received less than a satisfactory rating.

Section 3.19    Compliance With Environmental Laws.
(a)    Each Seller Entity (with respect to the Business) is and since [***] has been in compliance in all material respects with all applicable Environmental Laws, and, from [***] until the date hereof, no written notice or Action from any Person or Governmental Entity has been received by or asserted in writing against any Seller Entity (with respect to the Business) that remains uncured or unresolved and, to the Seller’s Knowledge, no Action has been threatened against any Seller Entity (with respect to the Business), in any case alleging any material violation of Environmental Laws or Environmental Liabilities. To the Knowledge of the Seller, no Seller Entity (with respect to the Business) has any material Liability arising from or relating to any violation of any Environmental Law.
(b)    There is no pending or, to the Knowledge of the Seller, threatened civil or criminal litigation, written notice or allegation of violation, Action, or investigation, inquiry or information request by any Governmental Entity or any other Person relating to any applicable Environmental Laws involving any Seller Entity (with respect to the Business). No Seller Entity (with respect to the Business) is a party to or bound by any Order or other obligation entered into in connection with any Environmental Liability;
(c)    No Seller Entity, and to the Knowledge of the Seller, no other Person, has released any Hazardous Materials at any parcel of Leased Real Property or any other real property currently or formerly owned, leased or operated by any Seller Entity (with respect to the Business) in a manner that requires reporting, investigation or remediation by any Seller Entity or that could reasonably be expected to result in any material liability to the Seller Entities (with respect to the Business).
(d)    Each Seller Entity possesses, and since [***] has possessed, all Seller Authorizations under applicable Environmental Laws that are required for its respective operation of the Business or the holding of any interest it holds in the Acquired Assets (the “Seller Environmental Authorizations”). Each Seller Entity is, and since [***] has been, in compliance in all material respects with all Seller Environmental Authorizations it possesses, or is required to possess under Environmental Laws, and all such Seller Environmental Authorizations are, as of the date hereof, in full force and effect, and, from [***] until the date hereof, no Action is pending, or to the Knowledge of the Seller, threatened, the effect or purpose of which would materially modify, cancel, terminate, revoke or not renew any Seller Environmental Authorization. All fees required to have been paid in connection with the Seller Environmental Authorizations have been paid. No Person other than a Seller Entity owns or has any proprietary, financial or other interest (direct or indirect) in any of the Seller Environmental Authorizations. Seller has listed, in Section 3.19(d) of the Seller Disclosure Schedule, (i) all Seller Environmental Authorizations transferable to the Buyer under Law and (ii) all Seller Environmental Authorizations not transferable to the Buyer under Law.
(e)    The Seller has provided the Buyer with copies of all material environmental assessments, reports or other similar studies in any Seller Entity’s possession or control to the extent related to the compliance of any Seller Entity (with respect to the Business) with Environmental Laws or to the environmental condition of the Leased Real Property or any other real property currently owned, leased or operated by any Seller Entity in connection with the Business.
Section 3.20    Insurance. The Seller has made available to the Buyer a register of the material policies, Contracts and bonds of insurance maintained by the Seller Entities in respect of the Business or the Acquired Assets, other than the Seller Benefit Plans. All such policies, Contracts and bonds are in full force and effect; all premiums due and payable to date under all such policies, Contracts and bonds have been paid by Seller and the Seller Entities. There is no material claim pending under any such policy, Contract or bond as to which coverage has been questioned, denied or disputed in writing by the insurers or underwriters thereof. No Seller Entity (with respect to the Business) has received any written notice of cancellation or non-renewal of any such policies, Contracts or bonds from any of its insurance carriers.
Section 3.21    Customers and Suppliers. Section 3.21 of the Seller Disclosure Schedule sets forth (a) a complete and accurate list of the top ten (10) customers of the Business (including distributors) for the twelve (12) fiscal months ended March 26, 2023 (the “Material Business Customers”), showing the approximate total revenues received by the Business from each such customer during each such period, and (b) a complete and accurate list of the top ten (10) suppliers of the Business in the twelve (12) fiscal months ended March 26, 2023 (the “Material Business Suppliers”). As of the date hereof, no Seller Entity has received any written notice from any customer or supplier listed or required to be listed on Section 3.21 of the Seller Disclosure Schedule indicating that any such customer or supplier intends to cancel or otherwise terminate its relationship with the Business, or to decrease materially its services or supplies to the Business, or its usage or purchase of the Business Products.
Section 3.22    Interested Party Transactions. Except for equity ownership interests in the Seller, to the Knowledge of the Seller, no Seller Representative owns or holds, directly or indirectly, in whole or in part, any interest of any kind in any Acquired Asset.
Section 3.23    Inventory. The Inventory consists of items of a quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business and that are not obsolete, damaged or defective, in each case, subject to the reserves for obsolete, excess, slow-moving, damaged and defective Inventory shown on the Latest Seller Balance Sheet. The present quantities of Inventory of the Business are sufficient in the present circumstances for the conduct of the Business.
Section 3.24    Export Compliance. Since [***], each Seller Entity (with respect to the Business) has conducted its operations in compliance in all material respects with (a) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R. Parts 700-799, Homeland Security (Customs and Border Protection) codified at 19 C.F.R. Parts 1-199, State (Directorate of Defense Trade Controls) codified at 22 C.F.R. Parts 103, 120-130, and Treasury (Office of Foreign Assets Control) codified at 31 C.F.R. Parts 500-599) and (b) all comparable applicable Laws outside the United States. Since [***], each Seller Entity (with respect to the Business) has been in compliance in all material respects with, and in possession of, any licenses, registrations, and permits required for the lawful conduct of the Business under applicable import and export control Laws, including ITAR. Section 3.24 of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each material export license and pending export license applications applicable to the Business.
Section 3.25    Data Security and Privacy.
(a)    The Seller Entities (with respect to the Business) have complied, and are in compliance, in all material respects, with all applicable Seller Data Security and Privacy Requirements. The Seller Entities have implemented controls, including policies and procedures, reasonably designed to ensure compliance with the Seller Data Security and Privacy Requirements, including through adopting and publishing privacy notices and policies that accurately describe their privacy practices (“Privacy Notices”). The Seller Entities have complied and are in compliance, in all material respects, with those Privacy Notices. The execution, delivery, performance and consummation of the Transactions (including the Processing of Personal Data in connection therewith) comply, in all material respects, with the Seller Entities’ applicable Privacy Notices and with all applicable Seller Data Security and Privacy Requirements.
(b)    The Seller Entities (with respect to the Business) have implemented appropriate mechanisms (including as applicable standard contractual clauses) designed to ensure that the transfer of

Personal Data from the European Economic Area, the United Kingdom, and other jurisdictions whose Laws restrict the transfer of Personal Data to third countries, comply in all material respects with applicable Laws, including the Seller Data Security and Privacy Requirements.
(c)    The Seller Entities (with respect to the Business) have implemented and maintain an information security program, documented in writing, comprised of reasonable administrative, physical, and technical safeguards that are (i) designed to protect the security, confidentiality, integrity, and availability of the Seller IT Systems and Seller Sensitive Data, and (ii) consistent with the Seller Data Security and Privacy Requirements. The Seller Entities (with respect to the Business) have implemented policies or procedures reasonably designed to (A) identify risks to the security, confidentiality, integrity and availability of Seller Sensitive Data and the Seller IT Systems; (B) protect against such identified risks; (C) detect Security Breaches; (D) respond to and mitigate any Security Breaches; and (E) recover from any Security Breach.
(d)    No notices in writing have been received by, and no claims, charges, complaints or other Actions have been made in writing against, any Seller Entity (with respect to the Business) by any Governmental Entity or other Person alleging a violation of any Seller Data Security and Privacy Requirements. There have not been any material Security Breaches, and no Seller Entity has notified in writing, or been required by applicable Law, Governmental Entity or other Seller Data Security and Privacy Requirements to notify in writing, any Person of any Security Breach.
(e)    The Seller Entities (with respect to the Business) own, lease, license or otherwise have the legal right to use all Seller IT Systems as of the date hereof. The Seller Entities maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and since [***], to the Knowledge of the Seller, there has not been any material failure with respect to any of the Seller IT Systems that has not been remedied or replaced in all material respects.
Section 3.26    Purchase for Investment. The Seller is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of any securities Law. The Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. The Seller acknowledges that the Shares have not been and will not be registered under any federal, state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or is effected pursuant to an exemption from registration under any federal, state or foreign securities Laws. The Seller is an “accredited investor” as that term is defined in Rule 501(a) as promulgated under the Securities Act of 1933.
Section 3.27    Solvency. As of the date hereof and immediately after giving effect to all of the Transactions, each Seller Entity (a) is and will be solvent, including as defined under all applicable Laws; (b) is and will be able to pay its debts as they become due, (c) owns and will own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); (d) has and, to the Seller’s Knowledge, will immediately following the Closing have adequate capital to carry on the Wolfspeed Business; and (e) has not and will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured. The Seller acknowledges that, in connection with the Transactions, no transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer or any of the Seller Entities. In connection with the Transactions, no Seller Entity has incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date, except as disclosed in the Buyer Disclosure Schedule:
Section 4.1    Organization, Standing and Power.
(a)    The Buyer is an entity duly organized, validly existing and in good standing or existence, as the case may be, under the Laws of its jurisdiction of incorporation. The Buyer has the requisite corporate power and authority to own, license or use its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect.
(b)    The Buyer has made available to the Seller correct and complete copies of the certificate of incorporation or bylaws or other governing documents of the Buyer, including stockholder agreements and similar agreements between the Buyer and any equityholder of the Buyer (each as amended to date), and all of such documents and Contracts are in full force and effect, except as enforceability may be limited by the Bankruptcy and Equity Principles.
Section 4.2    Capitalization; Voting Rights.
(a)    The authorized capital of the Buyer consists of (i) 300,000,000 shares of Buyer Common Stock of which, as of August 18, 2023, (A) 70,988,774 shares were issued and outstanding, (B) 1,524,052 shares were issuable upon the exercise of stock options outstanding or issuable upon vesting of restricted stock units and awards granted under the Buyer’s equity incentive plans, and (C) 4,530,632 shares were reserved for issuance in connection with future grants of awards pursuant to the Buyer’s equity incentive plans, and (ii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock (1) have been duly authorized and validly issued, (2) are fully paid and non-assessable and (3) were issued in compliance in all material respects with applicable United States federal and state securities laws and not in violation of any preemptive rights or similar rights to subscribe for or purchase securities.
(b)    All of the authorized shares of Buyer Common Stock are entitled to one vote per share.
(c)    Except as described or referred to in the Buyer SEC Filings, there are no (i) outstanding equity securities, options, warrants, rights (including conversion or preemptive rights, rights of first refusal, rights of first purchase, purchase options, call options or subscription rights) or other agreements pursuant to which the Buyer is or may become obligated to issue or sell any shares of its capital stock or any other securities of the Buyer other than equity securities that may have been granted pursuant to its stock incentive plans, which plans are described in the Buyer SEC Filings, (ii) restrictions on the transfer of capital stock of the Buyer other than pursuant to federal or state securities laws or as set forth in this Agreement or (iii) obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

(d)    The Buyer is not a party to or subject to any Contract or understanding relating to the voting of shares of capital stock of the Buyer or the giving of written consents by a stockholder or director of the Buyer.
(e)    The Buyer does not have outstanding any stockholder rights plan or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Buyer upon the occurrence of certain events.
Section 4.3    Authority.
(a)    The Buyer has all requisite corporate power to execute, deliver and perform the Transaction Documents to which it is a party and to complete the Transactions. The execution, delivery and performance of each Transaction Document by the Buyer and the completion of the Transactions have been duly authorized by all requisite corporate action by the Buyer, and no other action on the part of the Buyer is necessary to authorize the execution, delivery and performance of the Transaction Documents or to complete the Transactions. This Agreement has been duly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery thereof by the Seller, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Principles. Upon the execution and delivery by the Buyer of the other Transaction Documents, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as enforceability may be limited by the Bankruptcy and Equity Principles.
(b)    Each Affiliate of the Buyer that is entering or will enter into any Transaction Document has all requisite organizational power to execute, deliver and perform the Transaction Documents to which it is a party and to complete the Transactions. The execution, delivery and performance of each Transaction Document to which such Affiliate of the Buyer and the completion of the Transactions have been duly authorized by all requisite corporate action by each such Affiliate of the Buyer, and no other action on the part of such Affiliate of the Buyer is necessary to authorize the execution, delivery and performance of the Transaction Documents or to complete the Transactions. Upon the execution and delivery by each applicable Affiliate of the Buyer of the Transaction Documents to which such Affiliate is or will be a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of such Affiliate of the Buyer, enforceable against such Affiliate of the Buyer in accordance with their terms, except as enforceability may be limited by the Bankruptcy and Equity Principles.
Section 4.4    Shares.
(a)    The Shares have been duly authorized for issuance and sale to the Seller pursuant to this Agreement and, when issued and delivered by Buyer pursuant to this Agreement, will be validly issued, fully paid and non-assessable; the issuance and sale of the Shares is not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Buyer or any other Person; and the delivery of the Shares against payment therefor pursuant to the terms of this Agreement will pass valid title to the Shares to the Seller free and clear of any Liens except as set forth in Section 6.12.
(b)    The common stock of the Buyer is listed on The Nasdaq Stock Market LLC (“Nasdaq”), and the Buyer has not received any notice of delisting from Nasdaq. No Order of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of Nasdaq, preventing or suspending trading in any securities of the Buyer has been issued, and no Actions for such purpose are, to the Buyer’s Knowledge, pending, contemplated or threatened. The Buyer has taken no action that is designed to terminate the registration of its common stock under the Exchange Act.
(c)    Subject to the accuracy of the representations made by the Seller in Article III, the offer, issuance and sale of the Shares to the Seller as contemplated in this Agreement will be exempt from the registration requirements of the Securities Act.
Section 4.5    Consents and Approvals; No Violation.
(a)    The execution and delivery by the Buyer and its Affiliates of the Transaction Documents to which any of them is a party and the performance of the Buyer’s and its Affiliates’ obligations hereunder and thereunder will not (i) violate or conflict with any provision of the articles of incorporation or bylaws or similar governing documents of the Buyer or its applicable Affiliates; (ii) violate or conflict with any applicable Law; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice under any Contract that is material to the Buyer or its applicable Affiliates, or (iv) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity, other than the Mandatory Regulatory Approval, except in the case of clauses (ii)–(iv), as would not have a Buyer Material Adverse Effect.
(b)    The Buyer is not a foreign person within the meaning of the DPA, and the assets, liabilities and employees of the Business that are located in the United States will be acquired, assumed and hired, respectively, by the Buyer.
Section 4.6    Buyer SEC Filings; Financial Statements.
(a)    Except as expressly disclosed in the Buyer SEC Filings (other than any disclosures in any “risk factors” or similar sections of any Buyer SEC Filings), the Buyer has timely filed with or furnished to the SEC all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC since September 30, 2022 under the Exchange Act. The Buyer’s Annual Report on Form 10-K for the year ended September 30, 2022, and all other reports, registration statements, definitive proxy statements, or information statements filed by it subsequent to September 30, 2022 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Buyer SEC Filings”) with the SEC (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    Except as expressly disclosed in the Buyer SEC Filings (other than any disclosures in any “risk factors” or similar sections of any Buyer SEC Filings), the audited and unaudited financial statements included in the Buyer SEC Filings, including any notes thereto or schedules, (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-X under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal and recurring immaterial year-end adjustments, and (ii) fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Buyer as at the respective dates thereof and for the respective periods indicated therein.
Section 4.7    No Buyer Material Adverse Effect. Since [***], there has not been any Buyer Material Adverse Effect.

Section 4.8    Litigation. Except as expressly disclosed in the Buyer SEC Filings (other than any disclosures in any “risk factors” or similar sections of any Buyer SEC Filings), there are no Actions by any Person pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer or any of its officers, directors, managers or persons holding similar positions of authority, at law or in equity or before or by any Governmental Entity which (a) challenge or seek to prevent, enjoin, alter or materially delay the Transactions or (b) would have a Buyer Material Adverse Effect. There are no Orders (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) that are outstanding against or involving the Buyer which are material, individually or in the aggregate, to the Buyer or that would have a Buyer Material Adverse Effect.
Section 4.9    Material Contracts. Each Material Buyer Contract that is required to be included as an exhibit in the Buyer SEC Filings has been so included. Except as expressly disclosed in the Buyer SEC Filings (other than any disclosures in any “risk factors” or similar sections of any Buyer SEC Filings), each Material Buyer Contract is the legal, valid and binding obligation of the Buyer or a Subsidiary of the Buyer, enforceable against the Buyer or the Subsidiary party thereto in accordance with its terms, and, to the Knowledge of the Buyer, is the legal, valid and binding obligation of the other party thereto, enforceable against each other party thereto in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Principles. The Buyer is not, and, to the Buyer’s Knowledge, no other Person is in material breach, violation or default under any such Material Buyer Contract. The Buyer has not been notified in writing that any counterparty to any Material Buyer Contract has indicated that such counterparty intends to cancel, terminate or not renew any Material Buyer Contract.
Section 4.10    Data Security and Privacy. Except as expressly disclosed in the Buyer SEC Filings (other than any disclosures in any “risk factors” or similar sections of any Buyer SEC Filings) and except as would not have a Buyer Material Adverse Effect, (i) the Buyer’s information technology assets and equipment, computers, systems, networks, hardware, Software, websites, applications, and databases (collectively, “Buyer IT Systems”) are adequate for, and operate and perform as required in connection with the operation of the business of the Buyer as currently conducted and (ii) to the Knowledge of the Buyer, the Buyer IT Systems are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware, viruses, disabling code and other corruptants. The Buyer has implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, operation, redundancy and security of all Buyer IT Systems and data (including all personal or confidential data (“Buyer Data”)) used in connection with the businesses of the Buyer as currently conducted, and, to the Knowledge of the Buyer, there have been no breaches, violations, outages or unauthorized uses of or accesses to the same, except for those that, individually or in the aggregate, would not have a Buyer Material Adverse Effect. The Buyer is presently in compliance with all applicable laws relating to the privacy and security of the Buyer IT Systems and the Buyer Data.
Section 4.11    Financing. The Buyer has, and as of the Closing Date will have, sufficient cash on hand, available lines of creditor or other sources of immediately available funds to enable it to pay the Closing Payment in full and to operate the Buyer business (including the Business) for a period of at least twelve (12) months following the Closing.
Section 4.12    Solvency. As of the date hereof and, assuming the accuracy, in all material respects, of the representations and warranties of the Seller set forth in Article III, immediately after giving effect to all of the Transactions, the Buyer (i) is and will be solvent, including as defined under all applicable Laws; (ii) is and will be able to pay its debts as they become due; (iii) owns and will own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); (iv) has and, to the Buyer’s Knowledge, will immediately following the Closing have adequate capital to carry on its business; and (v) has not and will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Seller Entities. In connection with the Transactions, the Buyer has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured.
Section 4.13    Brokers’ and Finders’ Fees. The Buyer has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any of the Transactions for which the Seller or any Affiliate of the Seller is or may become liable.
ARTICLE V

CERTAIN PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the date hereof and the Closing or earlier termination of this Agreement in accordance with Section 9.1:
Section 5.1    General.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and cause its Affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to complete and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth Article VIII), including (i) obtaining all consents, approvals and waivers from third parties reasonably requested by the Buyer to be obtained in respect of the Assumed Contracts in connection with this Agreement or the Transactions (provided that no Seller Entity shall be required to pay any consideration to any third party from whom consent, approval or waiver is required or requested); (ii) contesting or defending (in the case of the Buyer) and cooperating to contest or defend (in the case of the Seller) any Actions, whether judicial or administrative, challenging this Agreement or the Transactions; and (iii) executing and delivering any additional instruments necessary to complete the Transactions.
(b)    The Seller shall use commercially reasonable efforts prior to the Closing to cooperate with the Buyer in the Buyer’s efforts to enter into a new Contract related to the Business with the counterparty to each Shared Contract (other than the RTP Fab Shared Contracts) on substantially the same terms as exist under such Shared Contract, in each case as of the Closing.
(c)    As promptly as practicable after the date hereof, the Seller and the Buyer will cooperate and use reasonable best efforts to solicit the consents set forth in Schedule 5.1(c) (the “Specified Consents”); provided, however, for the avoidance of doubt any failure to obtain any of the Specified Consents shall not, except as may otherwise be specifically set forth herein as a Closing condition to this Agreement, be deemed to constitute a failure of any condition to Closing set forth in Section 8.2 not to be satisfied or give the Buyer any right to terminate this Agreement.
(d)    Notwithstanding anything contained herein to the contrary, the Seller shall not be required to pay any compensation to any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to be secondarily liable or contingently liable under any Contract) to any third party in connection with the Seller’s obligations under Section 5.1(b) or Section 5.1(c).

Section 5.2    Regulatory Approvals.
(a)    Each Party shall use (and cause its Affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to obtain all necessary Regulatory Approvals (including the Mandatory Regulatory Approval) as soon as reasonably practicable following the date of this Agreement.
(b)    In furtherance and not in limitation of the foregoing, the Buyer and, where applicable, the Seller shall make or cause to be made the registrations, declarations and filings required of such Party and its Affiliates under the HSR Act and any other applicable Competition Law (“Competition Filings”) with respect to the Transactions as promptly as reasonably practicable after the date of this Agreement (but in any event file (x) the Notification and Report Form under the HSR Act no later than fifteen (15) Business Days after the date of this Agreement and (y) all other Competition Filings no later than twenty (20) Business Days after the date of this Agreement), and such initial filings from the Parties shall request early termination (if permitted) of any applicable waiting period under the HSR Act (unless the Parties agree otherwise) and, where available and advisable, any other applicable Competition Laws. The Buyer and the Seller shall promptly furnish to each other all information reasonably required for any application or other filing to be made by the other in connection with the Transactions pursuant and subject to the rules and regulations of any Law. Except as required or permitted by this Agreement, the Parties shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to materially delay or materially impede the ability of the Parties to consummate the Transactions; provided that the foregoing shall not apply with respect to any merger, consolidation, share exchange, business combination or other similar transaction of a Party as a whole. Any filing fees associated with the Regulatory Approvals shall be paid (or reimbursed to the Seller, as applicable) by the Buyer.
(c)    The Buyer, on the one hand, and the Seller, on the other hand, agrees (i) not to withdraw or refile any filing or extend any waiting period with respect to any Regulatory Approval or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other Party (except for a single pull and refiling of the HSR filing within two days of pulling the HSR filing), (ii) subject to applicable Law, to furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with any Regulatory Approval, (iii) to respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the DOJ, the FTC, or any other Governmental Entity in respect of any Regulatory Approval, this Agreement or the Transactions, (iv) to promptly notify the other Party of any material communication between that Party and any Governmental Entity in respect of any Regulatory Approval or any inquiry or Action relating to this Agreement or the Transactions and of any material communication received or given in connection with any Action, whether pending or threatened, by a private party relating to this Agreement or the Transactions, (v) subject to applicable Law, to discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing in connection with any Regulatory Approval or communication to any Governmental Entity or, in connection with any Action by a private party, to any other Person, relating to any Regulatory Approval, inquiry or Action relating to this Agreement or the Transactions, (vi) to not participate or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity or other Person in respect of any Regulatory Approval, inquiry or Action relating to this Agreement or the Transactions without consulting with the other Party in advance and, to the extent not prohibited by such Governmental Entity, giving the other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (vii) subject to applicable Law, to furnish the other Party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to any Regulatory Approval, inquiry or Action relating to this Agreement or the Transactions, and (viii) to act in good faith and reasonably cooperate with the other Party in connection with procuring any Regulatory Approval and in connection with resolving any investigation, inquiry or Action with respect to any Regulatory Approval, this Agreement or the Transactions; provided that the Buyer shall have the principal responsibility for devising and implementing the strategy for procuring any Regulatory Approval and resolving any investigation, inquiry or Action with respect to any Regulatory Approval, this Agreement or the Transactions, but shall consult in good faith with the Seller with respect to all material decisions in connection therewith. The Parties may, as they deem advisable, designate any competitively sensitive materials provided to the other Party pursuant to this Section 5.2(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the disclosing Party. Any filing fees associated with the Regulatory Approvals shall be paid (or reimbursed to the Seller, as applicable) by the Buyer.
(d)    The Buyer’s reasonable best efforts shall not require it to propose, negotiate, commit to and effect, by consent decree, hold separate Order, letter of assurance, mitigation agreement or otherwise, the sale, divesture, disposition or license, or to otherwise take or commit to take any actions that after the Closing Date would limit the Buyer’s and its Affiliates’ freedom of action, ownership or control with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines or services of the Buyer, or the Acquired Assets after giving effect to the Transactions, or any interest or interests therein to the extent and in the manner required by any Governmental Entity as a condition to granting any Regulatory Approval. The Parties further acknowledge and agree that the Seller’s obligations under this Section 5.2 shall not include any obligation on the part of the Seller or any of its Affiliates to (i) agree to sell, divest, license, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could limit its freedom with respect to, or its ability to retain, one or more of its businesses, product lines or assets, or (ii) agree to any requirement providing for the expenditure of money to a third party (other than the Seller’s legal and other advisors, and related vendor costs), or (iii) litigate, pursue or defend against any Action (including any temporary restraining order or preliminary injunction) by a Governmental Entity challenging the Transactions based upon the HSR Act or any other Law.
(e)    The Buyer will not provide to any foreign person any of the following with respect to the Business: (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA); (iii) any involvement in substantive decision making regarding (A) the use, development, acquisition or release of any “critical technology” (as defined in the DPA); (B) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens, or (C) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).
Section 5.3    Operation and Preservation of Business. Except as required by Law or as set forth on Section 5.3 of the Seller Disclosure Schedule, the Seller shall not, and shall cause the other Seller Entities not to, engage in any practice, take any action or enter into any agreement or transaction that, if taken prior to the date hereof, would be described in Section 3.5, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller shall, and shall cause each of the other Seller Entities to, use commercially reasonable efforts to (i) maintain its Files and Records, purchase inventory, perform all required maintenance and repairs necessary to maintain the Acquired Assets in good operating condition (subject to normal wear and tear) and otherwise operate the Business in the Ordinary Course of Business in all material respects, (ii) maintain and preserve its existing relationships and goodwill with suppliers, customers, licensors, employees, officers and others having business dealings with the Business, and (iii) maintain and preserve the Acquired Assets, and (iv)

(A) comply in all material respects with all Laws and Contracts applicable to the operation of the Business, (B) maintain all existing licenses and applicable permits applicable to the operation of the Business, and (C) pay all applicable Taxes as such Taxes become due and payable. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall give the Buyer directly or indirectly the right to control or direct the operations of the Business prior to the Closing, and prior to the Closing, the Seller Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control over the Business. The Seller shall not, and shall cause the other Seller Entities not to, issue, sell, lease, sublease, transfer, pledge, assign or create any Lien (including by virtue of terminating, assigning, pledging, mortgaging, encumbering, amending or modifying in any material respect, or failing to exercise any renewal or extension option with respect to any Leased Real Property), other than Permitted Liens or Liens that will be released at or prior to the Closing, on any Leased Real Property or sell, lease, sublease or otherwise transfer the Leased Real Property.
Section 5.4    Exclusivity.
(a)    The Seller shall, and shall cause its Subsidiaries and the Seller Representatives not to, directly or indirectly, solicit, initiate, seek, entertain, encourage, facilitate, endorse or otherwise support any inquiry, proposal or offer with respect to, or that would reasonably be expected to lead to, a Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of such an inquiry, proposal or offer to obtain a Competing Transaction, or agree to or endorse any Competing Transaction (including by furnishing non-public information concerning the Business or the Acquired Assets in connection with the foregoing).
(b)    The Seller shall promptly notify any party with which discussions or negotiations of the nature described in Section 5.4(a) are pending as of the date hereof that the Seller is terminating such discussions or negotiations. If the Seller or any Seller Representative receives any inquiry, proposal or offer of the nature described in Section 5.4(a), the Seller shall, within two (2) Business Days after such receipt, notify the Buyer of such inquiry, proposal or offer and disclose to the Buyer the material terms thereof.
Section 5.5    Full Access and Cooperation; Confidentiality.
(a)    The Seller will permit the Buyer and the Buyer Representatives to have reasonable access during normal business hours, upon reasonable advance notice, and in a manner so as not to unreasonably interfere with the normal business operations of the Seller Entities, to all premises, (including the Leased Real Property and Licensed Real Property), properties, personnel, Files and Records (including Tax records and Patent application files), Contracts and documents of or to the extent pertaining to the Business or any of the Acquired Assets and permit the Buyer and the Buyer Representatives to make such copies and inspections thereof as may reasonably be requested. Notwithstanding the foregoing, (i) the Seller may defer providing access to Assigned Technology (as defined in the IPALA) that the Seller in its sole discretion deems particularly sensitive until after the Closing when such delivery, subject to applicable Laws, shall be accomplished in conjunction with the Parties’ technology transfer thereunder, and (ii) the Seller shall not be required to provide access to or disclose information where such access or disclosure could waive the attorney-client privilege of any Seller Entity or contravene any Law provided, however, that the Seller shall, and shall cause the other Seller Entities to, use commercially reasonable efforts to enable such information to be disclosed, furnished or made available to the Buyer, if and as applicable, so that the Buyer may have access to such information without so jeopardizing privilege or contravening such Law, including by entering into a customary joint defense agreement or common interest agreement with the Buyer.
(b)    Notwithstanding the foregoing, neither the Buyer nor any of the Buyer Representatives shall have access to (i) personnel records of the Business Employees, including records relating to individual performance or evaluation records, medical histories, individual employee benefit information or other information which in the Seller’s opinion is sensitive or the disclosure of which could subject the Seller or any of its Affiliates or any of their respective representatives to risk of Liability, (ii) any real property of the Seller or any of its direct or indirect Subsidiaries for purposes of conducting any environmental sampling or testing of any environmental media (including soil, sediment, groundwater, soil vapor, ambient air, and building material), (iii) any information to the extent relating to the Retained Businesses, the Excluded Assets or the Excluded Liabilities, in each case except to the extent the same relates to the Business, the Acquired Assets or the Assumed Liabilities or (iv) any Tax Return for any Seller Entity or any affiliated group of which any Seller Entity is a member or any work papers related thereto.
(c)    The Seller shall have the right to have one or more Seller Representatives present at all times during any inspection, interview or examination pursuant to this Section 5.5. The Buyer shall hold in confidence all information provided to it by the Seller or any of its Affiliates or any Seller Representative, whether before or after the date hereof, pursuant to the terms and subject to the conditions contained in the non-disclosure and restricted use agreement, dated August 1, 2022 (as amended, restated, supplemented or modified from time to time), between the Buyer (or an Affiliate of the Buyer) and the Seller (the “Confidentiality Agreement”), and such information shall not be used by the Buyer, any of its Affiliates or any of their respective representatives, other than in connection with the Transactions or as otherwise expressly permitted by the Confidentiality Agreement. Notwithstanding anything contained in this Agreement to the contrary, prior to the Closing, without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed), the Buyer shall not contact, and shall prohibit their Affiliates from contacting, any Business Employees or any vendors or suppliers to, or customers, subcontractors or prime contractors of, the Seller Entities regarding the Business, this Agreement, the Transaction Documents or the Transactions.
Section 5.6    Notice of Developments.
(a)    The Seller will give prompt written notice to the Buyer of (a) any fact, action, circumstance, breach or event that would be reasonably likely to result in, or does result in, a breach or inaccuracy of any representation or warranty, such that the satisfaction of the condition set forth in Section 8.2(a) would be reasonably unlikely; (b) the occurrence of any material damage to or loss or destruction of any Acquired Asset with a net book value in excess of $[***]; (c) any breach of any covenant or agreement set forth in this Agreement such that the satisfaction of the condition set forth in Section 8.2(b) would be reasonably unlikely; or (d) the occurrence of, or the receipt of any written notice threatening, any event or condition which would result in a Seller Material Adverse Effect.
(b)    The Buyer will give prompt written notice to the Seller of (a) any fact, action, circumstance, breach or event that would be reasonably likely to result in, or does result in, a breach or inaccuracy of any representation or warranty, such that the satisfaction of the condition set forth in Section 8.3(a) would be reasonably unlikely; (b) any breach of any covenant or agreement set forth in this Agreement such that the satisfaction of the condition set forth in Section 8.3(b) would be reasonably unlikely; or (c) the occurrence of, or the receipt of any written notice threatening, any event or condition which would result in a Buyer Material Adverse Effect.
Section 5.7    Ancillary Agreements.
(a)    As promptly as practicable after the date hereof, but in any event within [***] of the date hereof, the Seller will provide the Buyer with initial drafts of each of the Deferred Ancillary Agreements (other than the RTP Fab Lease Agreement, the initial draft of which Buyer will provide to Seller within such [***] period) reflecting the terms set forth in each corresponding Exhibit. Beginning promptly thereafter, the Parties will negotiate in good faith to reach final forms of the Deferred Ancillary Agreements on mutually acceptable terms and conditions conforming to and consistent with those specified in each corresponding Exhibit. The Parties will use commercially reasonably efforts to complete the Deferred Ancillary Agreements as soon as reasonably practicable following delivery of initial drafts by the Seller.
(b)    Should the Parties not finalize a particular Deferred Ancillary Agreement within [***] after delivery of the initial draft thereof by the Seller, and unless such period is extended by the written agreement of the Parties, then the Parties shall escalate negotiation of the matters in the applicable Deferred Ancillary Agreement as to which the Parties have not yet reached agreement (collectively, the “Open Matters”) to their respective Chief Executive Officers, who shall meet within [***] of receipt of notice of escalation of the Open Matters and negotiate reasonably and in good faith. If after [***] following their initial meeting, the Chief Executive Officers are unable to reach an agreement, then either the Seller or the Buyer Parties, following the end of such period, may refer the Open Matters to arbitration by submitting a written notice of such request to the other Party. The matters (if any) in the applicable Deferred Ancillary Agreement that the Parties have agreed in writing as being resolved prior to such notice shall be referred to herein as the “Resolved Matters.” Such arbitration shall be “baseball” arbitration pursuant to the following terms and conditions:
(i)    Promptly following the receipt of such notice, but in any event within five (5) Business Days after such date, the Parties will meet and discuss in good faith the selection and engagement of and select and engage one arbitrator mutually agreed to by the Parties (or if they cannot agree on such an arbitrator, an arbitrator proposed by the arbitrator proposed by the Seller and the arbitrator proposed by the Buyer) for arbitration of the Open Matters. The Parties agree that each proposed or selected arbitrator must be neutral and independent of the Parties and their respective Affiliates and must be an experienced attorney familiar with semiconductor supply arrangements and practicing with a nationally recognized law firm. Unless otherwise agreed by the Parties, the same individual will serve as the arbitrator to determine the final forms of each of the Deferred Ancillary Agreements, if and as necessary.
(ii)    Within five (5) Business Days after the arbitrator is engaged with respect to the applicable Deferred Ancillary Agreement, each of the Seller and the Buyer Parties will submit to the arbitrator its proposed final form for the applicable Deferred Ancillary Agreement (“Proposed Terms”), together with any written commentary in support thereof. The Parties will also provide the arbitrator a copy of this Agreement and the Resolved Matters (if any). Promptly upon receipt of both initial sets of Proposed Terms from the Seller and the Buyer Parties, the arbitrator will concurrently deliver both initial sets of Proposed Terms to each of the Seller and the Buyer Parties. Within ten (10) Business Days after such delivery by the arbitrator, each of the Seller and the Buyer Parties may submit to the arbitrator a written rebuttal of the Proposed Terms of the other Party one time and may also submit to the arbitrator an amended set of its own Proposed Terms one time. For the avoidance of doubt, if either of the Seller or the Buyer Parties does not timely submit an amended set of its own Proposed Terms, then the initial set of Proposed Terms submitted by such Party shall be deemed the final set of Proposed Terms of such Party. Neither Party may have any other communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted herein; provided, however, that the arbitrator may initiate and hold a joint meeting with the Seller and the Buyer Parties to discuss any matter that, in the arbitrator’s reasonable discretion, is necessary or convenient in furtherance of carrying out the remainder of the arbitration process provided for in this Agreement with respect to the applicable Deferred Ancillary Agreement. The arbitrator shall not deliver any submitted amended set of Proposed Terms to, or confirm or deny the submission of an amended set of Proposed Terms by, any of the Parties or otherwise, except in accordance with carrying out the remainder of the arbitration process provided for in this Agreement; provided, however, that, once further submissions of sets of Proposed Terms are no longer permitted pursuant to this Agreement, the arbitrator will promptly deliver both final sets of Proposed Terms to each of the Seller and the Buyer Parties.
(iii)    Within ten (10) Business Days after the submission (or deemed submission) of both final sets of Proposed Terms, the arbitrator will select either final set of Proposed Terms, in full and without modification, provided by one of the Parties that, in his or her professional opinion, is most consistent, taken as a whole together with the Resolved Matters, with (y) the agreed principles set forth in this Agreement (including in the corresponding Exhibit) and, otherwise, (z) the commercially reasonable and customary terms for transactions of a similar nature, taking into account the Parties’ relative bargaining power. For the avoidance of doubt, the arbitrator shall prioritize the agreed principles set forth in this Agreement (including in the corresponding Exhibit) in making his or her selection. The decision of the arbitrator shall be final, binding, and unappealable, and shall definitively establish the final form of the applicable Deferred Ancillary Agreement. For clarity, the arbitrator must select as the only method to resolve all of the matters at issue one of the two final sets of Proposed Terms, and may not combine elements of the two final sets of Proposed Terms (or any of the initial sets of Proposed Terms) or award any other relief or take any other action. If either the Seller or the Buyer Parties fail to submit an initial set of Proposed Terms within the time frame set forth above, then the arbitrator shall select the initial set of Proposed Terms of the other Buyer Parties or the Seller, respectively, which shall definitively establish the terms and conditions of the applicable Deferred Ancillary Agreement.
(c)    The fees and expenses of the arbitrator with respect to each applicable Deferred Ancillary Agreement will be paid by the Party whose Proposed Terms are not selected by the arbitrator.
Section 5.8    IT Integration and Transition Activities. The Seller shall assist and cooperate with the Buyer in good faith to complete the IT integration and transition milestones set forth on Schedule 5.8 prior to the Closing; provided, however, the Seller shall not be required to pay any compensation or other out-of-pocket costs to any third party in connection with its obligation under this Section 5.8.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.1    Non-Competition; Non-Solicitation.
(a)    For a period of [***] following the Closing Date, the Seller shall, and the Seller shall cause its Subsidiaries (together with the Seller, the “Seller Restricted Parties”) not to, anywhere that any Seller Entity conducts, or is actively planning to conduct, all or any portion of the Business or where any customers or employees of the Business are located (which, for the avoidance of doubt, is anywhere in the world since the Seller’s business is global), directly or indirectly, whether or not alone or in association or in connection with or on behalf of any Person now existing or hereafter created (other than the Buyer and its Affiliates), whether or not for its own account or for the benefit of others (other than the Buyer and its controlled Affiliates) engage in, or undertake any material steps in planning to engage in, the Business or invest in, consult for, own, manage, operate, control or participate in the ownership, management, operation or control of any Person engaged in the Business; provided, however, that (i) nothing in Section 6.1 shall limit any Seller Restricted Party from engaging in, or undertaking any material steps in planning to engage in, any Retained Business or investing in, consulting for, owning, managing, operating, controlling or participating in the ownership, management, operation or control of any Person engaged in any Retained Business and (ii) a Seller Restricted Party may passively invest in the securities of any such Person (but without otherwise participating in the activities of such Person) if the Seller Restricted Party does not beneficially own (as defined Rule 13d-3 promulgated under the Exchange Act) in excess of five percent (5%) of the outstanding equity of such Person. The foregoing shall not prevent any of the following: (A) (x) a Seller Restricted Party from being acquired pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, (y) the acquisition by any Person of some, a majority or all of a Seller Restricted Party’s issued and outstanding voting equity interests, or (z) the sale, lease, transfer or other disposition of some, all or substantially all of the Seller’s direct or indirect assets; and, for the avoidance of doubt, in each case ((x), (y) and (z)), this provision shall not restrict such acquiring Person or its Affiliates from engaging in the Business; (B) the acquisition by a Seller Entity, pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, of (i) some, a majority or all of a Person’s issued and outstanding voting equity interests or (ii) all or substantially all of a Person’s assets, if such Person engages in the Business, so long as (w) the principal purpose of such acquisition is not to engage in the Business or otherwise contravene the prohibitions set forth in this Section 6.1, (x) the acquired Person is not primarily engaged in the Business, and (y) (1) the revenues of such Person (or, in the event of multiple acquisitions by Seller Entities, all the revenues of such Persons in the aggregate) for the twelve (12) month period immediately preceding the date of such acquisition derived from the Business was less than $[***] or (2) the Seller or its relevant Affiliate either ceases conducting such Business within [***] after the acquisition thereof or enters into a definitive agreement to divest such Business within [***] after the acquisition thereof (for clarity, such time periods shall be measured beginning from the completion of the acquisition that causes the revenue threshold to be exceeded during the relevant twelve (12) month period), with such divestiture closing within a commercially reasonable time period thereafter; or (C) the performance under any Transaction Document by any applicable Seller Restricted Party. Without limiting the remedies available to the Buyer, the Seller agrees that damages at Law would be an insufficient remedy in the event of breach of this Section 6.1(a) by any Seller Restricted Party and that the Buyer shall be entitled to injunctive relief or other equitable remedies in the event of any such breach without the necessity of posting a bond or other form of financial assurance.
(b)    The Seller agrees that, during the [***] period following the Closing Date (or, solely with respect to the RTP Fab Transferred Employees, the [***] period following the RTP Fab Transfer Date) (each period, as applicable, the “Restricted Period”), it will not, and it will cause each other Seller Restricted Party not to, without the prior written consent of the Buyer, directly or indirectly, solicit for employment or consulting, encourage the resignation of, enter into any employment or consulting agreement (conditional or otherwise) with or employ or engage as a consultant any Transferred Employee with an annual salary above $[***], except that the Seller Restricted Parties shall not be precluded from hiring any Transferred Employee who has ceased to be employed by the Buyer or its Affiliates at least [***] prior to such hiring, provided such hiring is consistent with such employee’s contractual obligations to the Buyer or its Affiliates. The placing of an advertisement of a position by a Seller Restricted Party to members of the public generally, such as through newspapers, radio or television, or a general mass mailing to the public, shall not by itself constitute a breach of this Section 6.1(b) provided such general methods of solicitation are not specifically directed to any particular Transferred Employee.
(c)    Other than in accordance with Article VII, the Buyer agrees that, during the Restricted Period, it will not, and it will cause each of its Affiliates not to, without the prior written consent of the Seller, directly or indirectly, solicit for employment or consulting or enter into any employment or consulting agreement (conditional or otherwise) with or employ any employee of the Seller or any of its Affiliates, except that the Buyer and its Affiliates shall not be precluded from hiring an employee who has been terminated by the Seller or its Affiliates, (x) due to a termination by the Seller or its Affiliates, as applicable, at least [***] prior to such hiring or (y) due to a voluntary termination by such employee at least [***] prior to such hiring, provided such hiring is consistent with such employee’s contractual obligations to the Seller and its Affiliates. The placing of an advertisement of a position by a Buyer or an Affiliate of the Buyer to members of the public generally, such as through newspapers, radio or television, or a general mass mailing to the public shall not by itself constitute a breach of this Section

6.1(c) provided such general methods of solicitation are not specifically directed to any particular employee of the Seller or any of its Affiliates.
(d)    In the event of a breach or threatened breach of this Section 6.1, in addition and not in the alternative to any other remedies available to it, each Party shall be entitled, without the posting of a bond, to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, including by obtaining a temporary, preliminary or permanent injunction restraining such breach without the necessity of posting a bond or other form of financial assurance. Nothing herein contained shall be construed as prohibiting any Party from pursuing any other remedy available to it for such breach or threatened breach. In the event of an Action involving this Section 6.1, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such Action, including any appeal therefrom. The existence of any Action by any Party or any of its Affiliates against any other Party or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by each Party of the provisions of this Section 6.1, which such this Section 6.1 will be enforceable notwithstanding the existence of any breach of this Agreement by any Party or its Affiliates. In addition, the Restricted Period applicable to a Party in this Section 6.1 shall be tolled, and shall not run, until such breach or violation is cured if a court determines that any Party or its Affiliates violated the terms of this Section 6.1.
(e)    The nature and scope of this Section 6.1 have been carefully considered by the Parties. The Parties agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by each Party for such obligations. If any of the provisions of this Section 6.1 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Law or, if such provision cannot be modified as a matter of Law, such provision shall be ineffective solely to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section 6.1 in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 6.1.
Section 6.2    Press Releases and Public Announcements. Prior to Closing, except as may be required by Law or the rules or regulations of any national securities exchange, in each case upon the advice of counsel, none of the Seller, the Buyer or any of their respective Affiliates shall issue or cause the publication of any press release or other public disclosure with respect to the Transactions without the prior written consent of the Buyer and the Seller, which consents shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required in connection with any press release, announcement or other disclosure by a Party or an Affiliate of a Party if the contents of such press release, announcement or other disclosure that relate to the Transactions are limited to information that previously has been publicly disclosed in accordance with the terms of this Agreement. Except in cases of any press release, announcement or other disclosure for which consent of the other Party is not required pursuant to the preceding sentence, the Buyer and the Seller shall furnish the other with drafts and provide reasonable opportunity for comment. Without limiting the foregoing, each Party shall consult in good faith with the other Party on the provisions of this Agreement and the other Transaction Documents to be redacted in any filings that may be made by any Party or any of their respective Affiliates with the SEC or as otherwise required by Law, including any copy of this Agreement or any other Transaction Document that will be filed with the SEC via EDGAR. Subject to the foregoing, each of the Seller and the Buyer acknowledges and agrees that the other Party will file a copy of this Agreement with the SEC via EDGAR if required by Law.

Section 6.3    Customer and Supplier Inquiries; Accounts Receivable; Wolfspeed Name.
(a)    Promptly after the Closing Date, the Buyer shall use its commercially reasonable efforts to notify, or cause to be notified, on a mutually agreed basis with the Seller, counterparties to the Closing Assumed Contracts that such Contracts have been assigned by the applicable Seller Entity to the Buyer or an Affiliate of the Buyer, and the Seller shall provide, at the [***] expense, commercially reasonable assistance reasonably requested by the Buyer in connection therewith. Promptly, and in any event within [***] following the Closing, the Buyer shall cease all usage of the Wolfspeed Name anywhere in the world, except as otherwise permitted herein. Subject to such [***] grace period, and except as otherwise permitted herein, following the Closing, the Buyer shall not, and shall cause its Affiliates not to, use the Wolfspeed Name anywhere in the world. Notwithstanding the foregoing, the Buyer shall be permitted to use the Wolfspeed Name (i) in a neutral, non-trademark manner to describe the history of the Business and (ii) to sell, transfer, use or otherwise exhaust any Business Products or Inventory that are marked with or otherwise include the Wolfspeed Name and exist as of the Closing Date; in each case, following the expiration of the grace period. During the [***] grace period following the Closing, the Buyer may use the Wolfspeed Name in connection with the use, distribution, display, performance and other exploitation of any marketing or promotional videos relating to the Business that include the Wolfspeed Name and exist as of the Closing Date. Any use, distribution, display, performance and other exploitation of the Wolfspeed Name permitted under this Section 6.3 shall be consistent in all respects with the Seller’s conduct of the same prior to the Closing Date and consistent with all style and quality standards requested by the Seller (and the Seller shall have reasonable rights to inspect the Buyer’s conduct and activities with respect to same).
(b)    The Seller shall promptly remit (or cause to be remitted) to the Buyer all payments and invoices received after the Closing Date and the RTP Fab Transfer Date, as applicable, to the extent related to the Acquired Assets or the Assumed Liabilities, and the Buyer shall promptly remit (or cause to be remitted) to the Seller all payments and invoices received after the Closing Date to the extent related to the Excluded Assets or the Excluded Liabilities. From and after the Closing, the Buyer shall have the right and authority to collect for its own account all items that are included in the Acquired Assets and to endorse with the name of the applicable Seller Entity any checks or drafts received to the extent paid on account of any such items.
Section 6.4    Tax Matters.
(a)    The Buyer shall be responsible for and shall pay 100% of all value added Taxes and all similarly refundable Transfer Taxes incurred in connection with this Agreement or the Transactions, and each of the Buyer and the Seller shall be responsible for and shall pay 50% of all other Transfer Taxes incurred in connection with this Agreement or the Transactions. The applicable party (the Buyer on one hand and the Seller and the Seller Entities on the other hand) shall file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Buyer and the Seller shall each pay 50% of all costs and expenses with respect to such Tax Returns. If required by applicable Law, the other party will join, and will cause its Affiliates to join, in the execution of any such Tax Returns and other documentation following review and approval of such Tax Returns and other documentation by the Seller. The Buyer and the Seller shall cooperate and use their respective reasonable efforts to minimize Transfer Taxes, including, to the extent applicable and permissible, delivery by the Buyer on or prior to the Closing Date (or, in the case of Transfer Taxes applicable to the sale of the RTP Fab Acquired Assets, on or before the RTP Fab Transfer Date) of (i) North Carolina Form E-595E certifying that any inventory located in North Carolina is being purchased by the Buyer for resale and that the purchase of equipment is for manufacturing, (ii) California Form CDTFA-230, General Resale Certificate, certifying that any inventory located in California is being purchased by the Buyer for resale, (iii) California Form CDTFA-230-M, Partial Exemption Certificate for Manufacturing and Research & Development Equipment, certifying that certain qualified tangible personal property located in California is being used for manufacturing, processing, refining, fabricating, or recycling or for research and development, and (iii) such other certificates of exemption as the Buyer is legally permitted to provide.
(b)    All real and personal property Taxes and similar ad valorem obligations levied with respect to the Closing Acquired Assets (“Closing Property Taxes”) for any Closing Straddle Period shall be apportioned between the portion of such Closing Straddle Period ending on the Closing Date and the portion of such Closing Straddle Period beginning on the day after the Closing Date based on the relative numbers of days in such portions of such Closing Straddle Period. The Seller shall be responsible for and shall pay the amount of such Closing Property Taxes apportioned to the portion of the applicable Closing Straddle Period ending on the Closing Date, and the Buyer shall be responsible for and shall pay the amount of such Closing Property Taxes apportioned to the portion of the applicable Closing Straddle Period beginning on the date after the Closing Date; provided that positive adjustments to the Closing Payment contemplated by subclause (i) of clause (b) of the definition of “Closing Payment” shall be treated as payments by the Buyer of Closing Property Taxes for which it is responsible; and provided further that negative adjustments to the Closing Payment contemplated by subclause (ii) of clause (b) of the definition of “Closing Payment” shall be treated as payments by the Seller of Closing Property Taxes for which it is responsible and the Buyer shall pay the Seller’s share of such Closing Property Taxes to the extent of such negative adjustment.
(c)    All real and personal property Taxes and similar ad valorem obligations levied with respect to the RTP Fab Acquired Assets (“RTP Fab Property Taxes”) for any RTP Fab Straddle Period shall be apportioned between the portion of such RTP Fab Straddle Period ending on the RTP Fab Transfer Date and the portion of such RTP Fab Straddle Period beginning on the day after the RTP Fab Transfer Date based on the relative numbers of days in such portions of such RTP Fab Straddle Period. The Seller shall be responsible for and shall pay the amount of such RTP Fab Property Taxes apportioned to the portion of the applicable RTP Fab Straddle Period ending on the RTP Fab Transfer Date, and the Buyer shall be responsible for and shall pay the amount of such RTP Fab Property Taxes apportioned to the portion of the applicable RTP Fab Straddle Period beginning on the date after the RTP Fab Transfer Date.
(d)    Except to the extent included in the determination of the Closing Payment, to the extent that the Seller pays or has paid any amounts for which the Buyer is responsible under Section 6.4(a), Section 6.4(b) or Section 6.4(c), the Buyer shall reimburse the Seller within thirty (30) days after the Seller’s written request for reimbursement (which written request shall include such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed). To the extent that the Buyer pays any amounts for which the Seller is responsible under Section 6.4(a), Section 6.4(b) or Section 6.4(c), the Seller shall reimburse the Buyer within thirty (30) days after the Buyer’s written request for reimbursement (which written request shall include such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed).
(e)    The Buyer and the Seller will cooperate, as and to the extent reasonably requested by either of them, in connection with the filing and preparation of Tax Returns relating to the Acquired Assets or the Business for any Tax period ending on or before the Closing Date, any Closing Straddle Period and any RTP Fab Straddle Period, and any Audit related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Subject to the other provisions of this Agreement, such cooperation shall also include promptly forwarding copies of notices and forms or other communication received from or sent to any Governmental Entity which relate to Tax Returns for any Tax period ending on or before the Closing Date, any Closing Straddle Period or any RTP Fab Straddle Period and providing copies of all relevant Tax Returns for any such period which either Party may possess.

Section 6.5    Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to the Buyer.
Section 6.6    Further Assurances; Delivery of Assets.
(a)    If at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents and the Transactions, each Party shall take (or cause to be taken) such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s cost and expense (unless the requesting Party is entitled to indemnification therefor under Article X). Prior to and following the Closing, each Party agrees to (and to cause its Affiliates to) cooperate with the other Party (and its Affiliates) and to take such actions and execute such further instruments, documents and agreements, and to give such further written assurances, that may be reasonably requested by the other Party to evidence and reflect better the Transactions and to carry into effect the intents and purposes of this Agreement.
(b)    Subject to the terms and conditions of this Agreement, the Acquired Assets will be delivered to the Buyer “where is,” and except as provided in this Section 6.6(b) the Seller shall have no obligation to decommission or move any of the Acquired Assets for pickup by the Buyer. Upon the written request of the Buyer, the Seller will use commercially reasonable efforts to make the Acquired Assets specified by the Buyer available for pickup by the Buyer, it being acknowledged and agreed that (i) the Acquired Assets at the Leased Real Property or the RTP Fab shall remain at the Leased Real Property or RTP Fab, as applicable, and the Seller shall have no obligation to move or otherwise make available for pickup any such Acquired Assets, (ii) any assets to be picked up by the Buyer or the Buyer’s common carrier shall be picked up at the applicable facilities where such Acquired Assets are located on the Closing Date (F.O.B. the Seller Entities’ applicable facilities where such Acquired Assets are located on the Closing Date), and (iii) the Buyer shall pay all costs of and bear all risks associated with the physical removal, decommissioning, removal, moving, shipping and transfer of any Acquired Assets to the Buyer; provided that the Parties agree to cooperate in a commercially reasonable manner with respect to such removal, shipping, transfer and move. The Buyer will cause all Acquired Assets to be removed from the premises of the Seller Entities on or before the Real Estate Transition End Date.
(c)    Subject to Section 2.5 and Section 6.6(b), if at any time or from time to time any Party (or any Affiliate thereof) shall discover that it is in possession of an asset or liability that is allocated to another Party (or any of its Affiliates) pursuant to this Agreement or any agreement or other instrument delivered pursuant hereto, such first Party shall promptly notify the other Party and shall use its reasonable best efforts, at its expense, to promptly transfer and deliver (or cause to be transferred or delivered) such asset or Liability to the Party (or Affiliate thereof) to which such asset or liability is otherwise allocated hereunder. Prior to any such transfer and delivery, such transferor shall (and shall be deemed to) hold such asset or Liability in trust for such transferee.
Section 6.7    Preservation of Records; Litigation Support.
(a)    The Buyer shall (i) at their own expense, preserve and keep the Files and Records constituting or relating to the Acquired Assets or the Assumed Liabilities for a period of not less than six (6) years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be made prudent by the circumstances of any ongoing Audit, assessment or Action, (ii) at the [***] expense, provide the Seller and the Seller Representatives with reasonable access to (and the right to make copies of) the foregoing upon reasonable notice and during normal business hours during such period, and (iii) at the [***] expense, furnish to the Seller such assistance relating to the Acquired Assets and Assumed Liabilities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, or the defense of any Audit, assessment or Action or providing any information in response to a requirement or request of any Governmental Entity or securities exchange or market; provided that the Buyer may delete certain Files and Records relating to periods prior to the Closing in accordance with the Buyer’s document retention policy (which document retention policy, for the avoidance of doubt, with respect to e-mails (unless applicable Law mandates otherwise) contemplates deletion on a rolling basis and, with respect to other Files and Records, contemplates deletion in accordance with applicable Law).
(b)    The Seller shall (i) at its own expense, preserve and keep the Files and Records constituting Excluded Assets, to the extent relating to the Business, Acquired Assets, Licensed Intellectual Property or Assumed Liabilities, for a period of not less than six (6) years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be made prudent by the circumstances of any ongoing Action, (ii) at the [***] expense, provide the Buyer and the Buyer Representatives with reasonable access to (and the right to make copies of) the foregoing upon reasonable notice and during normal business hours during such period, and (iii) at the [***] expense, furnish to the Buyer such assistance relating to the Acquired Assets, Licensed Intellectual Property and Assumed Liabilities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, or the defense of any Audit, assessment or Action or providing any information in response to a requirement or request of any Governmental Entity or securities exchange or market; provided that the Seller may delete certain Files and Records relating to periods prior to the Closing in accordance with the Seller’s document retention policy (which document retention policy, for the avoidance of doubt, with respect to e-mails (unless applicable Law mandates otherwise) contemplates deletion on a rolling basis and, with respect to other Files and Records, contemplates deletion in accordance with applicable Law) if complete copies of such Files and Records are maintained by the Seller or have previously been provided to the Buyer.
(c)    In the event and for so long as any Party is actively contesting or defending against any Action in connection with (i) the completion or performance of the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the Closing Acquired Assets, or the Closing Assumed Liabilities or on or prior to the RTP Fab Transfer Date involving the RTP Fab Acquired Assets or the RTP Fab Assumed Liabilities, the Seller and the Buyer will reasonably cooperate with such Party and its counsel in the contest or defense, make reasonably available the Buyer Representatives, and provide such testimony and reasonable access to its Files and Records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (except as otherwise provided in Section 5.2 and unless the contesting or defending Party is entitled to indemnification therefor under Article X).
(d)    Notwithstanding anything to the contrary herein, the Seller Entities may retain copies of all Files and Records included in the Acquired Assets and any other Files and Records and materials included in any electronic data room or that are otherwise in the possession or under the control of the Seller or its direct and indirect Subsidiaries relating to the conduct of the Business, the Acquired Assets or the Assumed Liabilities for any use not inconsistent with the Transaction Documents.
Section 6.8    Certain Matters Covered by Seller Insurance.
(a)    In the event that the Closing occurs and there shall exist or occur prior to the Closing Date (or for RTP Fab Acquired Assets, the RTP Fab Transfer Date) any claims, acts, omissions, events or circumstances relating to the Business that give rise to Liabilities that constitute Assumed Liabilities and for which any Seller Entity may reasonably be entitled to coverage under its insurance policies and the Buyer is not entitled to a substantially similar level of coverage under their respective insurance policies

(the “Pre-Closing Occurrences”), (i) the Buyer shall promptly give notice to the Seller, and (ii) at the Buyer’s request the Seller and its Affiliates shall (A) use commercially reasonable efforts to promptly report any and all Pre-Closing Occurrences and collect any amounts payable under any relevant insurance policies in connection therewith and (B) remit such amounts, if any (calculated net of any deductibles and collection costs incurred in collecting such recovery), to the Buyer promptly following receipt thereof.
(b)    With respect to matters as to which the Acquired Assets include rights under the Seller’s or its Affiliates’ insurance policies under Section 2.1(a)(vi)(B), upon the Buyer’s written request, from and after the Closing, the Seller shall and shall cause its Affiliates to make claims under such policies to the extent such coverage is available under such policies and any net insurance proceeds received with respect thereto shall be promptly delivered to the Buyer as provided therein. The Seller agrees to use its commercially reasonable efforts to pursue all such claims; provided that the Buyer shall reimburse the Seller for its out-of-pocket costs incurred in such pursuit; and provided further that the Buyer shall exclusively bear (and the Seller shall have no obligation to repay or reimburse the Buyer for) the amount of any deductibles associated with claims made under such policies. The Buyer and the Seller shall (at the Buyer’s sole expense) cooperate in connection with making any such claim and each shall provide the other with all reasonably requested information necessary to make such claim.
(c)    Notwithstanding the foregoing, nothing in this Section 6.8 will (i) obligate the Seller or any of its Affiliates to maintain any insurance policy in effect, (ii) restrict the Seller or any of its Affiliates from amending any insurance policy or (iii) obligate the Seller or any of its Affiliates to commence or maintain any Action against any insurance carrier or otherwise.
Section 6.9    Business Federal Contracts. The following provisions shall apply to Business Federal Contracts in lieu of Section 2.5:
(a)    Following the Closing, and in accordance with applicable Law, including the Federal Acquisition Regulation, Subpart 42.12, and applicable requirements of each Business Federal Contract, the Seller shall promptly (i) prepare and submit in writing a request to each responsible contracting officer or other responsible officer of the Governmental Entity party thereto or, for any Business Federal Contract of the type described in clause (b) or clause (c) of the definition of Federal Contract, of the counterparty thereto (each such counterparty or Governmental Entity, a “Counterparty”) to recognize the Buyer as the successor in interest to such Business Federal Contract, (ii) if required, enter into a novation agreement or, for Business Federal Contracts with a Counterparty other than the U.S. Government, an agreement of similar import (either, a “Novation Agreement”) in substantially the form contemplated by such regulations or other applicable Laws, and (iii) seek any consents required under any Business Federal Contract. In connection with the actual or requested assignment, transfer, or novation of any Business Federal Contract, the Buyer shall promptly prepare and provide to the Seller all documents and information within their care, custody or control required by applicable Law or reasonably requested by the Seller or a Counterparty. The Buyer shall promptly obtain all consents, approvals and waivers required to promptly process, enter into, and complete all such Novation Agreements, and to take all other actions reasonably necessary to execute and complete such Novation Agreements.
(b)    For any Business Federal Contract that requires consent to assign or novation and for which consent, novation or transition agreement is not received at or prior to the Closing, effective upon the Closing, the Buyer and the Seller shall enter into the subcontract agreement with commercially reasonable and customary terms for transactions of a similar nature (the “Subcontract Agreement”). In the event that any Governmental Entity affirmatively declines in writing to novate any such Business Federal Contract, the Seller, in accordance with the termination provisions of such Business Federal Contract, and so as not to cause an event of default or breach pursuant to such Business Federal Contract, shall provide prior written notice to the relevant Governmental Entity, informing such Governmental

Entity that the applicable Seller Entity wishes to discontinue performing thereunder, provided the Seller shall have provided the Buyer with prior written notice of its intent to issue a discontinuation notice to such Governmental Entity. The Seller shall cooperate reasonably, and at the Buyer’s expense, with any efforts by the Buyer to enter into a contract with such Governmental Entity. Should such proposed discontinuation be reasonably likely, or be indicated by the relevant Governmental Entity, to cause an event of default or breach pursuant to such Business Federal Contract, performance under such contract will continue under a subcontract agreement as permitted by the Governmental Entity until contract completion.
(c)    In connection with any negotiations or other discussions which take place in connection with any Business Federal Contracts for which novation is required by Law or by the responsible contracting officer, and which require the Seller to provide performance or payment guarantees pursuant to the Federal Acquisition Regulation, Sections 42.1204(i)(b)(8) and 42.1204(h)(3), the Buyer agrees to cooperate with the Seller’s commercially reasonable efforts to cause the applicable Governmental Entity to approve any novation, assignment, or transfer sought by Seller, and the Seller and the Buyer will agree to the novation terms and conditions as set forth in the Federal Acquisition Regulation 42.1204 for any Business Federal Contract. The Buyer will indemnify and hold harmless the Seller Entities to the full extent permitted by applicable Law from and against any Liabilities arising from, or in connection with, any guaranty provided by the Seller Entities in the Novation Agreement. At the request of the Seller, the Buyer shall provide the Seller or any of its Affiliates with letters of credit in an amount equal to the Seller’s and any of its Affiliates’ entire potential Liability in respect of any such guaranty.
(d)    The Buyer acknowledges that consents to assignment or novation of the Business Federal Contracts listed on Schedule 2.1(a)(iv), Schedule 2.1(b)(iii) or otherwise have not been as of the date hereof and may not be obtained, and that the Business Federal Contracts listed on Schedule 2.1(a)(iv), Schedule 2.1(b)(iii) or otherwise may be terminated by the Counterparty or approvals withheld by a Governmental Entity. Notwithstanding anything to the contrary in this Agreement, the Buyer agrees that neither the Seller nor any of its Affiliates shall have any liability whatsoever arising out of or relating to, and neither the Buyer nor any Buyer Indemnified Person shall be entitled to indemnification under Article X based on, the Seller’s or the Buyer’s inability to obtain any consents or approvals that may have been or may be required with respect to the Business Federal Contracts listed on Schedule 2.1(a)(iv), Schedule 2.1(b)(iii) or otherwise or otherwise in connection with the Transactions or any circumstance resulting therefrom (including the default under or acceleration or termination of any such contract as a result thereof, or because of any termination by the Counterparty thereto or approval withheld by a Governmental Entity) other than as a result of a breach of the representations contained in Section 3.3.
Section 6.10    No Additional Representations.
(a)    The Buyer acknowledges that it and the Buyer Representatives have been permitted full and complete access to the Acquired Assets and Assumed Liabilities that it and the Buyer Representatives have desired or requested to see or review, and that it and the Buyer Representatives have had full opportunity to meet with the Seller and the Seller Representatives to discuss the Business, the Acquired Assets and the Assumed Liabilities. The Buyer acknowledges that it and the Buyer Representatives have received or have had an opportunity to review prior to the date hereof all written materials which the Seller is required to deliver or make available, as the case may be, to the Buyer pursuant to this Agreement on or prior to the date hereof. Except as specifically and expressly provided in this Agreement, including Article III, the certificate delivered by the Seller pursuant to Section 8.2(d), the Local Agreements, the Bills of Sale and the IPALA, the Seller disclaims all representations and warranties, express or implied, regarding the Seller Entities, the Business, the Acquired Assets, the Assumed Liabilities or the accuracy or completeness of any information regarding any of the foregoing. The Buyer acknowledges and agrees (i) to such disclaimer and (ii) that, except as specifically and expressly provided in any of the foregoing, (A) neither the Seller nor any other Person has made any representation or warranty, express or implied, regarding the Seller Entities, the Acquired Assets, the

Assumed Liabilities or the accuracy or completeness of any information regarding any of the foregoing; (B) the Acquired Assets and the Assumed Liabilities are being transferred on an “as is, where is” basis “with all faults” except as may be set forth in this Agreement, including Article III; (C) neither the Seller nor any other Person makes any representations or warranties of any kind, express or implied, respecting the Acquired Assets or the Assumed Liabilities, including warranties of fitness for a particular use, warranties of merchantability, warranties of non-infringement and strict liability rights, all of which are hereby unconditionally and irrevocably waived by the Buyer; (D) the Buyer is not relying on any representation or warranty of any kind, express or implied, of the Seller or any other Person regarding the Business, the Acquired Assets, the Assumed Liabilities or the accuracy or completeness of any information regarding any of the foregoing; and (E) neither the Buyer nor any other Person will have any right or remedy arising out of any representation, warranty or statement.
(b)    The Seller acknowledges that it and the Seller Representatives have had full opportunity to meet with the Buyer and the Buyer Representatives to discuss the businesses of the Buyer. The Seller acknowledges that it and the Seller Representatives have received or have had an opportunity to review prior to the date hereof all written materials which the Buyer is required to deliver or make available, as the case may be, to the Seller pursuant to this Agreement on or prior to the date hereof. Except as specifically and expressly provided in this Agreement, including Article IV, the certificate delivered by the Buyer pursuant to Section 8.3(d), the Local Agreements, the Bills of Sale, and the IPALA, the Buyer disclaims all representations and warranties, express or implied, regarding the Shares and the businesses of the Buyer or the accuracy or completeness of any information regarding any of the foregoing. The Seller acknowledges and agrees (i) to such disclaimer and (ii) that, except as specifically and expressly provided in any of the foregoing, (A) neither the Buyer nor any other Person has made any representation or warranty, express or implied, regarding the Shares or the businesses of the Buyer or the accuracy or completeness of any information regarding any of the foregoing; (B) neither the Buyer nor any other Person makes any representations or warranties of any kind, express or implied, respecting the Shares, all of which are hereby unconditionally and irrevocably waived by the Seller; (C) the Seller is not relying on any representation or warranty of any kind, express or implied, of the Buyer or any other Person regarding the Shares or the businesses of the Buyer or the accuracy or completeness of any information regarding any of the foregoing; and (D) neither the Seller nor any other Person will have any right or remedy arising out of any representation, warranty or statement.
Section 6.11    Confidentiality.
(a)    Upon the Closing, the Confidentiality Agreement shall terminate (and the Parties shall take such actions as may be necessary to cause the Confidentiality Agreement to terminate) and be superseded by this Section 6.11 other than with respect to the Buyer’s and its Affiliates’ obligations of, and the Seller’s and its Affiliates’ rights to, confidentiality and non-use thereunder with respect to information (i) regarding (A) the Retained Businesses, (B) the Excluded Assets, or (C) the Excluded Liabilities or (ii) not related to the Acquired Assets, the Assumed Liabilities or the Business (all such information, the “Seller Confidential Information”). With respect to Seller Confidential Information, the Parties acknowledge and agree that, notwithstanding any provision in the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement shall continue to apply to such information, shall remain in effect for a period equal to seven (7) years after the Closing and are incorporated herein by reference. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall otherwise remain in full force and effect in accordance with its terms.
(b)    From the Closing Date and for a period of seven (7) years following the Closing Date, and except to the extent expressly provided or permitted otherwise in the Transaction Documents, the Seller agrees to, and to cause each of its Subsidiaries and its and its Subsidiaries’ respective officers, directors, employees and agents to, (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person, any confidential or proprietary information of the Seller or any of its Subsidiaries as of the Closing Date to the extent related to the Business and included in the Closing Acquired Assets, other than information that (A) was, is now, or becomes generally available to the public or the industry (other than by a breach of this Section 6.11), (B) is reasonably required in connection with the defense of litigation or claims and is not subject to a protective order or confidential treatment, provided that the Seller uses reasonable best efforts to keep the information confidential and provides notice to the Buyer that the information must be disclosed, and provided that if such litigation or claims are in connection with this Agreement or the Transactions, the Seller may publicly disclose such information with the consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (C) is permitted to be used, or the use of such information is necessary, in connection with performing any obligations under or as permitted by any of the Transaction Documents (provided, however, that this subclause (C) shall not permit the public disclosure of such information unless public disclosure is specifically permitted or contemplated by the Transaction Documents or consented to by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed)), or (D) is general knowledge, skills and experience in the unaided memories of the employees and agents of the Seller or its controlled Affiliates (such information, the “Buyer Confidential Information”). Notwithstanding the foregoing, the Seller and its Subsidiaries shall not be restricted from using Buyer Confidential Information that is also Seller Confidential Information in the Retained Businesses. If the Seller or any of its Subsidiaries shall be required by Law to divulge any Buyer Confidential Information, the Seller and its Subsidiaries, as applicable, shall (except as contemplated above in this Section 6.11(b)) provide the Buyer with prompt written notice of each request so that the Buyer may seek an appropriate protective order or other appropriate remedy, and the Seller and its controlled Affiliates shall cooperate with the Buyer to obtain a protective order or other remedy to maintain the confidentiality of such information; provided that, in the event that a protective order or other remedy is not obtained, the Seller and its Subsidiaries may furnish only that portion of such information which, upon the advice of counsel, the Seller and its Subsidiaries are legally compelled to disclose and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed. Nothing in this Section 6.11 prohibits the lawful reporting of waste, fraud or abuse related to the performance of a Federal Contract as provided by FAR 52.203-19 or the use or disclosure of any such information in connection with the preparation, use or disclosure of the Seller’s or any of its Affiliates’ financial statements.
Section 6.12    RTP Fab Transfer.
(a)    On (or, by mutual written agreement of the Parties, before) the second (2nd) anniversary of the Closing Date (subject to one or more extensions of up to an aggregate of twenty-four (24) months upon notice by the Seller to the Buyer not later than six (6) months prior to the then-applicable required RTP Fab Transfer Date), the Seller shall complete the RTP Fab Transfer. Not later than ninety (90) days prior to the RTP Fab Transfer Date, the Seller shall deliver to the Buyer the RTP Fab Transfer Notice, and no later than ten (10) days prior to the RTP Fab Transfer Date the Seller shall deliver to the Buyer a final form of the RTP Fab Bill of Sale and the RTP Fab Lease Agreement. Upon receipt of the RTP Fab Transfer Notice, the Parties shall reasonably cooperate with each other in connection with the RTP Fab Transfer, including (i) duly executing the RTP Fab Bill of Sale and the RTP Fab Lease Agreement following their delivery by the Seller, (ii) identifying, at least sixty (60) days prior to the proposed RTP Fab Transfer Date, the Business Employees at the RTP Fab to whom the Buyer intends to make offers of employment and otherwise complying with their obligations under Article VII, and (iii) taking all other actions reasonably requested by the Seller in connection with the foregoing.
(b)    From the Closing Date until the RTP Fab Transfer Date, the Seller will have sole discretion regarding the operation of the RTP Fab as set forth in the MSA and the RELA; provided, however, that without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall not:

(i)    permit or allow any of the RTP Fab Acquired Assets to be subjected to any Liens other than Permitted Liens or Liens that will be released on or prior to the RTP Fab Transfer Date;
(ii)    hire or engage any RTP Fab Business Employee whose base salary is at least $[***] annually or terminate the employment or engagement of any person (other than an RTP Fab Business Employee set forth on Schedule 7.1(a)(ii)) who, if employed or engaged on the date hereof, would constitute an RTP Fab Business Employee whose base salary is at least $[***] annually;
(iii)    enter into any Material Business Contract that would be assumed by the Buyer on the RTP Fab Transfer Date other (A) any Contract entered into in the Ordinary Course of Business, (B) any Contract with a total value of less than $[***] or (C) any Contract that is terminated at or prior to the RTP Fab Transfer Date or can be terminated without penalty upon sixty (60) days notice;
(iv)    engage in any other action (or fail to take any action) that, in the aggregate, will materially diminish the value of the RTP Fab Acquired Assets (it being acknowledged and agreed that the sale of Business Inventory and Business Products and the use of the RTP Fab Acquired Assets as contemplated by the MSA shall not constitute a breach of this clause (iv));
(v)    taken any action (other than as contemplated or required by this Agreement or any other Transaction Document) that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements or liability under, the WARN Act;
(vi)    except as otherwise required by Law, negotiate, enter into, amend or extend any Collective Bargaining Agreement; or
(vii)    except as required by Law, or as reasonably necessary to avoid a violation of Law, not transfer internally (including in response to a request for transfer by a RTP Fab Business Employee), or otherwise materially alter the duties and responsibilities of, any RTP Fab Business Employee in a manner that would affect whether such individual is or is not classified as an RTP Fab Business Employee, other than such actions that are taken in order to fill a vacancy in the Ordinary Course of Business.
(c)    The Seller shall use commercially reasonable efforts prior to the RTP Fab Transfer Date to cooperate with the Buyer, at the Buyer’s sole cost and expense, in the Buyer’s efforts to enter into a new Contract related to the Business with the counterparty to each RTP Fab Shared Contract on substantially the same terms as exist under such RTP Fab Shared Contract, in each case as of the RTP Fab Transfer Date (each, an “RTP Fab Replacement Contract”). Notwithstanding anything contained herein to the contrary, (i) the Seller shall not be required to pay compensation to any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to be secondarily liable or contingently liable under any Contract) to any third party in connection with the Seller’s obligations under this Section 6.12(c) and (ii) the completion of the RTP Fab Transfer shall not be conditioned upon or subject to the Buyer’s entry into any new RTP Fab Replacement Contract.
(d)    In the event that the RTP Fab Transfer has not occurred by the RTP Fab Transfer Outside Date (an “RTP Fab Transfer Failure”), the Seller agrees to deliver, or cause its applicable Affiliate to deliver, twenty-five percent (25%) of the Shares (the “Buyer Clawback Shares”) to the Buyer as liquidated damages for the failure of the RTP Fab Transfer to be completed (the “Buyer Share Clawback”). Notwithstanding the foregoing, the Buyer Share Clawback shall not occur, the Seller shall have no obligation to deliver the Buyer Clawback Shares to the Buyer, and the Buyer Clawback Shares shall remain the sole property of the Seller or its applicable Affiliate, if the RTP Fab Transfer Failure is attributable, in whole or in part, to any breach by the Buyer of its obligations in this Agreement or any other Transaction Document, including the Buyer’s failure to execute the RTP Fab Bill of Sale. The Parties acknowledge that the agreements contained in this Section 6.12(d) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. In particular, the Parties acknowledge and agree that the Buyer Share Clawback is not a penalty, but rather liquidated damages in a reasonable amount that will compensate the Buyer in the circumstances in which the Buyer Share Clawback is applicable for the Damages associated with the failure of the RTP Fab Transfer to occur by the RTP Fab Transfer Outside Date.
(e)    Until the RTP Fab Transfer Date, the Seller agrees that it will hold and will not, directly or indirectly, without the Buyer’s prior approval, sell, transfer or otherwise dispose of any Shares, or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares (any such transaction, a “Transfer”); provided that the foregoing shall not prohibit (i) the Seller from transferring any Shares to (A) any Affiliate of the Seller or (B) the Buyer; (ii) the disposition of Shares pursuant to (A) any merger, consolidation or similar transaction to which Buyer is a constituent corporation or (B) a bona fide tender offer or exchange offer made to all of the holders of Buyer Common Stock by a Person other than the Seller (or any of its Affiliates or any Person acting on behalf of or as part of a group or in concert with the Seller or any of its Affiliates). Notwithstanding the foregoing, any Shares transferred in accordance with (i) of the immediately preceding sentence will continue to be subject to the transfer restrictions set forth in this Agreement. Notwithstanding the foregoing, the transfer restrictions and the right to claw back shall automatically terminate and be of no further force or effect on the RTP Fab Transfer Date. For the avoidance of doubt, in no event shall the Buyer Share Clawback be triggered on more than one occasion, and in circumstances where the Buyer Share Clawback has been triggered, the Buyer Share Clawback shall be the sole and exclusive remedy of the Buyer and its Affiliates against the Seller and its Affiliates as a result of any failure to complete the RTP Fab Transfer by the RTP Fab Transfer Outside Date.
Section 6.13    RTP Fab Right of First Offer.
(a)    If at any time beginning on the date of the Closing and extending until the last day of the “Lease Term” (as defined in the RTP Fab Lease Agreement but excluding any extensions thereof and including any early termination of the Lease Term subject to the RTP Fab Lease Agreement) (such period, the “ROFO Period”), the Seller shall desire to sell the premises leased pursuant to the RTP Fab Lease Agreement (the “RTP Fab Leased Premises”), the Seller hereby grants to the Buyer a one-time right of first offer with respect to the RTP Fab Leased Premises such that the Seller shall first offer the RTP Fab Leased Premises to the Buyer (the “Right of First Offer”) by delivering to the Buyer a written notice specifying the purchase price and other substantive terms of such sale upon which the Seller desires to sell the RTP Fab Leased Premises (the “Sale Notice”). The Buyer shall confirm its interest in purchasing the RTP Fab Leased Premises by indicating in writing to the Seller its interest and desire to proceed with negotiations (the “Confirmation of Interest”). If the Buyer confirms its interest in purchasing the RTP Fab Leased Premises, for a period of [***] after the Buyer’s delivery to the Seller of the Confirmation of Interest, the Buyer and the Seller shall negotiate in good faith the terms and conditions of the sale as set forth in the Sale Notice and such other terms and conditions acceptable to the Buyer and the Seller. If the Buyer and the Seller do not execute and deliver a binding contract of sale for the RTP Fab Leased Premises by the expiration of such [***] negotiation period, then the Seller shall be free to sell the RTP Fab Leased Premises to any Person upon terms and conditions acceptable to the Seller without again offering the RTP Fab Leased Premises to the Buyer, provided that if during the [***] period after the Sale Notice the purchase price that the Seller is willing to agree to with a third party purchaser of the RTP Fab Leased Premises is less than [***]% of that set forth in the Sale Notice or on more materially favorable terms to such third party purchaser than what was contained in the Sale Notice, the Seller shall be required re-offer the RTP Fab Leased Premises to the Buyer by delivering a revised Sale Notice to the Buyer, upon delivery of which the Seller and the Buyer will be subject to the provisions of this Section 6.13(a) with respect to such revised Sale Notice. Should no binding agreement for the purchase and sale of the RTP Fab Leased Premises to the Buyer be signed by the parties within [***] after the initial Sale Notice, the Buyer shall be deemed to have refused the Seller’s offer for the Buyer to purchase the RTP Fab Leased Premises and the Right of First Offer shall become null and void without further right of the Buyer and the Seller shall have no further obligations to the Buyer under this Section 6.13.
(b)    Notwithstanding any provision of Section 6.13(a) to the contrary, the Right of First Offer will not apply to:
(i)    any sale or transfer of the RTP Fab Leased Premises to a partnership, corporation, limited liability company, trust or other legal entity in which the Seller or any of its Affiliates owns substantially all of the interests;
(ii)    any sale or transfer of the RTP Fab Leased Premises or any interest therein to any present or future Affiliate of the Seller or any transfer between any Seller Entity and any other Seller Entity or any of their respective Affiliates;
(iii)    any sale-leaseback transaction;
(iv)    any sale or other transfer effected exclusively for tax considerations or resulting from any corporate reorganization of the Seller so long as the ultimate beneficial ownership of such resulting entity does not change;
(v)    a portfolio sale which includes the RTP Fab Leased Premises and at least one (1) other real estate asset;
(vi)    any transfer to any mortgagee or hypothecary creditor or other secured lender as part of a foreclosure, deed-in lieu transaction or similar transaction; or
(vii)    any merger, consolidation, share exchange, business combination or other similar transaction or any sale, lease, transfer or other disposition of all or substantially all of the Seller’s direct or indirect assets which is not designed to restrict Buyer’s Right of First Offer.
(c)    This Right of First Offer is conditional upon the fulfillment of the following conditions: (i) the Buyer will not be at the relevant time in breach of its covenants under this Agreement in any material respect and such breach remains uncured for a period of thirty (30) days and (ii) the Buyer will not be at the relevant time in material default in the performance of its obligations under the RTP Fab Lease Agreement (including any payment default) after the expiration of all applicable notice and cure periods. In the event that any of such conditions are not satisfied at any time, the Right of First Offer to purchase will be deemed null and void and never to have existed and the Seller will have no obligation to the Buyer under the provisions of this Section 6.13 or of anything done in consequence or furtherance of such rights.
(d)    The Right of First Offer may not be sold, transferred, assigned or otherwise alienated to or inure to the benefit of anyone other than the Buyer or its Affiliates.
(e)    Notwithstanding anything to the contrary herein and for the avoidance of doubt, the Buyer’s rights under this Section 6.13 (including the Right of First Offer) shall terminate and be of no force or effect upon the expiration of the ROFO Period.

Section 6.14    8-K Financial Information. The Seller shall provide the Buyer the 8-K Financial Information prior to the Closing, unless the Buyer has waived the Closing condition set forth in Section 8.2(g). The Buyer hereby agrees to promptly reimburse the Seller for [***] of all the reasonable third-party expenses incurred by the Seller and its Affiliates in connection with the preparation, audit and review of the 8-K Financial Information, subject to a cap of $[***] on the Buyer’s portion of such expenses.
ARTICLE VII

EMPLOYMENT MATTERS
Section 7.1    Employment.
(a)    Subject to Section 7.8, (i) at least ten (10) Business Days prior to the Closing Date (or at any point prior to the Closing Date in the case of Closing Business Employees hired effective within the ten (10) Business Days preceding the Closing Date), the Buyer shall, or shall cause an Affiliate to, make an offer of employment to each Closing Business Employee (including each Closing Business Employees on Employee Leave), other than the Closing Business Employees who have already agreed to become employees of the Buyer upon the Closing or that are set forth in Schedule 7.1(a)(i) (which such Schedule 7.1(a)(i) may be updated by the Buyer no later than three (3) Business Days prior to the Closing Date solely to reflect any employees who were added to or removed from Schedule 1.1(a) by the Seller prior to the Closing), with such offers of employment to be effective immediately upon the applicable Employee Transfer Date, provided that any offer of employment to a Closing Business Employee who is not actively at work on the Closing Date due to being on Employee Leave shall be effective on the date following the Closing Date on which such Closing Business Employee returns to active employment, subject to the provisions set forth on Schedule 7.1(a), and (ii) following delivery of the RTP Fab Transfer Notice (A) at least sixty (60) days prior to the RTP Fab Transfer Date the Buyer shall deliver to the Seller a schedule of the RTP Fab Business Employees to whom the Buyer does not intend to make an offer of employment effective as of the RTP Fab Transfer Date and (B) at least ten (10) Business Days prior to the RTP Fab Transfer Date (or at any point prior to the RTP Fab Transfer Date in the case of RTP Fab Business Employees hired effective within the ten (10) Business Days preceding the RTP Fab Transfer Date), the Buyer shall, or shall cause an Affiliate to, make an offer of employment to each RTP Fab Business Employee (including each RTP Fab Business Employee on Employee Leave) other than the RTP Fab Business Employees set forth on the schedule delivered in accordance with Section 7.1(a)(ii)(A), with such offers of employment to be effective immediately upon the applicable Employee Transfer Date, provided that any offer of employment to an RTP Fab Business Employee who is not actively at work on the RTP Fab Transfer Date due to being on Employee Leave shall be effective on the date following the RTP Fab Transfer Date on which such RTP Fab Business Employee returns to active employment, subject to the provisions set forth on Schedule 7.1(a). Each such Closing Business Employee who accepts such offer of employment and becomes an employee of the Buyer, or one of its Affiliates, on the applicable Employee Transfer Date shall be referred to herein as a “Closing Transferred Employee,” and each such RTP Fab Business Employee who accepts such offer of employment and becomes an employer of the Buyer, or one of its Affiliates, on the applicable Employee Transfer Date shall be referred to herein as an “RTP Fab Transferred Employee.” The initial terms of employment or continued employment for each Transferred Employee shall, until the [***] anniversary of the applicable Employee Transfer Date (unless earlier terminated), be for Equivalent Employment and shall, in addition, provide an annual or other shorter-term cash bonus opportunity, and employee benefits (excluding any defined benefit pension plan, severance (except as otherwise set forth in Section 7.2), remote work stipend or similar benefit, equity or equity based incentive, transaction, change in control, retention, deferred compensation or retiree health and welfare benefits (collectively, the “Excluded Benefits”)) that are substantially similar in the aggregate to those provided by the Buyer or any of its Affiliates to similarly situated employees of the Buyer or any of its Affiliates. Subject to applicable Law, nothing herein shall require the Buyer or any Affiliate of the Buyer to maintain any particular terms or conditions of employment or any compensation or employee benefit arrangements for any Transferred Employee for any period of time following the Closing or the RTP Fab Transfer Date, as applicable, subject to the obligation of the Buyer to provide severance benefits under Section 7.2 and the obligation of the Buyer to comply with Section 7.7. Further, nothing herein shall be deemed to alter the at-will status of any Transferred Employee or create any right to employment or continued employment of any Transferred Employee with Buyer or any of its Affiliates.
(b)    Prior to the Closing or the RTP Fab Transfer Date, as applicable, the Seller shall provide the Buyer with access, upon reasonable notice and at mutually agreed times, to meet with the applicable Business Employees for the purpose of potentially making offers of employment or otherwise communicating with the Business Employees in connection with such offers of employment described in Section 7.1(a). Within a reasonable time prior to making offers of employment to the applicable Business Employees under this Section 7.1, the Buyer shall provide copies of such offer letters (or a copy of the form of such offer letter with a schedule showing the terms to be offered to each applicable Business Employee) for the Seller’s review, and the Buyer shall consider in good faith any reasonable comments by the Seller to such offer letters. For the avoidance of doubt, the Buyer shall be responsible for ensuring that the offer letters comply with the requirements of this Article VII regardless of any review by the Seller. The Parties further agree to coordinate in good faith with respect to the making of offers to the applicable Business Employees to minimize any disruption in the Business in connection with the employment offer process contemplated by this Section 7.1.
(c)    Effective as of the applicable Employee Transfer Date, the Seller shall terminate the employment of the Business Employees to whom Buyer offers employment in compliance with the requirements of this Section 7.1; subject to the provisions of Schedule 7.1(a) for Business Employees on Employee Leave. The Seller shall take, or shall cause to be taken, all actions required to (x) release or cause to be released each Transferred Employee, effective at or before such Transferred Employee’s Employee Transfer Date, from any Contract with, or other obligation to, any Seller Entity to the extent (and only to the extent) such Contract or obligation imposed by any Seller Entity limits or restricts such Transferred Employee from being employed by or providing services to the Buyer, or otherwise engaging in the Business on behalf of the Buyer and (y) to the extent permitted by Law or the applicable Contract, transfer and assign to the Buyer the right to enforce any confidentiality, non-disparagement, non-solicitation or similar Contract with any Transferred Employee with respect to the Business of the Buyer.
Section 7.2    Severance.
(a)    Subject to Section 7.1(a) and Section 7.2(b), during the applicable Post-Closing Protected Period, the Buyer shall, or shall cause an Affiliate to, provide any Transferred Employee located in the United States who experiences a termination of employment by or with the Buyer or its applicable Affiliate under circumstances that entitle or would have entitled such Transferred Employee to severance benefits under the applicable severance plan of the applicable Seller Entity effective immediately prior to the date hereof and set forth on Schedule 7.2 (each, a “Seller Severance Plan”) (such termination, a “Qualifying Termination”), with cash severance benefits no less favorable than those set forth in such applicable Seller Severance Plan that would apply in the event of a termination of employment “In Connection with a Change in Control” (as defined in the applicable Seller Severance Plan) (the “Specified Severance Benefits”), with all such cash severance benefits to be conditioned upon execution by such Transferred Employee of a valid release of claims for the benefit of the Seller and the Buyer (or an applicable Affiliate of the Buyer), on a form reasonably acceptable to the Seller and the Buyer. The Buyer shall provide the Seller with notice of all Qualifying Terminations and provide documentation of compliance with this Section 7.2, including copies of executed releases of claims, within sixty (60) days of each such Qualifying Termination. Notwithstanding anything to the contrary in this Agreement, the provision of severance benefits pursuant to this Section 7.2 shall exclude any entitlements or obligations to accelerate the vesting of any equity or equity-based awards of the Buyer then-held by the applicable Transferred Employee.
(b)    Notwithstanding anything to the contrary in Section 7.1(a), the Seller shall reimburse the Buyer and its Affiliates for the aggregate Specified Severance Benefits and the employer-portion of taxes associated therewith, payable to or for the benefit of any Transferred Employees (except for the employees set forth on Schedule 1.1(i)) who experience a Qualifying Termination during the first [***] of the applicable Post-Closing Protected Period (the “Seller-Covered Qualifying Termination Period” and a Qualifying Termination during the Seller-Covered Qualifying Termination Period, a “Seller-Covered Qualifying Termination”). In connection with the foregoing, (i) within thirty (30) days following the Seller-Covered Qualifying Termination Period, the Buyer shall provide to the Seller an invoice setting out the aggregate Specified Severance Benefits and the employer-portion of taxes associated therewith, payable as a result of all Seller-Covered Qualifying Terminations (the “Seller Reimbursement Amount”), and (ii) the Seller shall reimburse Buyer for the Seller Reimbursement Amount within forty-five (45) days following receipt of such invoice.
Section 7.3    Service Credit; Welfare Payments. From and after the applicable Employee Transfer Date, and where applicable with respect to any benefit plan or compensation arrangement of the Buyer or any Affiliate of the Buyer, with respect to each Transferred Employee, and without limiting the employment obligations or terms set forth in Section 7.1, (a) the Buyer shall recognize and honor, or cause to be recognized and honored, any service credit accrued or recognized by the Seller or any Affiliate thereof as of such date for purposes of determining eligibility and vesting, as well as for purposes of determining the amount of PTO to which a Transferred Employee is entitled (but not (i) to the extent such recognition may result in duplication of benefits or was not recognized by any Seller Benefit Plan or (ii) for purposes of determining the amount of benefits under any other benefit plan or compensation arrangement of the Buyer or any Affiliate of the Buyer, or (iii) in respect of any Excluded Benefits), to the extent that such credit would be recognized for participants generally under the analogous Buyer plan; (b) the Buyer shall recognize and honor, or cause to be recognized and honored, PTO that was accrued or recognized by the Seller or any Affiliate thereof as of such date with respect to such Transferred Employee (or, to the extent honoring such PTO in kind is limited or prohibited by Law after commercially reasonable accommodation by the Buyer or an Affiliate of the Buyer for employee consent or similar procedures, pay each affected Transferred Employee the accrued value of his or her accrued such PTO in cash); provided that in no event shall the Buyer be obligated to recognize or honor (or pay out, if required) under this Agreement more than [***] PTO hours per Transferred Employee, it being understood that if a Transferred Employee accrued more than [***] PTO hours as of the applicable Employee Transfer Date, such amount in excess of [***] hours shall be paid to the Transferred Employee by the Seller in connection with the Closing or the RTP Fab Transfer Date, as applicable, calculated based on the applicable Transferred Employee’s then-current annual base compensation; and (c) the Buyer shall use, or cause to be used, commercially reasonable efforts to cause the applicable group health plan maintained by the Buyer or an applicable Affiliate of the Buyer to recognize and credit amounts paid by such employees under an applicable Seller Benefit Plan towards satisfying deductible expense requirements and out-of-pocket expense limits during the portion of the calendar year prior to the applicable Employee Transfer Date, for purposes of an analogous welfare benefit plan maintained by the Buyer or any Affiliate of the Buyer in which an employee participates, as if such amounts had been paid in accordance with such Buyer plan for the same plan year; provided that the applicable plan administrator under each such Seller Benefit Plan shall have timely provided the Buyer with validated information that allows the Buyer to recognize and credit, or cause to be recognized and credited, such amounts with respect to each applicable group health plan maintained by the Buyer or its Affiliates. The Buyer and the Seller agree that, where applicable with respect to any medical or dental benefit plan of the Buyer or an Affiliate of the Buyer, the Buyer shall use, or cause to be used, commercially reasonable efforts to cause such Buyer plan to waive, with respect to each Transferred Employee, any pre-existing condition exclusion to the extent such exclusion was inapplicable, waived, or satisfied by such employee under the applicable Seller Benefit Plan prior to such employee’s Employee Transfer Date.
Section 7.4    COBRA. The Seller shall be responsible for providing continuation coverage and all related notices to any Business Employee (and their respective qualified beneficiaries) who experience a “qualifying event” under COBRA on or before the applicable Employee Transfer Date and to whom the Seller, (a) as of immediately prior to the applicable Employee Transfer Date, is providing COBRA coverage or (b) is under an obligation to provide such coverage at the election of such individual (or his or her qualified beneficiary) based on a termination of employment on or prior to the applicable Employee Transfer Date. For the avoidance of doubt, the Seller will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulations Section 54.4980B-9 in connection with the Transactions.
Section 7.5    401(k) Plan. With respect to each Transferred Employee who participates in the Wolfspeed, Inc. 401(k) plan (the “401(k) Plan”), the Buyer shall use commercially reasonable efforts to permit (or shall use commercially reasonable efforts to cause its Affiliates to permit), each such Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code including loans) in an amount equal to the full account balance (including loans) distributable to such Transferred Employee from the 401(k) Plan to a 401(k) plan of the Buyer or its Affiliates.
Section 7.6    Standard Procedure. With respect to Transferred Employees eligible to receive a Form W-2 and pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (a) the Buyer and the Seller shall report, or cause to be reported, on a predecessor/successor basis as set forth therein; (b) the Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees; and (c) the Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Transferred Employee is employed by the Buyer or an Affiliate of the Buyer, excluding the portion of such year that such Transferred Employee was employed by the Seller.
Section 7.7    WARN Act and Other Laws.
(a)    At the applicable Employee Transfer Date, the Seller will provide to the Buyer a list of the name and site of employment of any employees of the Seller Entities who have experienced or who, to the Knowledge of the Seller, will experience an employment loss or layoff (as defined in the WARN Act) within ninety (90) days prior to the applicable Employee Transfer Date and who are located at a site of employment where Transferred Employees will be located following the applicable Employee Transfer Date, along with the date of the employment loss or layoff.
(b)    The Buyer and the Seller shall comply, and cause their Affiliates to comply, in all material respects with all applicable Laws relating to the hiring of Business Employees by the Buyer or its Affiliates, including all applicable discrimination and leave Laws and all applicable international counterparts thereof. The Buyer shall provide, or cause to be provided, any required notice under, and otherwise comply with, the WARN Act with respect to employment losses of Transferred Employees that occur after the Closing Date; provided that the Seller shall be responsible for any such obligations or Liabilities under the WARN Act arising after the Closing Date to the extent resulting from any error or omission in the list provided by Seller pursuant to Section 7.7(a). In accordance with 29 U.S.C. 2101(b)(1), the Seller shall provide any required notice under, and otherwise comply with, the WARN Act with respect to employment losses of Business Employees (x) that occur on or prior to the Closing Date or (y) who do not become Transferred Employees pursuant to Section 7.1.

Section 7.8    International Employees.
(a)    Notwithstanding anything to the contrary in this Article VII, with respect to Business Employees residing in jurisdictions other than the United States (the “International Employees”), each Buyer shall, and shall cause its Affiliates to, comply with the terms and conditions set forth on Schedule 7.8 in addition to the other applicable terms and conditions of this Article VII (to the extent consistent with Schedule 7.8).
(b)    In the case of any International Employees who become Transferred Employees, each of the Buyer and its Affiliates shall comply with obligations or standards arising under applicable Laws or Contracts governing the terms and conditions of their employment or severance of employment in connection with the Transactions (including as set forth on Schedule 7.8) or otherwise to the extent any such obligations or standards require terms and conditions that exceed the otherwise applicable terms and conditions of this Article VII.
(c)    With respect to Transferred Employees residing in the United States, the Buyer shall, and shall cause its Affiliates to, (i) use commercially reasonable efforts as reasonably necessary to maintain the United States residency of any Transferred Employees who were employed by Seller under an H1-B visa immediately prior to the applicable Employee Transfer Date (the “Visa Sponsored Employees”)or (ii) assume all obligations, Liabilities and undertakings arising from or under attestations made in, each certified and still effective Labor Condition Application filed by the Seller, within the meaning of 20 C.F.R. Section 655.730(e), with respect to any such Visa Sponsored Employee who becomes an employee of any Buyer upon the applicable Employee Transfer Date.
Section 7.9    No Third-Party Beneficiaries. This Article VII shall be binding upon and inure solely to the benefit of the Buyer and the Seller, and nothing in this Article VII, expressed or implied, is intended or shall be construed to confer upon any other Person any rights or remedies of any nature whatsoever or to establish, terminate or constitute an amendment or modification of any compensation or benefit plan, agreement, policy or arrangement sponsored, maintained, contributed (or required to be contributed) to by any Seller Entity, the Buyer or any of their respective Affiliates (or an undertaking to amend any such plan). Without limiting the foregoing, no provision of this Article VII shall create any third-party beneficiary rights in any current or former employee, director or consultant of any Seller Entity or any of their respective Affiliates.
ARTICLE VIII

CONDITIONS TO THE CLOSING
Section 8.1    Conditions to the Obligations of Each Party. The respective obligations of each Party to complete and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by applicable Law), in writing, by mutual agreement of the Buyer and the Seller:
(a)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction prohibiting the completion of the Transactions shall be in effect, nor shall any Law or Order be in effect, that makes completion of the Transactions illegal (each, a “Closing Legal Impediment”).
(b)    Mandatory Regulatory Approval. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated (the “Mandatory Regulatory Approval”).

Section 8.2    Additional Conditions to the Obligations of the Buyer. The obligations of the Buyer to complete and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by applicable Law), in writing, by the Buyer:
(a)    Representations and Warranties. (i) The representations and warranties of the Seller set forth in Article III (other than the Seller Fundamental Representations) shall be true and correct (disregarding any Materiality Qualifiers) as of the Closing Date (or if such representations and warranties expressly relate to a specific date (other than the date of this Agreement), such representations and warranties shall be true and correct as of such date) except to the extent such failure or failures of the representations and warranties to be true and correct have not had a Seller Material Adverse Effect, and (ii) the Seller Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date);
(b)    Performance of Obligations. The Seller shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by the Seller as of or prior to the Closing under the terms of this Agreement;
(c)    No Seller Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any Seller Material Adverse Effect;
(d)    Certificate of the Seller. The Buyer shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of the Seller, in form and substance reasonably satisfactory to the Buyer, certifying fulfillment of the conditions set forth in Sections 8.2(a), (b) and (c);
(e)    IRS Tax Form. The Seller shall have delivered to the Buyer (i) a validly and properly executed IRS Form W-9, Request for Taxpayer Identification Number and Certification, with respect to each applicable Seller Entity that is a U.S. person for U.S. federal Income Tax purposes, certifying that such Seller Entity is a U.S. person; (ii) a valid and properly executed applicable IRS Form W-8 with respect to each Seller Entity that is not a U.S. person for U.S. federal Income Tax purposes; and (iii), as applicable, a valid and properly executed applicable withholding or other Tax form required by any non-U.S. jurisdiction with respect to each Seller Entity for purposes or reducing or eliminating any Tax withholding arising in connection with the acquisition of an Acquired Asset;
(f)    Transaction Documents. The Buyer shall have received each Transaction Document (other than the RTP Fab Bill of Sale and the RTP Fab Lease Agreement) duly executed by the applicable Seller Entity;
(g)    8-K Financial Information. The Seller shall have provided the 8-K Financial Information to the Buyer; and
(h)    Additional Deliveries. The additional deliveries set forth in Schedule 8.2(h) shall have been received by the Parties.
Section 8.3    Additional Conditions to the Obligations of the Seller. The obligations of the Seller to complete and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by applicable Law), in writing, by the Seller:

(a)    Representations and Warranties. (i) The representations and warranties of the Buyer set forth in Article IV shall be true and correct (disregarding any Materiality Qualifiers) as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) except to the extent such failure or failures of the representations and warranties to be true and correct has not had, in the aggregate, a Buyer Material Adverse Effect, and (ii) the Buyer Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date);
(b)    Performance of Obligations. The Buyer shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by the Buyer as of or prior to the Closing under the terms of this Agreement;
(c)    No Buyer Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any Buyer Material Adverse Effect;
(d)    Certificate of the Buyer. The Seller shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of the Buyer, in form and substance reasonably satisfactory to the Seller, certifying (i) the fulfillment of the conditions set forth in Sections 8.3(a), (b) and (c) and (ii) the solvency of the Buyer, including the accuracy, in all respects, as of the Closing Date and as of immediately following the Closing, of each of the representations and warranties set forth in Section 4.11;
(e)    Purchase Price. The Seller shall have received the Closing Payment and the Shares, including evidence, reasonably acceptable to the Seller, from the Buyer’s transfer agent that the Shares have been registered in book entry form in the name of the Seller as of the Closing Date; and
(f)    Transaction Documents. The Seller shall have received counterparts to the Transaction Documents (other than the RTP Fab Bill of Sale and the RTP Fab Lease Agreement) duly executed by the Buyer.
Section 8.4    Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was principally caused by such Party’s or its Affiliate’s failure to comply with or perform any of its covenants or agreements pursuant to the terms of this Agreement.
ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER
Section 9.1    Termination. At any time prior to the Closing, this Agreement may be terminated:
(a)    by the mutual written consent of the Buyer and the Seller;
(b)    by the Seller or the Buyer by written notice to the other Party if any Governmental Entity having competent jurisdiction has issued, enacted or promulgated (i) a final, non-appealable Order that permanently restrains, enjoins or otherwise prohibits the Transactions or (ii) any Law that is in effect and has the effect of making the Transactions illegal; provided that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such Order;

(c)    by the Seller or the Buyer by written notice to the other Party if the Closing shall not have occurred on or prior to six (6) months following the date hereof (as may be extended pursuant to this subsection (c), the “Outside Date”); provided that if on the initial Outside Date all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied or waived (which waiver may be solely for purposes of extending the Outside Date under this Section 9.1(c)), other than (i) the conditions that by their nature are to be satisfied by actions to be taken at Closing, each of which is then capable of being satisfied, (ii) obtaining the Mandatory Regulatory Approval, or (iii) the existence of a Closing Legal Impediment related to the Mandatory Regulatory Approval, the Seller shall be entitled, upon notice to the Buyer delivered no later than the second (2nd) day prior to the initial Outside Date, to extend the Outside Date for an additional three (3) months until May 22, 2024 (and if the Seller exercises such right, any prior notice by the Buyer purporting to terminate this Agreement pursuant to this Section 9.1(c) shall be null and void); provided further that, the applicable rights of termination under this Section 9.1(c) shall not be available to any Party whose failure to comply with its obligations under this Agreement, including a failure to comply with its obligations under Section 5.7, has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such then-applicable Outside Date;
(d)    by the Buyer, by written notice to the Seller, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Seller, which breach or failure to perform (i) would cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied and (ii) if capable of being cured, shall not have been cured or waived within forty-five (45) days following receipt by the Seller of written notice of such breach or failure to perform from the Buyer; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Buyer is in material breach of this Agreement;
(e)    by the Seller, by written notice to the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Buyer, which breach or failure to perform (i) would cause the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied and (ii) if capable of being cured, shall not have been cured or waived within forty-five (45) days following receipt by the Buyer of written notice of such breach or failure to perform from the Seller; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Seller is in material breach of this Agreement.
Section 9.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the Buyer or the Seller, as applicable, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, however, that notwithstanding anything in the foregoing to the contrary, (i) this Section 9.2 and Article XI shall survive any termination of this Agreement and (ii) no such termination shall relieve any Party of any Liability to any other Party resulting from any fraud or any material breach of this Agreement, in which case the non-breaching Party shall be entitled to sue for Damages. The Confidentiality Agreement shall survive and not be affected by a termination of this Agreement.
ARTICLE X

CERTAIN REMEDIES
Section 10.1    Indemnification of the Buyer Indemnified Persons by the Seller. From and after the Closing, in accordance with and as limited by this Article X, the Seller agrees to indemnify, defend and hold harmless the Buyer, its Affiliates, and the Buyer’s and the Buyer’s Affiliates’ directors, officers, managers, employees, successors, heirs, assigns, agents and representatives (each a “Buyer

Indemnified Person”) from and against and be liable for any and all Damages to the extent caused by or resulting from, or constituting, any of the following:
(a)    any breach or inaccuracy of any representation or warranty made by the Seller in Article III of this Agreement, the IPALA, the Local Agreements or the certificate delivered by the Seller pursuant to Section 8.2(d);
(b)    any breach or non-performance of any agreement, covenant or obligation to be performed by the Seller in this Agreement or the IPALA;
(c)    any Assumed Warranty Liabilities to the extent the Damages resulting therefrom exceed the Assumed Warranty Liabilities Reserve;
(d)    any Excluded Assets or Excluded Liabilities (subject to the provisions set forth in Schedule 10.1(d));
(e)    the matter set forth on Schedule 10.1(e) (subject to the provisions set forth in Schedule 10.1(e)); or
(f)    the matter set forth on Schedule 10.1(f).
Section 10.2    Indemnification of the Seller Indemnified Persons by the Buyer. From and after the Closing, in accordance with and as limited by this Article X, the Buyer agrees to indemnify, defend and hold harmless the Seller, its Affiliates, and its and their respective directors, officers, managers, employees, successors, heirs, assigns, agents and representatives (each a “Seller Indemnified Person”) from and against and be liable for any and all Damages to the extent caused by or resulting from, or constituting, any of the following:
(a)    any breach or inaccuracy of any representation or warranty made by the Buyer in Article IV of this Agreement, the IPALA or the certificate delivered by the Buyer pursuant to Section 8.3(d);
(b)    any breach or non-performance of any agreement, covenant or obligation to be performed by the Buyer in this Agreement, the Bills of Sale, the IPALA or the Local Agreements; or
(c)    the Business, any Acquired Assets or any Assumed Liabilities, provided that this clause (c) shall not limit recovery of any Buyer Indemnified Person under Section 10.1(a).
Section 10.3    Indemnification Procedure.
(a)    Notice of Claims. A Buyer Indemnified Person or Seller Indemnified Person claiming indemnification hereunder (a “Claiming Party”) shall give to the Seller for claims under Section 10.1 or to the Buyer for claims under Section 10.2 (as applicable, the “Responding Party”) prompt written notice (such notice, the “Claim Notice”) of any good faith claim for indemnification (including as a result of a Third Party Claim, a “Claim”), but in any event (i) prior to the expiration of the applicable time period for such Claim as provided in Section 10.4(a) and (ii) if such Claim relates to the assertion against the Claiming Party of any claim or dispute by a third party (a “Third Party Claim”), promptly after the assertion in writing by or on behalf of such third party of such Third Party Claim. Notwithstanding the foregoing, no defect or delay in the information provided in the Claim Notice in accordance with the terms hereof (other than the failure to give notice prior to the expiration of the applicable time period for such Claim, as specified in Section 10.4(a)) shall affect a Claiming Party’s rights hereunder unless (and then only to the extent that) the Responding Party is materially prejudiced thereby. The Claim Notice shall describe the nature of the Claim, the amount of Damages sought thereunder if then known, provision or provisions of this Agreement on which the Claim is based, and the Claiming Party shall otherwise make reasonably available to the Responding Party any other relevant information which is material to the Claim and which is in the possession of the Claiming Party. Unless the Claim described in the Claim Notice is contested by the Responding Party by written notice to the Claiming Party of the amount of the Claim that is contested, given within ten (10) days of the receipt of the Claim Notice (the “Dispute Notice”), the Claiming Party may recover such undisputed amount of the Claim described in the Claim Notice, if any, from the Responding Party, subject to the terms and limitations of this Article X. In the event the Responding Party timely delivers a Dispute Notice, (A) the Claiming Party shall have ten (10) days to respond thereto in a written statement and (B) the Claiming Party and the Responding Party shall attempt in good faith for ten (10) days after receipt the Responding Party’s receipt of a written response to resolve the objections set forth therein. If no settlement can be reached between the Claiming Party and the Responding Party with respect to a Claim after good faith negotiation during the ten (10)-day period after the Claiming Party’s receipt of the Dispute Notice, the Parties will no longer be bound by the dispute resolution procedures in this Section 10.3(a) and either Party may commence an Action to resolve such dispute. The Parties agree that all discussions, negotiations and other information exchanged between the Parties during the foregoing dispute resolution proceedings will be without prejudice to the legal position of a Party in any subsequent Action.
(b)    Third Party Claims. If any Claim is a Third Party Claim, the following provisions shall apply:
(i)    Within sixty (60) days after delivery of the Claim Notice, the Responding Party will, upon written notice thereof to the Claiming Party, have the right to assume control of the defense of the Third Party Claim at its sole cost and expense (except as otherwise provided in this Agreement) with counsel of the Responding Party’s choice reasonably satisfactory to the Claiming Party, subject to the following provisions:
(1)    The Responding Party must conduct the defense of the Third Party Claim actively and diligently and must keep the Claiming Party reasonably informed of the status of the Third Party Claim.
(2)    The Responding Party may not, except as set forth in Section 10.3(b)(iv) or Schedule 10.1(e), assume the control of the defense of any Third Party Claim in which equitable relief is sought against the Claiming Party or any of its Subsidiaries. The Claiming Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim and the Responding Party shall consider in good faith the views of the Claiming Party and its counsel.
(3)    In conducting the defense of the Third Party Claim, the Responding Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Claiming Party (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement involves only the payment of money damages by the Responding Party, does not impose an injunction or other equitable relief upon the Claiming Party, does not include any admission of wrongdoing on the part of the Claiming Party or its Affiliates and includes the giving by the claimant or plaintiff to the Claiming Party of a release from all Liability in respect of such Third Party Claim.
(4)    Without limiting the foregoing, the Seller shall not, and shall cause the other Seller Entities not to, without the prior written consent of the Buyer, enter into any settlement, consent to the entry of any judgment, or any other resolution with respect to any Third Party Claim relating to Intellectual Property (“Third Party Claim Disposition”), where such Third Party Claim Disposition involves the grant of license, grant of immunity, covenant not to sue, release, injunction or other rights to or encumbrance upon the Assigned Intellectual Property or Assigned Technology, except to the extent permitted in Schedule 10.1(d).
(ii)    In the event that the Responding Party does not elect (or is not permitted by the terms of this Agreement) to assume the defense of any Third Party Claim, the Claiming Party shall assume and conduct the defense of the Third Party Claim, provided that the Claiming Party must conduct the defense of the Third Party Claim actively and diligently and must keep the Responding Party reasonably informed of the status of the Third Party Claim. In conducting the defense of any Third Party Claim, the Claiming Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Responding Party (not to be unreasonably withheld, delayed or conditioned).
(iii)    Subject to the terms and limitations of this Article X, the indemnifiable fees and expenses of counsel to the Claiming Party incurred in connection with a Third Party Claim shall be considered Damages for purposes of this Agreement if (A) the Claiming Party controls the defense of such Third Party Claim pursuant to the terms of this Section 10.3(b) or (B) the Responding Party assumes control of such defense and the Claiming Party reasonably concludes upon advice of legal counsel that the Claiming Party and the Responding Party have material conflicting interests or material different defenses available with respect to such Third Party Claim.
(iv)    With respect to a Third Party Claim within the subject matter of Section 3.9, Section 2.4(l) or Section 10.1(d) brought no later than the [***] of the Closing Date in which equitable relief is sought against the Claiming Party or any of its Subsidiaries, the Responding Party shall, within thirty (30) days after delivery of the Claim Notice, notify the Claiming Party whether it intends to assume the defense of such Third Party Claim. If the Responding Party notifies the Claiming Party that it intends to assume the defense of such Third Party Claim, the Claiming Party shall, within ten (10) days of the receipt of such notice from the Responding Party, notify the Responding Party regarding whether the Claiming Party consents to the Responding Party’s assumption of the defense of such Third Party Claim, and a failure of the Claiming Party to respond within such period shall be deemed consent. Any such notice shall reference and include the language in this Section 10.3(b)(iv). If the Claiming Party consents to the Responding Party’s assumption of the defense of such Third Party Claim, the Responding Party shall assume the defense of such Third Party Claim subject to the rights and obligations set forth in this Agreement. If the Claiming Party does not consent to the Responding Party’s assumption of the defense of such Third Party Claim, the Responding Party shall be relieved of all Liability with respect to such Third Party Claim under this Article X and otherwise. If following the Responding Party’s assumption of the defense of such Claim the Claiming Party desires to assume the defense of such Claim in a circumstance other than as permitted under this Section 10.3, the Claiming Party shall have the right to do so, provided it notifies the Responding Party in writing of such election. If the Claiming Party assumes the defense of such Third Party Claim as described in the preceding sentence, the Responding Party shall be relieved of all Liability with respect to such Third Party Claim under this Article X and otherwise.
(c)    Cooperation. The Buyer and the Seller as the Responding Party or the Claiming Party, as applicable, shall reasonably cooperate with each other in the defense of any Third Party Claim hereunder and shall make available to the Party defending such Third Party Claim such materials and assistance relating thereto as is reasonably requested by such Party.

Section 10.4    Time for Claims.
(a)    No claim may be made or suit instituted seeking indemnification pursuant to Section 10.1(a) or Section 10.2(a) unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Claiming Party and in compliance with Section 10.3 is provided to the Responding Party:
(i)    In the case of the representations and warranties of the Seller set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority), Section 3.8(a) (Title to Property) and Section 3.16 (Brokers’ and Finders’ Fees) (collectively, the “Seller Fundamental Representations”), within [***] of the Closing, and in the case of the representations and warranties set forth in Section 3.11 (Taxes), within [***] after the applicable statute of limitations has expired.
(ii)    In the case of the representations and warranties of the Buyer set forth in Section 4.1 (Organization, Standing and Power), Section 4.3 (Authority) and Section 4.13 (Brokers’ and Finders’ Fees) (collectively, the “Buyer Fundamental Representations”), within [***] of the Closing.
(iii)    In the case of the representations and warranties not otherwise set forth in Section 10.4(a)(i) or Section 10.4(a)(ii) (collectively, the “Non-Fundamental Representations”) made by either Party contained in this Agreement, the certificates delivered pursuant to Section 8.2(d) or 8.3(d), the Bills of Sale or the IPALA, within [***] of the Closing, except that in the case of the representations and warranties of the Seller set forth in Section 3.9 (Intellectual Property), the time period shall be [***] following the Closing; provided, however, that for the Seller’s Non-Fundamental Representations with respect to the RTP Fab Acquired Assets and RTP Fab Assumed Liabilities that are made as of the RTP Fab Transfer Date the relevant time period shall be [***] following the RTP Fab Transfer Date.
(b)    No Claim for indemnification under Section 10.1(b) or Section 10.2(b) based upon any breach of a covenant or agreement in this Agreement to be performed or complied with before or at the Closing may be made or asserted by any Person, and no obligation to indemnify, defend or hold harmless in respect thereof shall exist, unless written notice thereof is provided in accordance with the terms hereof within [***] of the Closing Date.
(c)    For the avoidance of doubt, the limitations of this Section 10.4 only apply to Section 10.1(a), Section 10.2(a), Section 10.1(b) and Section 10.2(b) and not the other indemnification obligations set forth in Section 10.1 or Section 10.2.
(d)    Survival of Claims until Final Determination. No Claim for indemnification in respect of Damages arising in connection with this Agreement may be made or asserted by any Person, and no obligation to indemnify, defend or hold harmless in respect thereof shall exist, unless written notice of such Claim shall have been given as provided in this Article X on or prior to the last day of the period specified herein relating to the provision(s) of this Agreement on which such Claim is based. For each Claim for indemnification hereunder regarding a representation, warranty, covenant or agreement that is properly made in writing in accordance with the terms hereof before the expiration of such representation, warranty, covenant or agreement, the representation, warranty, covenant or agreement that is the basis for such Claim shall survive until, but only for the purpose of, the final determination and satisfaction of such Claim.
Section 10.5    Limitations.

(a)    Threshold on Indemnification.
(i)    The Buyer Indemnified Persons shall not be entitled to indemnification under Section 10.1(a) with respect to the Seller’s Non-Fundamental Representations and Section 10.1(a) (A) unless and until the aggregate amount of all indemnifiable Damages suffered or incurred by all Buyer Indemnified Persons under Section 10.1(a) with respect to the Seller’s Non-Fundamental Representations exceeds $[***] (the “Deductible”) (in which case the Seller will be obligated to indemnify the Buyer only for such Damages in excess of the Deductible) and (B) for any Claim, unless and until such Buyer Indemnified Persons have suffered or incurred aggregate indemnifiable Damages arising out of such Claim or series of related Claims under Section 10.1(a) with respect to the Seller’s Non-Fundamental Representations in excess of $[***] (the “Eligible Claims Threshold”) (provided that any such Claim or series of related Claims not exceeding such amount shall not count towards the Deductible and shall not be indemnifiable hereunder). Notwithstanding the foregoing, the limitations set forth in this Section 10.5(a)(i) shall not apply with respect to the Seller Fundamental Representations or with respect to the Seller’s Fraud.
(ii)    The Seller Indemnified Persons shall not be entitled to indemnification under Section 10.2(a) with respect to the Buyer’s Non-Fundamental Representations (A) unless and until the aggregate amount of all indemnifiable Damages suffered or incurred by all Seller Indemnified Persons under Section 10.2(a) with respect to the Buyer’s Non-Fundamental Representations exceeds the Deductible (in which case the Buyer will be obligated only for [***]) and (B) for any Claim, unless and until such Seller Indemnified Persons have suffered or incurred aggregate indemnifiable Damages arising out of such Claim or series of related Claims under Section 10.2(a) with respect to the Buyer’s Non-Fundamental Representations in excess of the Eligible Claims Threshold (provided that any such Claim or series of related Claims not exceeding such amount shall not count towards the Deductible and shall not be indemnifiable hereunder). Notwithstanding the foregoing, the limitations set forth in this Section 10.5(a)(ii) shall not apply with respect to the Buyer Fundamental Representations or with respect to the Buyer’s Fraud.
(b)    Cap on Indemnification.
(i)    The Seller’s Liabilities:
(1)    The Seller’s aggregate Liability under Section 10.1(a) will not exceed $[***] (the “Cap”). Notwithstanding the foregoing, the limitation set forth in this Section 10.5(b)(i)(1) shall not apply with respect to the Seller Fundamental Representations.
(2)    The Seller’s aggregate Liability under Section 10.1(a) through Section 10.1(f) (inclusive) shall not exceed the Cash Purchase Price actually received by the Seller.
(3)    Notwithstanding the foregoing, the limitations set forth in this Section 10.5(b)(i) shall not apply with respect to Fraud by or on behalf of the Seller.
(ii)    The Buyer’s Liabilities:
(1)    The Buyer’s aggregate Liability under Section 10.2(a) will not exceed the Cap. Notwithstanding the foregoing, the limitations set forth in this Section 10.5(b)(ii)(1) shall not apply with respect to the Buyer Fundamental Representations.
(2)    The Buyer’s aggregate Liability under Section 10.2(a) through Section 10.2(b) (inclusive) shall not exceed the Cash Purchase Price actually received by the Seller.

(3)    Notwithstanding the foregoing, the limitations set forth in this Section 10.5(b)(ii) shall not apply with respect to Fraud by or on behalf of the Buyer or any failure by the Buyer to pay the Purchase Price in full.
(c)    Damages Net of Insurance and other Third Party Recovery; Effect on Insurance and other Third Party Recovery. The indemnities provided for in this Article X are not intended and shall not be deemed to limit, condition, reduce or supplant the primary availability of any insurance or third-party coverage or indemnification that would be available to the Claiming Party in the absence of such indemnities. For all purposes of this Article X, “Damages” shall be calculated net of the amount of any insurance or third-party indemnification or other reimbursement or coverage actually received by the applicable Claiming Party (or any Affiliate thereof) from insurance policies or third parties in connection with such Damages, net of all applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto, and all reasonable fees, costs and expenses incurred in connection with the collection of any such proceeds. The applicable Claiming Party will (and will cause any Affiliate thereof to) use commercially reasonable efforts to obtain such insurance proceeds or third party-indemnification or other coverage; provided that the Claiming Party shall not be obligated to commence any Action with respect thereto. If a Claiming Party (or any Affiliate thereof) receives an amount under insurance or third-party indemnification or other reimbursement or coverage with respect to Damages at any time subsequent to any indemnification provided by a Responding Party, then such Claiming Party shall promptly reimburse the Responding Party for any such payment made up to such amount received by the Claiming Party (and any Affiliate thereof) (net of applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto, and all reasonable fees, costs and expenses incurred in connection with the collection of any such proceeds).
(d)    Working Capital Matters; Mitigation. No Buyer Indemnified Person shall be entitled to indemnification for any Damages to the extent that a specific amount relating to the matter giving rise to such Damages was taken into account as a liability for purposes of calculating the Adjustment Amount; provided, however, that this Section 10.5(d) shall not limit the amount to which any Buyer Indemnified Person would otherwise be entitled to indemnification for any Damages in excess of such amount taken into account for purposes of calculating the Adjustment Amount. A Claiming Party shall, and shall cause its Affiliates to, take reasonable steps to the extent required under applicable Law to mitigate any Damage upon becoming aware of any event which would reasonably be expected to, or does, give rise to such Damages.
(e)    Setoff; Payments by the Seller. Neither the Buyer nor the Seller shall have any right to set off any amounts owed to a Buyer Indemnified Person or a Seller Indemnified Person, respectively, under this Article X against any payments to be made by either of them or their respective Affiliates under any other provisions of this Agreement or any other Transaction Document.
(f)    Assumed Warranty Liabilities. Any claims by the Buyer Indemnified Persons with respect to the Assumed Warranty Liabilities shall, in addition to the procedures set forth in this Article X, be subject to the procedures set forth in Schedule 10.5(f).
(g)    Specific Indemnity Matters. Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Persons’ sole and exclusive remedy in connection with Damages within the subject matter of Section 2.4(l) shall be pursuant to Section 10.1(d).
Section 10.6    Exclusive Remedies. Except as expressly set forth in Section 2.5(c) and Section 6.4, and excluding any remedy or claim with respect to Fraud, the Parties each acknowledge and agree (on behalf of themselves and their respective Affiliates) that from and after the Closing the indemnification provisions set forth in this Article X shall be the sole and exclusive remedy of the Buyer

Indemnified Persons and Seller Indemnified Persons with respect to any and all claims or disputes, whether in contract, tort, law, equity or otherwise, relating to the subject matter of this Agreement (including the certificates delivered pursuant to Section 8.2(d) and Section 8.3(d)), the Bills of Sale or the IPALA. Notwithstanding anything to the contrary in the foregoing, and without limiting the Buyer Indemnified Persons’ and the Seller Indemnified Persons’ rights to indemnification under Section 10.1 and Section 10.2, respectively, nothing contained in this Section 10.6 shall limit (a) any rights or remedies arising out of or related to any Transaction Document other than those expressly set forth in the first sentence of this Section 10.6 or (b) any equitable remedies, including those described in Section 11.8. In no event shall the Buyer, its successors or its permitted assigns be entitled to claim or seek rescission of the Transactions.
Section 10.7    Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Cash Purchase Price for all Tax purposes.
Section 10.8    Materiality; Investigation.
(a)    Materiality. For purposes of determining the amount of any Damages arising out of, relating to or resulting from any breach of or inaccuracy in any representation or warranty made in this Agreement and for purposes of determining whether or not such breach or inaccuracy has occurred, such representations and warranties shall be considered without giving effect to any limitation or qualification as to “material”, “materially”, “in all material respects”, “Seller Material Adverse Effect”. “Buyer Material Adverse Effect” or any other derivation of the word “material”, in any case, other than with respect to the use of the word “material” in the term “Material Contract” itself.
(b)    Investigation. Notwithstanding Section 6.10, the right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement set forth in this Agreement.
ARTICLE XI

GENERAL PROVISIONS
Section 11.1    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (c) if sent by email (with confirmation of delivery), on the date sent to such recipient if sent during the normal business hours of the recipient, and on the next Business Day if sent after the normal business hours of the recipient, and (d) if otherwise actually personally delivered during normal business hours of the recipient during a Business Day, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as the applicable Party shall provide by like notice to the other Parties:
(a)    if to the Buyer, to:
MACOM Technology Solutions Holdings, Inc.
100 Chelmsford Street
Lowell, Massachusetts 01851
Email: [***]

Attention: General Counsel
with a copy to (not constituting notice):
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Email: marko.zatylny@ropesgray.com
Attention: Marko Zatylny
(b)    if to the Seller, to:
Wolfspeed, Inc.
4600 Silicon Dr.
Durham, North Carolina 27703
Email: [***]
Attention: Bradley D. Kohn, General Counsel and Corporate Secretary
with a copy to (not constituting notice):
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Email: groach@smithlaw.com
Attention: Gerald F. Roach
Section 11.2    Counterparts. This Agreement, and any amendments hereto, may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile transmission or other electronic means (e.g., PDF or DocuSign) shall be binding for all purposes hereof.
Section 11.3    Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. No Party may assign its rights or delegate its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Parties, and any attempted assignment in violation of this Section 11.3 shall be null and void. Notwithstanding the preceding sentence, the Buyer may, without the prior written consent of the Seller, assign its rights under this Agreement, in whole or in part, to one or more of its Subsidiaries; provided, however, that no such assignment shall relieve the Buyer of its obligations hereunder. This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the Parties and their respective successors, heirs, legal representatives and permitted assigns. Except as set forth in Article X, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.4    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Except as provided in Section 6.1, the Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 11.5    Amendment; Waiver. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or any consent to any departure by the Parties from any provision hereof, shall in any event be effective unless the same shall be in writing and signed by each of the Parties (or by the Party providing the waiver, in the case of a waiver), and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
Section 11.6    Governing Law; Consent to Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if such court shall not have jurisdiction, any state or federal court sitting in Delaware), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and waives any objection to venue laid therein. Process in any Action referred to in the preceding sentence may be served on any Party anywhere in the world using any of the means described in Section 11.1, which the Parties agree shall constitute effective service of process. The Parties expressly disclaim the application of the United Nations Convention on Contracts for the International Sale of Goods.
Section 11.7    Expenses. Except as otherwise expressly provided for in this Agreement or any of the other Transaction Documents, whether or not the Transactions are completed, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the Transactions (including reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”) shall be paid by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination.
Section 11.8    Equitable Remedies.
(a)    Unless otherwise provided in this Agreement (including Section 10.6), the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that the Parties may otherwise have at law or in equity.
(b)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary Damages. Except as otherwise set forth in this Section 11.8, including the limitations set forth herein, the Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 9.1, the Buyer, on the one hand, and the Seller, on the other hand, shall, in the event of any breach or threatened breach by the Seller, on the one hand, or the Buyer, on the other hand, of any of their respective covenants or agreements set forth in this Agreement, be entitled to obtain equitable relief, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other Party, and to specifically enforce the terms and provisions of this Agreement, or to enforce compliance with the covenants and agreements of the other Party under this Agreement. The Parties have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 11.8.
(c)    Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance when available pursuant to the terms of this Agreement to prevent or restrain breaches of this Agreement by such Party (other than challenging the existence of a breach or threatened breach), and to specifically enforce the terms and provisions of this Agreement, or to enforce compliance with the covenants and agreements of such Party under this Agreement. A Party seeking an injunction or other Order or to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or other Order. Each Party further agrees that (i) by seeking the remedies provided for in this Section 11.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, and (ii) nothing set forth in this Section 11.8 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.8 prior or as a condition to exercising any termination right under Article IX, nor shall the commencement of any Action pursuant to this Section 11.8 or anything set forth in this Section 11.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 11.9    Currency. Whenever any payment hereunder is to be paid in “cash,” payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).
Section 11.10    Local Agreements.
(a)    The Parties do not intend this Agreement to transfer title to any Acquired Assets or to cause the assumption of any Assumed Liabilities in any jurisdiction in which such transfer or assumption is required to be made pursuant to a Local Agreement, and any such Acquired Assets and Assumed Liabilities, as applicable, shall only be transferred by the applicable Local Agreement. The Local Agreements shall not provide for any additional rights or obligations of the Seller Entities, on the one hand, or the Buyer, on the other hand, not provided for in this Agreement. The Seller and the Buyer shall reasonably cooperate in the preparation of such Local Agreements, which shall be prepared in a manner consistent in all respects with the terms of this Agreement with only such changes as necessary to comply with applicable Law of such foreign jurisdictions.
(b)    To the extent that the provisions of a Local Agreement are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:
(i)    the provisions of this Agreement shall prevail; and

(ii)    so far as permissible under applicable Law of the relevant jurisdiction, the Seller and the Buyer shall cause the provisions of the relevant Local Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Buyer and the Seller have executed and delivered this Asset Purchase Agreement as of the date first written above.

BUYER:
MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Buyer and the Seller have executed and delivered this Asset Purchase Agreement as of the date first written above.

SELLER:
WOLFSPEED, INC.
By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]